UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Soliciting Material under §240.14a-12

CARDINAL HEALTH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022

Proxy Statement

Notice of Annual Meeting of Shareholders

CardinalHealth

Essential to care™

TABLE OF CONTENTS

LETTER TO CARDINAL HEALTH SHAREHOLDERS	3
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS	5
PROXY SUMMARY	6
ABOUT US	6
FISCAL 2022 PERFORMANCE	6
CEO TRANSITION	7
AGREEMENT WITH ELLIOTT	7
OUR 2022 BOARD NOMINEES	8
GOVERNANCE AND BOARD HIGHLIGHTS	9
ADDRESSING THE OPIOID EPIDEMIC	9
APPROACH TO ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (“ESG”)	11
VIRTUAL ANNUAL MEETING	13
ROADMAP TO VOTING MATTERS	13
HOW TO VOTE IN ADVANCE OF THE ANNUAL MEETING	13
CORPORATE GOVERNANCE	14
PROPOSAL 1 — ELECTION OF DIRECTORS	14
BOARD MEMBERSHIP CRITERIA: WHAT WE LOOK FOR	14
OUR DIRECTOR NOMINEES	15
OUR BOARD’S COMPOSITION AND STRUCTURE	23
OUR BOARD’S PRIMARY ROLE AND RESPONSIBILITIES AND PROCESSES	28
STANDARDS OF BUSINESS CONDUCT	33
RELATED PERSON TRANSACTIONS POLICY AND PROCESS	33
SHAREHOLDER ENGAGEMENT	34
DIRECTOR COMPENSATION	36
AUDIT COMMITTEE MATTERS	38
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR	38
AUDIT COMMITTEE REPORT	38
FEES PAID TO ERNST & YOUNG LLP	39
POLICY ON PRE-APPROVAL OF SERVICES PROVIDED BY ERNST & YOUNG LLP	39
EXECUTIVE COMPENSATION	40
PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	41
COMPENSATION DISCUSSION AND ANALYSIS	42
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT	57
EXECUTIVE COMPENSATION TABLES	57
PAY RATIO DISCLOSURE	70
EQUITY COMPENSATION PLAN INFORMATION	70
SHARE OWNERSHIP INFORMATION	71
BENEFICIAL OWNERSHIP	71
DELINQUENT SECTION 16(a) REPORTS	72
OTHER MATTERS	73
GENERAL INFORMATION ABOUT THE ANNUAL MEETING	73
COMMUNICATING WITH THE BOARD	75
SHAREHOLDER RECOMMENDATIONS FOR DIRECTOR NOMINEES	75
SUBMITTING PROXY PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS	76
CORPORATE GOVERNANCE DOCUMENTS	77
TRANSFER AGENT	77
ANNEX A: USE OF NON-GAAP FINANCIAL MEASURES	A-1
EXCLUSIONS FROM NON-GAAP FINANCIAL MEASURES	A-1
FISCAL 2022 GAAP TO NON-GAAP RECONCILIATIONS	A-2
DEFINITIONS	A-3

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LETTER TO CARDINAL HEALTH SHAREHOLDERS

GREGORY B. KENNY Chairman of the Board September 28, 2022

Over the past year, the Board and management have remained focused on disciplined execution of our strategic priorities to drive long-term value in the face of global economic headwinds. Although performance fell short of our stated goals, the company demonstrated resilience in the face of unprecedented inflation and supply chain constraints and laid the groundwork for a clear path forward.

In August, we announced that Jason Hollar would become our next Chief Executive Officer, effective September 1. Jason served as our Chief Financial Officer beginning in May 2020 and brings a wealth of experience, including expertise in leading in dynamic and challenging environments. We look forward to leveraging Jason’s experience and are confident in his ability to lead Cardinal Health on a path to long-term growth. We are grateful for all that Mike Kaufmann contributed to our company over his nearly 32 years of service.

In September, Cardinal Health entered into a cooperation agreement with Elliott Associates, L.P. and Elliott International, L.P. that included the addition of four new members to our Board and the formation of a new Business Review Committee to review the company’s business, operations, and capital allocation policy. Cardinal Health and Elliott are aligned in our objective to create value for all shareholders, and I am pleased to welcome the new members to our Board who bring considerable experience and skills in areas like healthcare and technology.

In addition, Dean Scarborough and John Weiland will be leaving the Board following the annual meeting of shareholders. On behalf of the Board, I would like to thank Dean and John for their valuable contributions.

These changes will bring the total number of directors to thirteen, twelve of whom are independent and eight of whom are gender or racially or ethnically diverse.

FISCAL 2022 PERFORMANCE

In fiscal 2022, we grew revenue and operating cash flow, and continued to streamline our cost structure, once again surpassing our enterprise cost savings target. Fiscal year 2022 revenue was $181.4 billion, a 12% increase from the prior fiscal year, and we returned $1.6 billion to our shareholders through share repurchases and dividends. While our Pharmaceutical segment profit grew 5%, our Medical segment faced challenges primarily due to inflationary impacts and global supply chain constraints. Following the fiscal year-end, we announced a detailed Medical Improvement Plan that targets Medical segment profit of at least $650 million by fiscal 2025.

+12%
REVENUE GROWTH IN FY 2022 VS FY 2021
+29%
OPERATING CASH FLOW GROWTH FY 2022 VS FY 2021

CardinalHealth / 2022 PROXY STATEMENT	3

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FINALIZING THE NATIONAL OPIOID SETTLEMENT

In February, we announced that we and the two other national distributors would proceed with a comprehensive agreement to settle the vast majority of opioid-related lawsuits filed by state and local government entities. This is a significant achievement and will provide meaningful relief to communities across the United States impacted by the opioid epidemic. Following these developments, we recently made the decision to wind down the Board’s Ad Hoc Committee assisting the Board in its oversight of opioid-related matters. The Ad Hoc Committee will meet again in November and will then transition its responsibilities, including overseeing compliance with the national settlement, to the Board’s Risk Oversight Committee.

OPERATING SUSTAINABLY

In recognition of the Board’s increasing focus on oversight of sustainability matters, we updated the Nominating and Governance Committee’s Charter in May to formalize its oversight of environmental, social, and governance (ESG) activities, policy, strategy, and reporting and disclosure practices and renamed the committee the Governance and Sustainability Committee.

Last August, we announced a comprehensive talent strategy to increase representation of diverse employees at the manager level and above by 2030. This strategy is aimed at increasing the company’s leadership representation of women globally and African American and Black and other ethnically diverse employees in the United States. To ensure these important strategic efforts are closely aligned to our management incentive structure, the Board’s Human Resources and Compensation Committee approved expanding diversity, equity, and inclusion (DE&I) metrics in the company’s fiscal 2022 annual and long-term incentive programs.

Last September, we announced a goal to reduce our Scope 1 and 2 greenhouse gas (GHG) emissions by 50% by fiscal 2030, compared to a fiscal 2019 base year. We plan to set a science-based target for GHG emission reductions and are assessing our Scope 3 supply chain emissions to set a Scope 3 reduction goal.

SHAREHOLDER ENGAGEMENT

During the past year, our Board and management team continued its long-standing and robust shareholder engagement program. Over the course of the year, the company contacted shareholders representing 61% of our outstanding shares and met with shareholders representing 36% of outstanding shares. Along with our Human Resource and Compensation Committee Chair Carrie Cox, I participated in meetings with shareholders representing 23% of outstanding shares. In those meetings, we discussed updates on board composition, the national opioid settlement, our executive compensation practices, and our increased prioritization of ESG matters, including DE&I. These are important conversations, and we greatly value the insights our shareholders provide.

LOOKING FORWARD

Our success would not be possible without the commitment of our more than 46,500 employees. Throughout the challenges of this past year, our employees remained focused on our mission to improve the lives of people every day. They continued to deliver for our customers, and they are foundational to our success.

On behalf of our Board, I thank you for your share ownership and for your continued support of Cardinal Health. With a new Chief Executive Officer and a clear path forward that has the full confidence of the Board, we look forward to working with you and all our partners to ensure that Cardinal Health continues to perform our essential role in healthcare.

Sincerely,

Gregory B. Kenny
Chairman of the Board

CardinalHealth / 2022 PROXY STATEMENT	4

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NOTICE

OF ANNUAL MEETING

OF SHAREHOLDERS

September 28 , 2022
WEDNESDAY, NOVEMBER 9, 2022 8:00 a.m. Eastern Time Virtual Meeting www.virtualshareholdermeeting.com/CAH2022

This year’s annual meeting of shareholders (the “Annual Meeting”) will be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2022. We aim to offer shareholders rights and participation opportunities during the virtual meeting that are comparable to those at an in-person annual meeting of shareholders.

VIRTUAL MEETING

The Annual Meeting is a virtual shareholder meeting at
www.virtualshareholdermeeting.com/CAH2022.

RECORD DATE

September 20, 2022. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

PROXY VOTING

Please vote your shares promptly to ensure the presence of a quorum during the Annual Meeting. Voting your shares now via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction form will save the expense of additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope with postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option. We are requesting your vote to:

ITEMS OF BUSINESS

VOTE IN ADVANCE OF THE MEETING IN ONE OF FOUR WAYS:
INTERNET Visit 24/7 www.proxyvote.com
BY TELEPHONE Call the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada
BY MAIL Mark, sign, and date proxy card and return by mail in enclosed postage-paid envelope
Virtual Meeting See page 73 for instructions on how to attend
Please refer to the enclosed proxy materials or the information forwarded by your bank, broker, or other holder of record to see which voting methods are available to you.
(1)

Elect the 13 director nominees named in the proxy statement;

(2)

Ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2023;

(3)

Approve, on a non-binding advisory basis, the compensation of our named executive officers; and

(4)

Transact such other business as may properly come before the meeting or any adjournment or postponement.

MEETING DETAILS See “Proxy Summary” and “Other Matters” for details.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on November 9, 2022: The Notice of Annual Meeting of Shareholders, the accompanying proxy statement, and our 2022 Annual Report to Shareholders are available at www.proxyvote.com. These proxy materials are first being sent or made available to shareholders commencing on September 28, 2022.

By Order of the Board of Directors.
Patrick C. Pope Senior Vice President, Deputy General Counsel and Secretary

CardinalHealth / 2022 PROXY STATEMENT	5

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PROXY SUMMARY

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN OUR PROXY STATEMENT. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION THAT YOU SHOULD CONSIDER, AND YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT AND OUR 2022 ANNUAL REPORT TO SHAREHOLDERS BEFORE VOTING. REFERENCES TO OUR FISCAL YEARS IN THE PROXY STATEMENT MEAN THE FISCAL YEAR ENDED OR ENDING ON JUNE 30 OF SUCH YEAR. FOR EXAMPLE, “FISCAL 2022” REFERS TO THE FISCAL YEAR ENDED JUNE 30, 2022.

About Us

Headquartered in Dublin, Ohio, we are a global integrated healthcare services and products company providing customized solutions for hospitals, healthcare systems, pharmacies, ambulatory surgery centers, clinical laboratories, physician offices, and patients in the home. We distribute pharmaceuticals and medical products and provide cost-effective solutions that enhance supply chain efficiency. We connect patients, providers, payers, pharmacists, and manufacturers for integrated care coordination and better patient management. We manage our business and report our financial results in two segments: Pharmaceutical and Medical.

Fiscal 2022 Performance

In fiscal 2022, enterprise performance was significantly impacted by Medical segment under-performance due to inflation and supply chain constraints. Pharmaceutical segment profit grew 5%. We generated strong cash flow, returning $1.6 billion to our shareholders through share repurchases and dividends.

Revenue was $181.4 billion, up 12% from the prior year.

GAAP diluted loss per share was $(3.35) primarily due to $2.1 billion in pre-tax goodwill impairment charges ($1.9 billion after tax or $6.94 per share) in the Medical segment. Non-GAAP EPS was $5.06, a 9% decrease over the prior year primarily due to net inflationary impacts and global supply chain constraints in the Medical segment.

GAAP operating loss was $(596) million primarily due to the goodwill impairment charges in the Medical segment. Non-GAAP operating earnings were $2.0 billion, a 12% decrease over the prior year primarily due to the inflation and supply chain constraints in the Medical segment.

Pharmaceutical segment profit grew 5%, while Medical segment profit decreased 63%.

We continued to streamline our cost structure and surpassed our enterprise cost savings target for the fourth consecutive year.

We generated strong operating cash flow of $3.1 billion, returning nearly $1.6 billion to shareholders in share repurchases ($1.0 billion) and dividends ($559 million) and strengthening our balance sheet by repaying $850 million in long-term debt.

As part of our continued strategic portfolio evaluation, we divested our Cordis business in August 2021.

We amended our Red Oak Sourcing agreement with CVS Health to extend the term of the generic pharmaceutical sourcing venture through June 2029. We also extended our pharmaceutical distribution agreements with CVS Health through June 2027.

After several years of negotiations, we finalized the national opioid settlement agreement, effective April 2, 2022, which settles the vast majority of opioid lawsuits filed by state and local governmental entities.

See Annex A for reconciliations to the comparable financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and the reasons why we use non-GAAP financial measures.

(1)

Total shareholder return over the period from July 1, 2021 through June 30, 2022, expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

CardinalHealth / 2022 PROXY STATEMENT	6

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CEO Transition

On August 11, 2022, we announced that the Board elected Jason M. Hollar as Chief Executive Officer (“CEO”) effective September 1, 2022. Mr. Hollar, previously our Chief Financial Officer (“CFO”), also joined the Board effective August 11, 2022. Mr. Hollar succeeded Michael C. Kaufmann, who departed from the company and the Board on September 1, 2022. See the discussion beginning on page 31 for more information regarding the Board’s oversight role in talent management and succession planning. We also discuss CEO transition-related compensation decisions beginning on page 42 of the Compensation Discussion and Analysis (“CD&A”).

Agreement with Elliott

On September 5, 2022, we entered into a cooperation agreement (the “Cooperation Agreement”) with Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”). The Cooperation Agreement will remain effective until the later of July 15, 2023 and five days following the date on which Steven K. Barg, Elliott’s investor designee to the Board, or his successor ceases to serve on, or resigns from, the Board.

Under the Cooperation Agreement, we agreed to increase the size of the Board from 11 directors to 15 directors and appoint Mr. Barg, Michelle M. Brennan, Sujatha Chandrasekaran, and Christine A. Mundkur as new independent members of the Board effective September 6, 2022. Following the departure of directors Dean A. Scarborough and John H. Weiland, who have decided not to stand for re-election at the Annual Meeting, the size of the Board will automatically decrease to 13 directors.

Also under the Cooperation Agreement, the Board established an advisory Business Review Committee to review the operations and business of the company as well as the company’s capital allocation policy. Mr. Hollar will chair the Business Review Committee and Mr. Barg and Akhil Johri will serve as members. The Business Review Committee will make recommendations to the full Board, and we expect to conduct an investor day in the first half of calendar 2023 to share the Board’s conclusions and to provide additional guidance.

Elliott has agreed to abide by certain standstill restrictions and voting commitments. The Cooperation Agreement also includes procedures regarding the replacement of the new directors prior to the 2023 annual meeting of shareholders and a mutual non-disparagement provision.

The company’s obligations with respect to, among other things, the appointment of the new directors, the nomination of the new directors for election at the Annual Meeting, the replacement of a new director upon departure from the Board, and the formation of the Business Review Committee fall away in certain circumstances, including if Elliott has a net long position in the company of less than 2.25% of the then outstanding common shares of the company.

A summary of the Cooperation Agreement is included in a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on September 6, 2022. The full Cooperation Agreement is filed as an exhibit to the Form 8-K.

CardinalHealth / 2022 PROXY STATEMENT	7

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Our 2022 Board Nominees

13	12	8	62 years	4.9 years
Nominees	Independent	Gender or racially/ethnically diverse	Average age	Average tenure
Nominee	Age	Occupation	Director since	Independent	Committees
					A	AH*	B	G	H	R
Steven K. Barg	60	Global Head of Engagement, Elliott Management Corporation and CFO, Elliott Opportunity II Corp.	2022				◆	◆
Michelle M. Brennan	57	Retired Value Creation Leader, Johnson & Johnson	2022		◆				◆
Sujatha Chandrasekaran	55	Former Senior Executive Vice President and Chief Digital and Information Officer, CommonSpirit Health	2022		◆					◆
Carrie S. Cox	65	Retired EVP and President, Global Pharmaceuticals, Schering-Plough Corporation and retired Chairman and CEO, Humacyte, Inc.	2009			◆		◆
Bruce L. Downey	74	Retired Chairman and CEO, Barr Pharmaceuticals, Inc. and Partner, NewSpring Health Capital II, L.P.	2009					◆		◆
Sheri H. Edison	65	Retired EVP and General Counsel, Amcor plc	2020		◆	◆
David C. Evans	59	Interim CFO, Scotts Miracle-Gro Company	2020		◆					◆
Patricia A. Hemingway Hall	69	Retired President and CEO, Health Care Service Corporation	2013						◆
Jason M. Hollar	49	CEO, Cardinal Health, Inc.	2022
Akhil Johri	61	Retired EVP and CFO, United Technologies Corporation and Operating Advisor to Clayton, Dubilier & Rice	2018				◆
Gregory B. Kenny Chairman of the Board	69	Retired President and CEO, General Cable Corporation	2007			◆		◆
Nancy Killefer	68	Retired Senior Partner, Public Sector Practice, McKinsey & Company, Inc.	2015					◆	◆
Christine A. Mundkur	53	Retired CEO, Impopharma Inc.	2022						◆	◆

*

The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

CardinalHealth / 2022 PROXY STATEMENT	8

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Governance and Board Highlights

   12 of our 13 director nominees are independent

   Independent, non-executive Chairman of the Board

   8 of our 13 director nominees are gender or racially/ethnically diverse

   Include diverse candidates in initial pool for new director searches

   Significant Board engagement on strategy and capital deployment

   Board monitors corporate culture through annual review of culture scorecard

   Formalized Board oversight of ESG activities, policies, strategy, and reporting in renamed Governance and Sustainability Committee

   Risk Oversight Committee assists the Board in monitoring ethical, quality, and legal and regulatory compliance risks

   Long-standing, proactive shareholder engagement program

   Robust Board evaluation process

   Reduced the ownership threshold required to call a special meeting of shareholders in 2021

   Amended governance documents in 2022 to provide for an annual review of director commitments

Addressing the Opioid Epidemic

We remain deeply concerned about the impact the opioid epidemic is having on individuals, families, and communities across the nation and are committed to being part of the solution. As a distributor and an intermediary in the supply chain, we provide a secure channel to deliver all kinds of medications from the hundreds of manufacturers that make them to the thousands of our hospital and pharmacy customers licensed to dispense them to their patients, and we work diligently to identify, stop, and report to regulators any suspicious orders of controlled substances. As threats evolve, we constantly adapt our system to prevent the diversion and misuse of medications.

Board Oversight of Our Response to the Opioid Epidemic

The Board remains active in overseeing our response to the opioid epidemic. The Board’s Ad Hoc Committee, formed in 2018 and currently composed of independent directors Cox, Downey, Edison, and Kenny, has assisted the Board in its oversight of opioid-related issues. The Ad Hoc Committee continued to meet at least twice per quarter during fiscal 2022 and engaged with the other directors on opioid-related issues at nearly every Board meeting.

The Ad Hoc Committee received regular updates during fiscal 2022 on our national opioid settlement as well as updates on the status of litigation and government investigations, our controlled substance monitoring program, legislative and regulatory developments, and shareholder engagement.

The Ad Hoc Committee was initially authorized by the Board in May 2022 to oversee our compliance with the injunctive relief terms of the national opioid settlement (which are discussed below) and evaluate reports from an internal Controlled Substance Monitoring Program (“CSMP”) Committee that oversees our controlled substance monitoring program policies and procedures.

The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities, including overseeing compliance with the injunctive relief terms, to the Risk Oversight Committee and will terminate. Ad Hoc Committee Chair Downey and committee member Edison will continue to serve on the Risk Oversight Committee.

Settlement of Governmental Opioid Litigation

After several years of negotiations, in February 2022, we announced that Cardinal Health and the two other national distributors had decided to proceed with a comprehensive agreement to settle the vast majority of the opioid lawsuits filed by state and local governmental entities. The Board determined that it would be in the best interests of the company and its various constituencies to proceed with the national settlement. The effective date of the agreement was April 2, 2022.

Forty-six of 49 eligible states, as well as the District of Columbia and all eligible U.S. territories, agreed to join the settlement. Additionally, we and the two other national distributors reached settlement agreements with the State of Washington in May 2022 and the State of Oklahoma in June 2022. Both of these agreements are subject to certain conditions. If these agreements become effective, it would result in 48 out of 49 eligible states being subject to the terms of the national agreement.

More than 99% of eligible political subdivisions (as calculated by population under the national settlement agreement) that have brought opioid-related suits against the three distributors have agreed to participate in the national settlement or have had their claims addressed by state legislation.

CardinalHealth / 2022 PROXY STATEMENT	9

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These settlements will provide thousands of communities across the United States with up to approximately $20.3 billion, payable over 18 years. We will be responsible for up to approximately $6.3 billion of this amount. We have made our first two annual payments under the national settlement agreement.

Distributors are also implementing injunctive relief terms for their controlled substance monitoring programs, including establishing a data clearinghouse for a period of 10 years. During the 10-year period, the three distributors will provide data to the clearinghouse, and this data will be consolidated and made available to all three distributors and the settling states and territories to use as part of their respective anti-diversion efforts.

The goal of the clearinghouse is to obtain comprehensive data that will provide maximum permissible transparency into the distribution and dispensing of controlled substances. The three distributors will report to the clearinghouse any pharmacy that has been terminated or declined onboarding due to concerns regarding controlled substance dispensing.

Other injunctive relief terms address governance, independence and training of controlled substance monitoring program and other personnel, due diligence for new and existing customers, ordering limits for certain products, and suspicious order monitoring. A monitor will oversee compliance with the injunctive relief provisions for a period of five years.

Under the governance provisions of the injunctive relief terms, we have formed a CSMP Committee that oversees our controlled substance monitoring program and includes our Chief Diversion Control Officer and senior executives from legal, compliance, distribution, and finance. The CSMP Committee will meet quarterly and provides reports to the relevant Board committee and senior management.

Controlled Substance Monitoring Program

In addition to the new requirements of the injunctive relief terms of the national settlement, we have maintained a controlled substance monitoring program for many years to help us combat the diversion of controlled substances for improper use. We have continually upgraded our program to make sure it is robust and effective in the face of evolving risks. Our team includes investigators, data analysts, former law enforcement officers, pharmacists, and compliance officers.

We carefully evaluate pharmacies before they become customers, including taking steps to understand their business and historical prescription medication ordering patterns. We use this information, along with statistical models and other criteria, to establish pharmaceutical distribution thresholds specific to each customer. When a customer’s order exceeds an established threshold, the order is held, reviewed further, and typically canceled. Canceled orders are reported to the U.S. Drug Enforcement Administration (“DEA”) and any required state regulators. We also have a team of experienced investigators who conduct regular site visits to customers across the country to look for any visible signs of diversion.

We employ third-party experts to help assess our program. In addition, we utilize internal audit resources to audit aspects of our program. As noted above, a monitor will oversee compliance with the injunctive relief provisions that are part of the national settlement for a period of five years.

Our Efforts to Fight Prescription Opioid Misuse

For more than a decade, we have invested millions of dollars to educate people of all ages about medication safety and the dangers of misusing prescription medications. Since 2009, Generation Rx, an evidence-informed prevention education and awareness program founded at The Ohio State University College of Pharmacy, has been funded by investments from the Cardinal Health Foundation. Using Generation Rx resources, Cardinal Health employees, customers, and members of the community have provided medication safety lessons to millions of people.

We also have continued our long-standing national partnership with Kroger to host drug takeback events during the DEA’s National Prescription Drug Takeback Days at Kroger pharmacy locations across the country. In addition to our important community work, we continue our mandatory online training for all U.S. employees to help them better understand opioid misuse, our commitment to fighting it, and how they can support the work.

Where to Find More Information

More information about the topics discussed in this section can be found on our website at www.cardinalhealth.com under “About Us — Corporate Citizenship — Addressing the Opioid Crisis: Board Engagement and Governance” and “About Us — Corporate Citizenship — Combating Opioid Misuse.” Note that the information on these web pages is not incorporated by reference into this proxy statement.

CardinalHealth / 2022 PROXY STATEMENT	10

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Approach to Environmental, Social, and Governance (“ESG”)

As a global company, we know that our actions can help to influence the long-term health of our employees, our customers and partners, our communities, and the natural systems on which we depend. Our approach to ESG prioritizes the people and resources we rely on and the customers and patients we serve every day to help ensure that we are doing our part to create a healthy, equitable, and sustainable future.

During fiscal 2022, with the assistance of an ESG consultant, we refreshed our ESG priorities through a series of internal and external surveys and interviews. These refreshed priorities are presented below and will be covered in our upcoming 2022 ESG Report, which we expect to publish in early calendar 2023.

HUMAN CAPITAL MANAGEMENT	SUPPLY CHAIN STEWARDSHIP	CUSTOMERS AND COMMUNITY	CLIMATE RISK	GOVERNANCE, ETHICS, AND COMPLIANCE
Talent management Wages and benefits Workplace health and safety Employee well-being Diversity, equity, and inclusion	Responsible procurement and sourcing Supply chain resiliency	Product quality and patient safety Responsible use of prescription medications Community engagement	Efficient transportation and logistics Energy Climate action Product and packaging innovation Waste	Business ethics and compliance Data privacy and security Corporate governance

ESG Highlights

We continue to advance ESG efforts across the company by building stronger governance practices internally, working together with colleagues across the business on our priorities, and transparently reporting on our progress. Here are a few 2022 ESG highlights:

Creating a diverse, equitable, and inclusive future	Having devoted years to building a strong foundation, we communicated a strategy to increase diverse representation in leadership.

Last August, we set the following goals to change our workforce representation by 2030:

globally, increase representation of women at the manager level and above to 48% (up from 40%);

in the United States, increase representation of African American and Black employees at the manager level and above to 11% (up from 5%); and

in the United States, increase representation of all other ethnically diverse groups at the manager level and above to 23% (up from 17%).

As noted in the CD&A beginning on page 42, these goals were incorporated into our fiscal 2022 compensation programs. We also disclose our EEO-1 U.S. employee demographic data and pay equity metrics for women and minority employees.

Our enterprise environmental goals	We set an enterprise-wide greenhouse gas reduction goal.

Last September, we publicly committed to setting a science-based target for Scope 1 and 2 greenhouse gas (“GHG”) emissions. We have set an initial target to reduce Scope 1 and 2 GHG emissions by 50% by 2030, over a 2019 base year. We plan on having a science-based target by the end of calendar 2023, which will include a Scope 3 supply chain emissions target.

CardinalHealth / 2022 PROXY STATEMENT	11

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Maintaining a responsible and ethical supply chain	We assess ESG risk in our supply chain.

As regulatory and supply chain due diligence requirements increase, it is critical that we work with suppliers to help ensure that they operate safely, ethically, and sustainably, and that suppliers provide fair and equitable treatment of their workforce. In addition to quality and other risks, we assess ESG risks for suppliers primarily of our Cardinal Health branded medical products and conduct on-site audits as appropriate.

Sustainability reporting and transparency	We continued to advance our sustainability reporting and transparency.

We seek to continually evolve our disclosure to better meet the expectations of our shareholders and other stakeholders. We have issued an annual Corporate Citizenship Report since 2017 and began leveraging the Global Reporting Initiative standards in our 2019 report and the Sustainability Accounting Standards Board (“SASB”) reporting standards for healthcare distributors in our 2020 report. Our 2021 Corporate Citizenship Report was accompanied for the first time by a separate report addressing our climate-related risks and opportunities using the recommendations of the Task Force on Climate-related Financial Disclosures (“TCFD”) as a guide.

Prioritizing the ESG topics most relevant to our business	We conducted an ESG priority assessment in fiscal 2022.

Following up on our first ESG priority assessment in fiscal 2019, we updated that assessment in fiscal 2022 and enhanced our methodology with deeper and broader stakeholder engagement across a larger number of ESG topics. Working again with an outside consultant, we aligned with management and the Board’s Governance and Sustainability Committee around a refreshed, but largely consistent set of ESG priorities.

Enhancing Board oversight of ESG and building out our ESG team

We formalized Board oversight of ESG activities, policy, and strategy in a renamed Governance and Sustainability Committee. We also consolidated leadership of ESG under a new Vice President, ESG to help us build an enterprise-wide strategy.

In fiscal 2022, we formalized our Board’s oversight of ESG activities, policies, strategy, and reporting and disclosure practices in a renamed Governance and Sustainability Committee. We also formed a new internal ESG Governance Committee composed of the CEO, the CEO’s direct reports, and other senior business and functional leaders to help manage ESG risks across the business, identify opportunities, and approve and track progress against ESG strategies and goals. A new Vice President, ESG is helping us build an enterprise-wide ESG strategy to drive progress across the company.

Positively impacting our communities	We continued to place a high priority on making communities stronger through influencing social determinants of health and employee volunteerism.

We are taking action to influence the social determinants of health through increasing access to healthy foods, mental health services, and education on the responsible use of prescription medications. In recognition of Cardinal Health’s 50th anniversary last year, we set a goal to volunteer 50,000 hours in our communities. By December 2021, our employees surpassed this goal, logging 56,000 hours of volunteerism across the company.

More information about our ESG efforts can be found in our Corporate Citizenship Reports and our website at www.cardinalhealth.com under “About Us — Corporate Citizenship.” Note that this information is not incorporated by reference into this proxy statement. Forward-looking statements in this proxy statement and in our ESG reports and disclosures are aspirational and not guarantees or promises that goals, targets, or projections will be met, and no assurance can be given that any commitment, expectation, initiative, or plan referenced in this proxy statement or in our ESG reports and disclosures can or will be achieved or completed.

CardinalHealth / 2022 PROXY STATEMENT	12

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Virtual Annual Meeting

TIME AND DATE	PLACE	RECORD DATE
Wednesday, November 9, 2022 8:00 a.m. Eastern Time	Virtual Meeting www.virtualshareholdermeeting.com/ CAH2022	September 20, 2022

This year’s Annual Meeting will be conducted exclusively online without an option for physical attendance. You will be able to participate in the virtual Annual Meeting online, vote your shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2022 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card that was sent to you with this proxy statement.

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2022 and enter the information requested on the screen to register as a guest. Note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

For further information on how to attend and participate in the virtual Annual Meeting, please see “Other Matters” beginning on page 73 in this proxy statement.

Roadmap to Voting Matters

Shareholders will be asked to vote on the following proposals at the Annual Meeting:

Proposal	Board Recommendation	Page Reference
Proposal 1: to elect the 13 director nominees named in this proxy statement	FOR each director nominee	14
Proposal 2: to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending June 30, 2023	FOR	38
Proposal 3: to approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR	41

How to Vote in Advance of the Annual Meeting

You can return voting instructions in advance of the Annual Meeting by any of the means set forth below. Internet or telephone voting is available until Tuesday, November 8, 2022 at 11:59 p.m. Eastern Time.

INTERNET	TELEPHONE	MAIL
Visit 24/7 www.proxyvote.com	Call the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada and follow the instructions provided by the recorded message	Mark, sign, and date your proxy card and return it by mail in the enclosed postage-paid envelope

CardinalHealth / 2022 PROXY STATEMENT	13

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CORPORATE GOVERNANCE

Proposal 1 —

Election of Directors

Our Board currently has 15 members. Thirteen of our directors are standing for election at the Annual Meeting to serve until the next annual meeting of shareholders and until their successor is elected and qualified or until their earlier resignation, removal from office, or death. Other than Messrs. Barg and Hollar and Mses. Brennan, Chandrasekaran, and Mundkur, each of the nominees are current directors who were elected at last year’s annual meeting of shareholders.

Mr. Hollar joined the Board effective August 11, 2022 as part of the CEO transition announced in August 2022. Our former CEO, Mr. Kaufmann, a director since 2018, resigned from the Board on September 1, 2022.

Under the Cooperation Agreement, the size of the Board was increased from 11 directors to 15 directors, and Mr. Barg and Mses. Brennan, Chandrasekaran, and Mundkur joined the Board effective September 6, 2022.

Messrs. Scarborough and Weiland, both directors since 2019, have decided not to stand for re-election at the Annual Meeting. The size of the Board will reduce to 13 at that time.

Each director nominee agreed to be named in this proxy statement and to serve if elected. If, due to death or other unexpected occurrence, one or more of the director nominees is not available for election, proxies will be voted for the election of any substitute nominee the Board selects.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON PAGES 15 THROUGH 21.

Board Membership Criteria: What We Look For

The Governance and Sustainability Committee considers and reviews with the Board the appropriate skills and characteristics for Board members in the context of the Board’s current composition and objectives. Criteria for identifying and evaluating candidates for the Board include:

business experience, qualifications, attributes, and skills, such as relevant industry knowledge (including pharmaceutical, medical device, and other healthcare industry knowledge), accounting and finance, operations, technology, and international markets;

leadership experience as a CEO, senior executive, or leader of a significant business operation or function;

financial and accounting experience as a CFO;

independence (including independence from the interests of any single group of shareholders);

judgment and integrity;

ability to commit sufficient time and attention to the activities of the Board;

diversity of age, gender, and race and ethnicity; and

absence of conflicts with our interests.

Our Corporate Governance Guidelines provide that, as part of the search process for each new director, the Governance and Sustainability Committee includes, and instructs any search firm to include, women and racially and ethnically diverse candidates in the initial pool from which candidates are selected.

CardinalHealth / 2022 PROXY STATEMENT	14

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Our Director Nominees

The Board seeks members that possess the experience, skills, and diverse backgrounds to perform effectively in overseeing our current and evolving business and strategic direction and to properly perform the Board’s oversight responsibilities. All director nominees bring to the Board a wealth of executive leadership experience derived from their diverse professional backgrounds and areas of expertise. As a group, they have business acumen, healthcare and global business experience, and financial expertise, as well as public company board experience. In addition, eight of the 13 director nominees are gender or racially or ethnically diverse.

Each director nominee has sound judgment and integrity and is able to commit sufficient time and attention to the activities of the Board. All director nominees other than our CEO are independent.

The new independent directors appointed to the Board in September 2022 bring considerable experience and skills that complement those of our existing directors and support our strategy. As noted in last year’s proxy statement, the Governance and Sustainability Committee engaged a search firm last year to assist with identifying and evaluating potential Board candidates and was initially targeting candidates with technology or healthcare experience. Ms. Chandrasekaran has substantial business operations, technology, and digital experience, and Mses. Brennan and Mundkur bring to the Board significant healthcare expertise. In addition, Mr. Barg brings financial expertise and extensive investment banking experience. Mses. Brennan, Chandrasekaran, and Mundkur also have public company board experience.

STEVEN K. BARG
Age 60 Director since: 2022 INDEPENDENT DIRECTOR Board Committees: Business Review Governance and Sustainability	Global Head of Engagement at Elliott Management Corporation; Chief Financial Officer of Elliott Opportunity II Corp.
Other public company boards:
	Current	Within last five years
	None	None
Background

Mr. Barg has served as Global Head of Engagement at Elliott Management Corporation (“EMC”), an investment management firm and affiliate of Elliott Investment Management L.P. (“EIM”), since February 2020. Mr. Barg also has served as Chief Financial Officer of Elliott Opportunity II Corp., a special purpose acquisition company sponsored by an affiliate of EIM, since February 2021. Prior to joining EMC, Mr. Barg was a Participating Managing Director at The Goldman Sachs Group, Inc., an investment bank and financial services company, from 2010 until November 2019. Earlier in his career, Mr. Barg ran the Asian equity and integrated capital markets businesses for UBS Group AG and served as a Managing Director in Equity Capital Markets at Credit Suisse Group AG.

Qualifications

Mr. Barg was appointed to the Board effective September 6, 2022 under the Cooperation Agreement as Elliott’s investor designee. He brings to the Board financial expertise and extensive investment banking, capital markets, international markets, and corporate governance experience. Mr. Barg established and led what became Goldman Sachs’ Activism and Shareholder Advisory practice, founded and led Goldman Sachs’ M&A Capital Markets practice, and served as Co-head of Asian Equity Capital Markets in Hong Kong at Goldman Sachs.

MICHELLE M. BRENNAN
Age 57 Director since: 2022 INDEPENDENT DIRECTOR Board Committees: Audit Human Resources and Compensation	Value Creation Leader of Johnson & Johnson (retired)
Other public company boards:
	Current	Within last five years
	Coupa Software Incorporated	None
Background

Prior to her retirement in 2020, Ms. Brennan held various positions of increasing responsibility over 32 years at Johnson & Johnson, a researcher, developer, and manufacturer in the healthcare and consumer packaged goods fields, where she most recently served as Global Value Creation Leader from January 2019 to August 2020. She served as Company Group Chair of Medical Devices in Europe, the Middle East, and Africa (“EMEA”) from 2015 to December 2018, and from 2007 to 2014, she held various senior management positions including President of Enterprise Standards & Productivity, Worldwide President of Ethicon Energy, Regional President of Ethicon Endo Surgery for EMEA, the Mediterranean, and Iberia, and Worldwide Vice President of Business Development & Strategy for Ethicon Endo Surgery.

Qualifications

Ms. Brennan was appointed to the Board effective September 6, 2022 under the Cooperation Agreement. With an extensive career in senior management positions at Johnson & Johnson, Ms. Brennan brings to the Board substantial experience in the areas of healthcare, regulatory compliance, manufacturing operations, strategy, finance, and international markets. She also brings to the Board valuable perspectives and insights from her service on the board of directors of Coupa Software Incorporated, including its Audit Committee.

CardinalHealth / 2022 PROXY STATEMENT	15

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SUJATHA CHANDRASEKARAN
Age 55 Director since: 2022 INDEPENDENT DIRECTOR Board Committees: Audit Risk Oversight	Former Senior Executive Vice President and Chief Digital and Information Officer of CommonSpirit Health
Other public company boards:
	Current	Within last five years
	American Eagle Outfitters, Inc.	Barry Callebaut (SIX: BARN)
Background

Ms. Chandrasekaran has been an advisor and independent consultant in the technology and consulting sectors since July 2022. Previously, she served as Senior Executive Vice President and Chief Digital and Information Officer for CommonSpirit Health, a non-profit health system, from 2019 to 2022. Prior to that, she was Global Chief Information Officer for Kimberly-Clark Corporation, a multinational personal care corporation focused on consumer products, from 2016 to 2019 and Senior Vice President, Global Chief Technology and Data Officer for Walmart Inc. from 2011 to 2016. Before joining Walmart, Ms. Chandrasekaran held senior technology, digital, and e-commerce roles at The Timberland Company and leadership roles at Nestlé S.A.

Qualifications

Ms. Chandrasekaran was appointed to the Board effective September 6, 2022 under the Cooperation Agreement. She brings to the Board over 25 years of business operations, technology, and digital experience in a global context, spanning customer engagement, marketing, supply chain, industrial manufacturing, and cybersecurity. Her deep technical and operational expertise in information and digital technology, cybersecurity, and supply chain operations contributes to the Board’s discussions regarding the technology, information security, and operational aspects of our business and strategy. She also brings to the Board valuable perspectives and insights from her service on the board of directors of American Eagle Outfitters, including its Audit Committee, and her prior service on the board of directors of Barry Callebaut AG, which is listed on the SIX Swiss Exchange.

CARRIE S. COX
Age 65 Director since: 2009 INDEPENDENT DIRECTOR Board Committees: Ad Hoc(1) Governance and Sustainability Human Resources and Compensation (Chair)	Executive Vice President and President of Global Pharmaceuticals, Schering-Plough Corporation (retired); Chairman and Chief Executive Officer of Humacyte, Inc. (retired)
Other public company boards:
	Current	Within last five years
	Organon & Co. Selecta Biosciences, Inc. Texas Instruments Incorporated	Array BioPharma Inc. Celgene Corporation electroCore, Inc.
Background

Ms. Cox served as Chairman and Chief Executive Officer of Humacyte, Inc., a privately held, development stage company focused on regenerative medicine, from 2010 to 2018 and as its Executive Chairman from 2018 to 2019. She was Executive Vice President and President of Global Pharmaceuticals at Schering-Plough Corporation, a multinational branded pharmaceutical manufacturer, from 2003 until its merger with Merck & Co. in 2009. She was Executive Vice President and President of the Global Prescription business of Pharmacia Corporation, a pharmaceutical and biotechnology company, from 1997 to 2003.

Qualifications

Through her roles as an executive of Schering-Plough, President of Pharmacia’s Global Prescription business, Chief Executive Officer of Humacyte, and as a licensed pharmacist, Ms. Cox brings to the Board substantial expertise in healthcare and particularly its branded pharmaceutical and international aspects. She draws on this experience in discussions relating to Pharmaceutical segment strategy, healthcare compliance, and the opioid epidemic, including in meetings of the Board’s Ad Hoc Committee. Ms. Cox worked in the global branded pharmaceutical industry for over 40 years, giving her relevant experience with large, multinational healthcare companies in the areas of regulatory compliance, global markets, manufacturing operations, and finance. She also brings to the Board, and to her role chairing our Human Resources and Compensation Committee, valuable perspectives and insights from her service on the boards of directors of Organon, Selecta Biosciences, and Texas Instruments and her prior service on the Array BioPharma, Celgene, and electroCore boards. She currently serves as Chairman of the Board at Organon and Selecta Biosciences and previously served as Chairman of the Board at Array BioPharma and Lead Director at Texas Instruments. Ms. Cox also currently chairs Organon’s Talent Committee and sits on Selecta Biosciences’ and Texas Instruments’ Compensation Committees and previously sat on Celgene’s Compensation and Development Committee.

(1)

The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

CardinalHealth / 2022 PROXY STATEMENT	16

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BRUCE L. DOWNEY
Age 74 Director since: 2009 INDEPENDENT DIRECTOR Board Committees: Ad Hoc (Chair)(1) Governance and Sustainability Risk Oversight	Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc. (retired); Partner of NewSpring Health Capital II, L.P.
Other public company boards:
	Current	Within last five years
	C4 Therapeutics, Inc.	Melinta Therapeutics, Inc. Momenta Pharmaceuticals, Inc.
Background

Mr. Downey was Chairman and Chief Executive Officer of Barr Pharmaceuticals, Inc., a global generic pharmaceutical manufacturer, from 1994 until 2008 when the company was acquired by Teva Pharmaceutical Industries Ltd. Mr. Downey has served on a part-time basis as a Partner of NewSpring Health Capital II, L.P., a venture capital firm, since 2009. Before his career at Barr Pharmaceuticals, Mr. Downey was a practicing attorney for 20 years, having worked in both private practice and with the U.S. Department of Justice.

Qualifications

Having spent 14 years as Chairman and Chief Executive Officer of Barr Pharmaceuticals, Mr. Downey brings to the Board substantial global experience in the areas of healthcare, regulatory compliance, manufacturing operations, finance, human resources, and corporate governance. He offers valuable experience in the pharmaceutical and international aspects of our businesses, and he draws on his extensive legal and healthcare experience in chairing the Ad Hoc Committee and leading Board discussions related to opioid litigation and the opioid epidemic. Mr. Downey also brings to the Board valuable perspectives and insights from his service on the board of directors of C4 Therapeutics, where he currently serves as Chairman of the Board, and former service on the boards of directors of Melinta Therapeutics and Momenta Pharmaceuticals, including service as Momenta’s independent chair.

SHERI H. EDISON
Age 65 Director since: 2020 INDEPENDENT DIRECTOR Board Committees: Ad Hoc(1) Audit Risk Oversight (Chair)	Executive Vice President and General Counsel of Amcor plc (retired)
Other public company boards:
	Current	Within last five years
	Union Pacific Corporation	AK Steel Holding Corporation
Background

Ms. Edison served as Executive Vice President and General Counsel of Amcor plc, a global packaging company, from 2019 through June 2021. Prior to that, she served as Senior Vice President, Chief Legal Officer, and Secretary of Bemis Company, Inc., also a global packaging company, from 2017 until Bemis was acquired by Amcor in 2019. Ms. Edison also served as Vice President, General Counsel, and Secretary of Bemis from 2010 to 2016. She came to Bemis from Hill-Rom Holdings Inc., a global medical device company, where she had served as Senior Vice President and Chief Administrative Officer from 2007 to 2010 and Vice President, General Counsel, and Secretary from 2004 to 2007. Ms. Edison began her career in private legal practice.

Qualifications

Having served in general counsel and other functional leadership roles at publicly traded manufacturing companies in industries such as medical devices and packaging, Ms. Edison brings to the Board substantial experience in the areas of healthcare, legal, regulatory compliance, corporate governance, strategy, and international markets. She also brings prior private legal practice experience as well as broad business experience, which further bolsters her understanding of a dynamic commercial, legal, and regulatory environment. Ms. Edison draws on her extensive legal and regulatory experience in chairing the Risk Oversight Committee and contributing to Ad Hoc Committee and Board discussions related to opioid litigation and the opioid epidemic. She also brings to the Board valuable perspectives and insights from her many years of functional and operational leadership experience as well as from her service on the board of directors of Union Pacific, where she serves on the Corporate Governance and Nominating and Compensation and Benefits Committees, and her prior service on the board of directors of AK Steel.

(1)

The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

CardinalHealth / 2022 PROXY STATEMENT	17

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DAVID C. EVANS
Age 59 Director since: 2020 INDEPENDENT DIRECTOR Board Committees: Audit Risk Oversight	Interim Chief Financial Officer of The Scotts Miracle-Gro Company
Other public company boards:
	Current	Within last five years
	The Scotts Miracle-Gro Company	None
Background

Mr. Evans has served as interim Chief Financial Officer of The Scotts Miracle-Gro Company, a consumer lawn and garden products company, since August 2022 while the company conducts a search for a permanent Chief Financial Officer. He was Executive Vice President and Chief Financial Officer of Battelle Memorial Institute, a private research and development organization, from 2013 to 2018. Prior to that, he was Chief Financial Officer of Scotts Miracle-Gro from 2006 until 2013 and Executive Vice President, Strategy and Business Development of Scotts from 2011 until 2013. In all, he spent 20 years in managerial roles at Scotts Miracle-Gro. He also served as Cardinal Health’s interim Chief Financial Officer from September 2019 through May 2020.

Qualifications

We elected Mr. Evans to the Board based on his deep financial background as Chief Financial Officer at Scotts Miracle-Gro and Battelle. Having spent 25 years in financial leadership positions with these organizations, Mr. Evans brings to the Board substantial experience in the areas of finance and accounting, investor relations, capital markets, strategy, tax, and information technology. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience with Scotts Miracle-Gro, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded company. His service in an interim executive role at Cardinal Health brings company and industry knowledge to the Board. Mr. Evans also brings valuable perspectives and insights from his service on the board of directors of Scotts Miracle-Gro.

PATRICIA A. HEMINGWAY HALL
Age 69 Director since: 2013 INDEPENDENT DIRECTOR Board Committees: Governance and Sustainability (Chair) Human Resources and Compensation	President and Chief Executive Officer of Health Care Service Corporation (retired)
Other public company boards:
	Current	Within last five years
	ManpowerGroup Inc.	Celgene Corporation Halliburton Company
Background

Ms. Hemingway Hall served as President and Chief Executive Officer of Health Care Service Corporation, a mutual health insurer (“HCSC”), from 2008 until 2016. Previously, she held several executive leadership positions at HCSC, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007.

Qualifications

As retired President and Chief Executive Officer of HCSC, the largest mutual health insurer in the United States which operates five Blue Cross and Blue Shield Plans, Ms. Hemingway Hall brings to the Board valuable experience regarding evolving healthcare payment models and the industry’s regulatory environment. Beginning her career as a registered nurse, she later became a leader within the health insurance industry, gaining relevant experience in the areas of healthcare reform, regulatory compliance, government relations, finance, information technology, and human resources. Ms. Hemingway Hall chairs the Board’s Governance and Sustainability Committee and is a member of its Human Resources and Compensation Committee. She also brings valuable perspectives and insights from her service on the board of directors of ManpowerGroup and her former service on the boards of Celgene and Halliburton. She currently chairs ManpowerGroup’s Governance and Sustainability Committee and is a member of the Audit Committee.

CardinalHealth / 2022 PROXY STATEMENT	18

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JASON M. HOLLAR
Age 49 Director since: 2022 Board Committees: Business Review (Chair)	Chief Executive Officer of Cardinal Health, Inc.
Other public company boards:
	Current	Within last five years
	DaVita Inc.	None
Background

Mr. Hollar was elected as Chief Executive Officer of Cardinal Health effective September 1, 2022. From May 2020 to August 2022, he served as our Chief Financial Officer. Prior to that, he served as Executive Vice President and Chief Financial Officer of Tenneco Inc., a global automotive products and services company, from July 2018 to April 2020. He was Senior Vice President Finance at Tenneco Inc. from June 2017 to June 2018 and Chief Financial Officer of Sears Holding Corporation, a holding company for large consumer retailers across the United States, from October 2016 to April 2017. Sears filed for Chapter 11 bankruptcy in October 2018. Prior to Sears, Mr. Hollar worked with both Delphi Automotive and Navistar International in a number of senior finance roles. He served as Delphi’s Corporate Controller and as Vice President of Finance for the company’s powertrain systems division, which also included oversight of the Europe, Middle East, and Africa regions. At Navistar, he held finance positions of increasing responsibility in the company’s engine group, South American operations, and corporate financial planning and analysis.

Qualifications

Having served as Chief Executive Officer of Cardinal Health since September 2022 and as its Chief Financial Officer from May 2020 to August 2022, Mr. Hollar draws on his knowledge of our daily operations and our industry, customers, suppliers, employees, and shareholders to provide the Board with a unique and important perspective on our business and a conduit for information from management. He brings to the Board extensive management and financial expertise, having led financial activities at Cardinal Health and other large public companies spanning financial strategy, capital deployment, treasury, tax, investor relations, risk management, accounting, and financial reporting. Mr. Hollar also brings to the Board substantial experience in the areas of capital markets, mergers and acquisitions, information technology, and international markets. During his tenure at Cardinal Health, he has helped prioritize investments in growth businesses, strengthen our balance sheet, and return capital to shareholders. Mr. Hollar also brings relevant experience and perspectives to the Board from his service on the board of directors of DaVita Inc., including service on its Audit Committee.

AKHIL JOHRI
Age 61 Director since: 2018 INDEPENDENT DIRECTOR Board Committees: Audit (Chair) Business Review	Executive Vice President and Chief Financial Officer of United Technologies Corporation (retired); Operating Advisor to Clayton, Dubilier & Rice
Other public company boards:
	Current	Within last five years
	The Boeing Company	None
Background

Mr. Johri served as Executive Vice President and Chief Financial Officer of United Technologies Corporation (“UTC”), a provider of high technology products and services to the building systems and aerospace industries, from 2015 to November 2019 and retired from UTC in April 2020. From 2013 to 2014, he served as Chief Financial Officer and Chief Accounting Officer of Pall Corporation, a global supplier of filtration, separations, and purifications products, and from 2011 to 2013, he was Vice President of Finance and Chief Financial Officer of UTC Propulsion & Aerospace Systems, which included Pratt & Whitney and UTC Aerospace Systems. Mr. Johri’s prior roles with UTC include leading investor relations as well as holding senior financial roles with global business units, including 12 years in the Asia Pacific Region. Since 2021, Mr. Johri has served as an Operating Advisor to Clayton, Dubilier & Rice, a global private equity manager.

Qualifications

Having spent more than 25 years in financial leadership positions with UTC and Pall Corporation, Mr. Johri brings to the Board substantial experience in the areas of global finance and accounting, investor relations, capital markets, mergers and acquisitions, tax, information technology, and international markets. He also provides valuable insights in the areas of financial reporting and internal controls. Through his experience in senior leadership roles with UTC’s businesses, he provides a deep understanding of the financial aspects of, and capital deployment for, a publicly traded multinational company. Mr. Johri also brings to the Board valuable perspectives and insights from his service on Boeing’s board of directors, including chairing its Audit Committee.

CardinalHealth / 2022 PROXY STATEMENT	19

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GREGORY B. KENNY
Age 69 Director since: 2007 INDEPENDENT CHAIRMAN OF THE BOARD Board Committees: Ad Hoc(1) Governance and Sustainability	President and Chief Executive Officer of General Cable Corporation (retired)
Other public company boards:
	Current	Within last five years
	Ingredion Incorporated	AK Steel Holding Corporation
Background

Mr. Kenny served as President and Chief Executive Officer of General Cable Corporation, a global manufacturer of aluminum, copper, and fiber-optic wire and cable products, from 2001 until 2015. Prior to that, he was President and Chief Operating Officer of General Cable from 1999 to 2001 and Executive Vice President and Chief Operating Officer from 1997 to 1999. Mr. Kenny previously served in executive level positions at Penn Central Corporation, where he was responsible for corporate business strategy, and in diplomatic service as a Foreign Service Officer with the U.S. Department of State.

Qualifications

Mr. Kenny has been our Chairman of the Board since November 2018 and was independent Lead Director from 2014 to 2018. He brings to the Board significant experience in the areas of board leadership, corporate governance, manufacturing operations, international markets, finance, and human resources. He also draws upon his board governance and leadership experience previously chairing our Governance and Sustainability and Human Resources and Compensation Committees and chairing Ingredion’s board of directors and its Corporate Governance and Nominating Committee. Both in his current role as Chairman of the Board and his prior role as independent Lead Director, Mr. Kenny has promoted strong independent Board leadership and a robust, deliberative decision-making process among independent directors. Mr. Kenny also brings to the Board valuable perspectives and insights from his former service on the boards of directors of AK Steel and IDEX Corporation.

NANCY KILLEFER
Age 68 Director since: 2015 INDEPENDENT DIRECTOR Board Committees: Governance and Sustainability Human Resources and Compensation	Senior Partner, Public Sector Practice of McKinsey & Company, Inc. (retired)
Other public company boards:
	Current	Within last five years
	Certara, Inc. Meta Platforms, Inc. Natura &Co Holding S.A.	Avon Products, Inc. CSRA, Inc. Computer Sciences Corporation Taubman Centers, Inc. The Advisory Board Company
Background

Ms. Killefer served as Senior Partner of McKinsey & Company, Inc., a global management consulting firm, from 1992 until 2013. She joined McKinsey in 1979 and held a number of key leadership roles, including serving as a member of the firm’s governing board. Ms. Killefer founded McKinsey’s Public Sector Practice in 2007 and served as its managing partner until her retirement. She also served as Assistant Secretary for Management, Chief Financial Officer, and Chief Operating Officer for the U.S. Department of Treasury from 1997 to 2000.

Qualifications

Having served in key leadership positions in both the public and private sectors and provided strategic counsel to healthcare and consumer-based companies during her 30 years with McKinsey, Ms. Killefer brings to the Board substantial experience in the areas of strategic planning, including healthcare strategy, and marketing and brand-building. Her extensive experience as managing partner of McKinsey’s Public Sector Practice and as a chief financial officer of a government agency provides valuable insights in the areas of government relations, public policy, and finance. Ms. Killefer also brings to the Board valuable perspectives and insights from her service on the boards of directors of Certara (including chairing its Compensation Committee), Meta Platforms (including chairing its Privacy Committee and serving on its Audit and Risk Oversight Committee), and Natura (including service on its Organization and People Committee), and her prior service on the boards of directors of Avon Products, CSRA, Inc. (including service as its independent chair), Computer Sciences Corporation, Taubman Centers, and The Advisory Board.

(1)

The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

CardinalHealth / 2022 PROXY STATEMENT	20

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CHRISTINE A. MUNDKUR
Age 53 Director since: 2022 INDEPENDENT DIRECTOR Board Committees: Human Resources and Compensation Risk Oversight	Chief Executive Officer of Impopharma Inc. (retired)
Other public company boards:
	Current	Within last five years
	MannKind Corporation Lupin Limited (NSE: LUPIN)	None
Background

Ms. Mundkur most recently served as Chief Executive Officer and non-voting Chair of the Board of Directors at Impopharma Inc., a generic pharmaceutical inhalation development company, from 2013 to 2017. Prior to that, she was President of CM Strategic Advisors, consulting on global pharmaceutical business strategies from 2011 to 2013. Ms. Mundkur also previously served as President and Chief Executive Officer of the U.S. Division and Head of Commercial Operations for North America for Sandoz, Inc., a division of the Novartis Group and a global generic and biosimilar pharmaceutical business, from 2009 to 2010. Prior to that, she served in 2008 as Chief Executive Officer of Barr Laboratories, Inc., a subsidiary of Barr Pharmaceuticals, Inc., until Barr Pharmaceuticals was acquired by Teva Pharmaceutical Industries Ltd. Ms. Mundkur started her career at Barr Pharmaceuticals as associate counsel in 1993 and held several positions of increasing responsibility in the company’s quality and regulatory departments.

Qualifications

After having been initially identified and interviewed by the Board’s Governance and Sustainability Committee, Ms. Mundkur was appointed to the Board effective September 6, 2022 under the Cooperation Agreement. Having served in a variety of executive, legal, and consulting roles over more than 20 years in the pharmaceutical industry, she brings to the Board substantial experience in the areas of healthcare, legal, regulatory compliance, manufacturing operations, strategy, finance, and international markets. She also brings to the Board valuable perspectives and insights from her service on the boards of directors of MannKind Corporation, a global biopharmaceutical company focused on treatments for diabetes, and Lupin Limited, a global biopharmaceutical company listed on the National Stock Exchange of India Ltd.

CardinalHealth / 2022 PROXY STATEMENT	21

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Director Skills Matrix

Our director nominees possess relevant skills and experience that contribute to a well-functioning Board that effectively oversees our strategy and management.

Director Nominee Skills and Experience	Barg	Brennan	Chandrasekaran	Cox	Downey	Edison	Evans	Hemingway Hall	Hollar	Johri	Kenny	Killefer	Mundkur
Board leadership as a board chair, lead director, or committee chair equips directors to lead our Board and its committees
Financial expertise as a finance executive or CEO brings valuable experience to the Board and our management team
Healthcare expertise as a leader of a healthcare company or a consulting firm with a healthcare practice provides industry experience
Operations experience increases the Board’s understanding of our distribution and manufacturing operations
Regulatory/legal/public policy experience helps the Board assess and respond to an evolving business and healthcare regulatory environment
International experience brings critical insights into the opportunities and risks of our international businesses
Information technology experience contributes to the Board’s understanding of the information technology aspects of our business
Diversity of gender and race/ethnicity(1)
(1)

Mses. Brennan, Cox, Hemingway Hall, Killefer, and Mundkur have self-identified as women, Ms. Chandrasekaran has self-identified as a woman and Asian, Ms. Edison has self-identified as a woman and African American/Black, and Mr. Johri has self-identified as Asian.

CardinalHealth / 2022 PROXY STATEMENT	22

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Our Board’s Composition and Structure

Our Board Leadership Structure

Mr. Kenny has served as the independent, non-executive Chairman of the Board since November 2018.

In addition to serving as a liaison between the Board and management, key responsibilities of the Chairman include:

◼

calling meetings of the Board and independent directors;

◼

setting the agenda for Board meetings in consultation with the other directors, the CEO, and the corporate secretary;

◼

reviewing Board meeting schedules to ensure that there is sufficient time for discussion of all agenda items;

◼

reviewing and approving Board meeting materials before circulation and providing guidance to management on meeting presentations;

◼

chairing Board meetings, including the executive sessions of the independent directors;

◼

participating in the annual CEO performance evaluation;

◼

conferring with the CEO on matters of importance that may require Board action or oversight;

◼

as a member of the Governance and Sustainability Committee, evaluating potential director candidates, assisting with director recruitment, recommending committee chairs and membership, and recommending updates to the company’s Corporate Governance Guidelines; and

◼

holding governance discussions with large investors.

Our Corporate Governance Guidelines provide that, whenever possible, the Chairman of the Board shall be an independent director. The Guidelines further provide that in the event the Chairman is not independent, the independent directors will elect an independent director to serve as Lead Director.

The Board believes that our Board leadership structure facilitates robust communications between management and the Board and provides effective oversight by independent directors.

Board Diversity

Our Corporate Governance Guidelines provide that the Board should be diverse, engaged, and independent. In identifying and evaluating candidates for the Board, the Governance and Sustainability Committee considers the diversity of the Board, including diversity of gender, race or ethnicity, and occupational and personal backgrounds. We believe that our Board nominees reflect an appropriate mix of skills, experience, and backgrounds and strike the right balance of longer serving and newer directors.

Our Corporate Governance Guidelines provide that, as part of the search process for each new director, the Governance and Sustainability Committee includes, and instructs any search firm to include, women and racially and ethnically diverse candidates in the initial pool from which candidates are selected. See page 22 for the self-identified gender and race and ethnicity of our diverse director nominees.

Identifying and Onboarding Directors

The Governance and Sustainability Committee is responsible for identifying, reviewing, and recommending director candidates, and our Board is responsible for selecting candidates for election as directors based on the Governance and Sustainability Committee’s recommendations.

A search firm retained by the Governance and Sustainability Committee initially identified Ms. Mundkur as a potential candidate for consideration by the Governance and Sustainability Committee. As our Corporate Governance Guidelines require, the search firm included women and racially and ethnically diverse candidates in the initial pool from which Ms. Mundkur was selected.

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Elliott initially identified Mr. Barg and Mses. Brennan and Chandrasekaran as potential candidates for consideration by the Governance and Sustainability Committee, which interviewed and discussed the candidates before recommending them to the full Board.

New directors typically participate in a comprehensive director orientation program, which includes meetings with senior management. This orientation program helps new directors become familiar with our business and strategy, significant financial matters, information technology and security matters, our legal, governance, quality, and compliance programs and practices, and our approach to human resources management.

Director Education

We encourage our directors to attend outside director and other continuing education programs and make available to directors information on director education programs that might be of interest on developments in our industry, corporate governance, regulatory requirements and expectations, the economic environment, or other matters relevant to their duties as a director. In the past year, our directors have attended programs sponsored by the National Association of Corporate Directors, among others.

We also provide additional director educational opportunities internally through presentations on topics such as healthcare industry trends and regulatory compliance, cybersecurity, and directors’ legal duties.

Director Retirement

The Governance and Sustainability Committee and the Board believe that setting a retirement age for Cardinal Health directors is advisable to facilitate the addition of new directors. Accordingly, our Corporate Governance Guidelines provide that a director will not be nominated for re-election after their 75th birthday.

Additional Board Service

Directors are expected to commit sufficient time and attention to the activities of the Board. In accordance with our Corporate Governance Guidelines, except as approved by the Board:

◼

directors who serve as executive officers of a public company, including Cardinal Health, should not serve on more than one outside public company board; and

◼

other directors should not serve on more than three public company boards in addition to our Board.

Directors must advise the Chairman of the Board, the Chair of the Governance and Sustainability Committee, and the Corporate Secretary in advance of accepting an invitation to serve on another board.

In August 2022, the Governance and Sustainability Committee approved amendments to the Corporate Governance Guidelines that formalized an annual review of director capacity and outside public company board commitments. In this annual review, the Governance and Sustainability Committee may consider all factors it deems to be relevant, including the following:

◼

meeting attendance;

◼

whether the director is currently employed or retired from full-time employment;

◼

the number of other boards of which the director is a member, and the commitment levels and time demands of such other boards;

◼

the role of a director on other boards (with consideration given to public company board leadership positions);

◼

any industry or other commonalities between outside boards that aid in the director’s efficiencies serving on such boards;

◼

any other outside commitments;

◼

individual contributions at our Board and committee meetings;

◼

peer review feedback from directors throughout the year (if any) and the results of the annual Board evaluation; and

◼

the director’s general engagement, effectiveness, and preparedness.

The Governance and Sustainability Committee conducted a review of director capacity for our 2022 director nominees, including for Ms. Cox. Ms. Cox’s long-standing track record of effective engagement, her deep healthcare expertise, and her strong attendance record (95% of board meetings during fiscal 2022) were among the many factors that guided the Committee in proceeding with recommending her nomination. She continues to make substantial contributions to the Board, chairing its Human Resources and Compensation Committee (“Compensation Committee”) and sitting on its Ad Hoc Committee assisting the Board in its oversight of opioid-related issues since the committee’s formation in 2018. She also has played a key role in engaging with investors in recent years, leading engagements with major shareholders in both 2021 and 2022. The Governance and Sustainability Committee believes that Ms. Cox allocates ample time and attention to company matters.

The Governance and Sustainability Committee affirms that all our 2022 director nominees are compliant with our outside board commitment policy.

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Director Attendance

The Board held 17 meetings during fiscal 2022. Each director attended 75% or more of the meetings of the Board and Board committees on which they served during the fiscal year. Average director attendance across all Board and Board committee meetings was 97%.

All our directors at the time attended the annual meeting of shareholders last year. Absent unusual circumstances, each director is expected to attend the annual meeting of shareholders.

Board Committees

The Board has four standing committees: the Audit Committee; the Governance and Sustainability Committee; the Compensation Committee; and the Risk Oversight Committee. Each member of these committees is independent under our Corporate Governance Guidelines and under applicable committee independence rules.

The charter for each of these committees is available on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

The Board also has an Ad Hoc Committee and a Business Review Committee.

The Ad Hoc Committee was formed in 2018 to assist the Board in its oversight of opioid-related issues. This committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

The Business Review Committee was formed on September 6, 2022 under the Cooperation Agreement.

Audit Committee

Members:	The Audit Committee’s primary duties are to:
Akhil Johri (Chair) Michelle M. Brennan(1) Sujatha Chandrasekaran(1) Sheri H. Edison(1) David C. Evans John H. Weiland(2) Meetings in fiscal 2022: 6
◼

oversee the integrity of our financial statements, including reviewing annual and quarterly financial statements and earnings releases and the effectiveness of our internal and disclosure controls;

◼

appoint the independent auditor and oversee its qualifications, independence, and performance, including pre-approving all services by the independent auditor;

◼

review our internal audit plan and oversee our internal audit department;

◼

oversee our compliance with legal and regulatory requirements with respect to audit, accounting, and financial disclosure matters and related internal controls(3); and

◼

oversee our major financial risk exposures and our cybersecurity and other major information technology risk exposures and our process for assessing and managing risk through our enterprise risk management program.

The Board has determined that each of Messrs. Evans and Johri is an “audit committee financial expert” for purposes of the SEC rules.
(1)

Mses. Brennan, Chandrasekaran, and Edison became members of the Audit Committee on September 6, 2022.

(2)

Mr. Weiland has decided not to stand for re-election at the Annual Meeting and his term will expire at that time.

(3)

The Audit Committee Charter provides that the Audit Committee oversees compliance with legal and regulatory requirements in coordination with the Risk Oversight Committee, except that the Audit Committee is solely responsible for compliance with audit, accounting, and financial disclosure matters and related internal controls.

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Governance and Sustainability Committee

Members:(1)	The Governance and Sustainability Committee’s primary duties are to:
Patricia A. Hemingway Hall (Chair) Steven K. Barg(2) Carrie S. Cox(2) Bruce L. Downey Gregory B. Kenny Nancy Killefer(2) Meetings in fiscal 2022: 4
◼

identify, review, and recommend candidates for the Board, including recommending criteria to the Board for potential Board candidates and assessing the qualifications, attributes, skills, contributions, and independence of individual directors and director candidates;

◼

oversee the Board’s succession planning;

◼

make recommendations to the Board concerning the structure, composition, and functions of the Board and its committees, including Board leadership and leadership structure;

◼

oversee our ESG activities, policies, strategy, and reporting and disclosure practices (except to the extent such matters are overseen by another Board committee), and monitor and evaluate environmental, social, and political issues and risks potentially impacting the company;

◼

oversee our policies and practices regarding political and lobbying activities and expenditures, including an annual review of our political contributions policy, corporate political contributions, lobbying activities, and trade association payments;

◼

review our Corporate Governance Guidelines and governance practices and recommend changes; and

◼

conduct the annual Board evaluation and oversee the process for the evaluation of each director.

(1)

Mr. Johri was a member of the Governance and Sustainability Committee until September 6, 2022.

(2)

Mr. Barg and Mses. Cox and Killefer became members of the Governance and Sustainability Committee on September 6, 2022.

Human Resources and Compensation Committee

Members:	The Compensation Committee’s primary duties are to:
Carrie S. Cox (Chair) Michelle M. Brennan(1) Patricia A. Hemingway Hall Nancy Killefer Christine A. Mundkur(1) Dean A. Scarborough(2) Meetings in fiscal 2022: 6
◼

approve compensation for the CEO, establish relevant performance goals, and evaluate his performance;

◼

approve compensation for our other executive officers and oversee their performance evaluations;

◼

make recommendations to the Board with respect to the adoption of equity and incentive compensation plans and policies, administer such plans and policies, and determine whether to recoup compensation;

◼

review our non-management directors’ compensation program and recommend changes to the Board;

◼

oversee the management succession process for the CEO and senior executives;

◼

oversee and advise the Board about human capital management strategies and policies, including with respect to attracting, developing, retaining, and motivating management and employees, workplace diversity, equity, and inclusion (“DE&I”) initiatives and progress, employee relations, and workplace safety and culture;

◼

oversee and assess any material risks related to compensation arrangements; and

◼

assess the independence of the Committee’s consultant and evaluate its performance.

The CD&A, which begins on page 42, discusses how the Compensation Committee makes compensation-related decisions regarding our named executive officers.
(1)

Mses. Brennan and Mundkur became members of the Compensation Committee on September 6, 2022 and accordingly did not participate in the compensation decisions described in the CD&A, which begins on page 42.

(2)

Mr. Scarborough has decided not to stand for re-election at the Annual Meeting and his term will expire at that time.

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Risk Oversight Committee

Members:(1)

The Risk Oversight Committee assists the Board in monitoring ethical, quality, and legal and regulatory compliance matters (other than opioid-related matters overseen by the Ad Hoc Committee and financial matters overseen by the Audit Committee). The Risk Oversight Committee’s primary duties are to:

◼

oversee our ethics and compliance program;

◼

oversee our compliance with laws and regulations in areas such as healthcare fraud and abuse, antitrust, data privacy and security, and other areas of significant legal and compliance risk;

◼

oversee our compliance with laws and regulations related to anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act;

◼

oversee our product quality and safety program, including compliance with laws and regulations related to the manufacture, sourcing, importation, and distribution of medical and pharmaceutical products; and

◼

evaluate the performance of the Chief Legal and Compliance Officer and recommend to the Board the appointment of the Chief Legal and Compliance Officer.

Sheri H. Edison (Chair)(2) Sujatha Chandrasekaran(2) Bruce L. Downey(2) David C. Evans(2) Christine A. Mundkur(2) Dean A. Scarborough(3) John H. Weiland(3) Meetings in fiscal 2022: 6

The Risk Oversight Committee coordinates with the Ad Hoc and Audit Committees in monitoring compliance by the company with legal and regulatory requirements as they relate to the responsibilities of those committees. Mses. Chandrasekaran and Edison and Mr. Evans sit on the Audit Committee and Mr. Downey chairs and Ms. Edison sits on the Ad Hoc Committee.

(1)

Mr. Kenny and Ms. Killefer were members of the Risk Oversight Committee until September 6, 2022.

(2)

Ms. Edison replaced Mr. Weiland as the Chair of the Risk Oversight Committee and Messrs. Downey and Evans and Mses. Chandrasekaran and Mundkur became members of the Risk Oversight Committee on September 6, 2022.

(3)

Messrs. Scarborough and Weiland have decided not to stand for re-election at the Annual Meeting and their terms will expire at that time.

Ad Hoc Committee

Members:

The Ad Hoc Committee assists the Board in its oversight of the company’s response to the nationwide problem of prescription opioid abuse. It receives and discusses regular reports from management and the company’s external advisors on our initiatives and other developments and provides management input and direction. It provides advice, regular reports, and recommendations to the Board. The Ad Hoc Committee addresses, among other things:

Bruce L. Downey (Chair) Carrie S. Cox Sheri H. Edison Gregory B. Kenny Meetings in fiscal 2022: 14
◼

the comprehensive agreement to settle the vast majority of the opioid lawsuits filed by state and local governmental entities;

◼

investigations and litigation, including trial preparation and strategy;

◼

our controlled substance monitoring program;

◼

risks posed to the company by the opioid epidemic and related litigation from a legal, financial, and reputational perspective;

◼

changes in the regulatory and legislative environment;

◼

the company’s support of solutions to help address the opioid epidemic; and

◼

engagement with shareholders, employees, and other key stakeholders.

The Ad Hoc Committee was initially authorized by the Board in May 2022 to oversee our compliance with the injunctive relief terms of the comprehensive settlement agreement, which are discussed on page 10. The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

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Business Review Committee

Members:

Under the Cooperation Agreement, the Board established an advisory Business Review Committee to review the operations and business of the company as well as the company’s capital allocation policy to maximize the long-term value of the company. The Business Review Committee will review and make recommendations to the Board regarding the following matters:

Jason M. Hollar (Chair) Steven K. Barg Akhil Johri New committee formed September 6, 2022 under the Cooperation Agreement
◼

the company’s portfolio of businesses and assets (including identifying and evaluating potential opportunities and options that may be available, relative to the current configuration of the businesses, as well as potential strategic opportunities with respect to the businesses);

◼

the strategy, operations, and business of the company (including identifying opportunities to enhance the competitive positioning and business and financial profile of the company’s assets and businesses, both individually and as a whole, taking into account the portfolio review and the results of the review);

◼

long-term planning, priorities, corporate strategies, and oversight;

◼

capital allocation priorities, including as to capital return policies, multi-year financial plans, and any additional capital return opportunities resulting from the portfolio review; and

◼

any other related matters as may be determined by the Board from time to time.

The Business Review Committee will make recommendations to the Board regarding the results of its review as promptly as practicable following the completion of its work. Results of the review will be reported to the company’s shareholders at an investor day to take place no later than June 30, 2023. The Business Review Committee will disband following the investor day, unless the Board should otherwise determine to extend its term.

Our Board’s Primary Role and Responsibilities and Processes

Our Board’s Primary Role and Responsibilities

Our Corporate Governance Guidelines provide that our Board serves as the representative of, and acts on behalf of, all the shareholders of Cardinal Health. The Board, operating directly and through its committees, fulfills the following primary functions:

◼

oversee management in the conduct of Cardinal Health’s businesses;

◼

oversee management’s efforts to establish and maintain for the company high standards of legal and ethical conduct in all of its businesses, including conformity with all applicable laws and regulations;

◼

review, evaluate, and, where appropriate, approve the company’s major business strategies, capital deployment, and long-term plans and review its performance;

◼

select, evaluate, and set the compensation for the CEO and other senior officers and plan for management succession;

◼

oversee management’s efforts to protect the assets of Cardinal Health through the maintenance of appropriate accounting, financial reporting, and financial and other controls;

◼

oversee the company’s policies and procedures for assessing and managing risk;

◼

provide advice and counsel to senior management;

◼

evaluate the overall effectiveness of the Board and its committees; and

◼

evaluate, select, and recommend an appropriate slate of candidates for election as directors.

How Our Board Oversees Our Strategy and Capital Deployment

The Board receives updates on company performance and regularly discusses our strategy considering the competitive environment, developments in the rapidly changing healthcare industry, and the global business and economic environment. The Board reviews and approves capital deployment, including dividends, financing and share repurchase plans, and significant acquisitions and divestitures.

At least annually, the Board conducts a dedicated strategy session with in-depth discussions of our industry, specific businesses, and new business opportunities. At these sessions, the Board also discusses risks related to our strategies, including risks resulting from possible actions by competitors, disrupters, customers, and suppliers. The Board also considers various elements of strategy at each regular quarterly meeting. The collective backgrounds, skills, and experiences of our directors, including broad industry experience, contribute to robust discussions of strategy and the related risks.

The Board has supported our goal to deploy capital in a balanced and disciplined manner that prioritizes reinvesting in the business, maintaining a strong balance sheet, and returning cash to shareholders through dividends and share repurchases. Reinvestment in the business through capital expenditures remains a critical priority as well as maintaining a strong balance sheet through a focus on credit rating and corresponding metrics.

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Board Oversight of Settlement of Governmental Opioid Litigation

As noted earlier in this proxy statement, after several years of negotiations, in February 2022, we announced that Cardinal Health and two other national distributors had decided to proceed with a comprehensive agreement to settle the vast majority of the opioid lawsuits filed by state and local governmental entities. The Board determined that it would be in the best interests of the company and its various constituencies to proceed with the national settlement.

During fiscal 2022, the Ad Hoc Committee and the Board received comprehensive and frequent updates from internal and outside counsel, and held extensive discussions among themselves and with internal and outside counsel, regarding the settlement and its strategic implications. The Ad Hoc Committee discussed this matter in all 14 of its meetings during fiscal 2022 and received numerous informal updates. The Board discussed this matter in all four of its regular quarterly meetings and nine other meetings during fiscal 2022 and received numerous informal updates. These updates and discussions covered the settlement terms and provisions as well as the opioid litigation trial schedules, preparation, and results.

The Ad Hoc Committee was initially authorized by the Board in May 2022 to oversee our compliance with the injunctive relief terms of the comprehensive settlement agreement, which are discussed on page 10. The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

How Our Board Oversees ESG and Other Risks

A summary of the allocation of general risk oversight functions among management, the Board, and the Board’s committees follows below. Risks in red text align with our current ESG priorities.

*

The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

Management has day-to-day responsibility for assessing and managing risks, and the Board is responsible for risk oversight. Management has developed and administers an enterprise risk management (“ERM”) program, which the Audit Committee oversees. Through this ERM program, management identifies and prioritizes enterprise risks and develops systems to assess, monitor, and mitigate those risks. Management reviews and discusses with the Board and its committees significant risks facing the company.

Management has an ESG Governance Committee discussed below that meets regularly to consider ESG risks, opportunities, strategies, and goals as well as track progress against our strategies and goals.

ESG Risks

While the full Board discusses significant ESG risks, specific issues are overseen by its committees. The Governance and Sustainability Committee oversees our ESG activities, policies, strategy, and reporting and disclosure practices that are not the responsibility of another committee. These oversight responsibilities include monitoring and evaluating environmental, social, and political issues and risks potentially impacting the company. The Governance and Sustainability Committee also oversees our policies and practices regarding political and lobbying activities and expenditures. As illustrated in the chart above, other ESG issues are overseen by the Compensation, Risk Oversight, and Ad Hoc Committees.

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In the past year, we established a new internal ESG Governance Committee composed of the CEO, the CEO’s direct reports, and other senior business and functional leaders. We also consolidated leadership of ESG under a newly hired Vice President, ESG. Members of management updated the Governance and Sustainability Committee on ESG issues throughout the past fiscal year and received the Committee’s feedback and direction on the company’s approach to key issues.

Legal and Regulatory Risks

Formed as a new standing committee last year, the Risk Oversight Committee assists the Board in monitoring risks associated with our operations, including with respect to ethical, quality, and legal and regulatory matters. The Risk Oversight Committee oversees our ethics and compliance program, product quality and safety program, and our compliance with legal and regulatory requirements other than controlled substances matters, which are currently overseen by the Ad Hoc Committee, and audit, accounting, and financial disclosure matters and related internal controls, which are overseen by the Audit Committee. The Ad Hoc Committee will meet again in November 2022 and will then transition its responsibilities to the Risk Oversight Committee and will terminate.

Topics addressed by the Risk Oversight Committee include compliance with applicable laws in areas such as healthcare fraud and abuse, antitrust, data privacy and security, anti-bribery and anti-corruption, and the manufacture, sourcing, importation, and distribution of medical and pharmaceutical products consistent with applicable product quality and safety standards. The Risk Oversight Committee receives updates at least quarterly from senior leadership on these risk exposures and our full Board receives at least an annual update from senior leadership regarding compliance and quality.

The Risk Oversight Committee coordinates with the Audit and Ad Hoc Committees in monitoring compliance by the company with legal and regulatory requirements as they relate to the responsibilities of those committees. Risk Oversight Committee Chair Edison and Risk Oversight Committee members Chandrasekaran and Evans sit on the Audit Committee. Risk Oversight Committee member Downey chairs and Ms. Edison sits on the Ad Hoc Committee.

The Audit Committee is responsible for discussing with management major financial risk exposures and cybersecurity and other major information technology risk exposures as well as compliance with legal and regulatory requirements regarding audit, accounting, and financial disclosures and related internal controls.

Cybersecurity and Other Information Technology Risks

The Audit Committee is responsible for discussing with management our cybersecurity and other major information technology risk exposures. The Audit Committee receives quarterly updates from the Chief Information Officer and Chief Information Security Officer on these risk exposures, and the Board receives an annual cybersecurity update. These updates focus on, among other things, the threat environment and the risks our businesses face, the state, priorities of, and investments in our information protection program, the availability of cyber insurance, and relevant cybersecurity operational metrics. During fiscal 2022, management also reviewed with the Board findings from an independent cybersecurity maturity assessment and the Board heard from an information security industry expert at its annual strategy session.

The Board’s Role in Oversight of Corporate Culture and Human Capital

The Board continues to assess and monitor corporate culture at Cardinal Health and how it enables our business strategies. To inform the Board about human capital and cultural health, we have developed and annually share with the Board a culture scorecard that includes, among other things, employee engagement survey data, employee retention and turnover data, diverse employee and management representation data, employee cybersecurity awareness data, and employee health and safety data.

Also, as discussed below, the Board and its Compensation Committee engage with management on various specific aspects of human capital and cultural health, including talent management and succession planning, DE&I initiatives, and employee engagement.

Our Path Forward

Three years ago, we launched “Our Path Forward” (see illustrative graphic below), a comprehensive, enterprise-wide strategy to create clarity regarding our mission, where we are going, how we will grow, what we believe, and how we act. This initiative reflects our vision and strategy to position the company for the future.

Our Path Forward goals have been a part of our annual cash incentive and PSU grants over the past three fiscal years to help align our senior leaders’ incentives with this important strategic initiative. As discussed in the CD&A beginning on page 42, these goals for fiscal 2022 compensation programs focused on building manager DE&I capability and progress made against long-term DE&I representation goals, which are discussed below.

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Our Path Forward

WHY
we exist

We deliver products and solutions to **improve the lives of people every day.**

WHERE
we are going

We aspire to be **healthcare's most trusted partner** by building upon our scale and heritage in distribution, products and solutions, while driving growth in evolving areas of healthcare through customer insights, data and analytics, and focusing our resources on what matters most.

HOW
we will grow

- Grow & develop our people
- Strengthen our core
- **Focus on the customer**
- Invest for the future
- Deliver results

VALUES
what we believe

- **Integrity**
- **Inclusive**
- **Innovative**
- **Accountable**
- **Mission driven**

BEHAVIORS
how we act

Invites curiosity | **Inspires commitment** | **Builds partnerships** | **Develops self and others**

Human Capital Strategy

Our Compensation Committee plays a leading role in overseeing and advising the Board about our human capital management strategies and policies, including with respect to:

◼

attracting, developing, retaining, and motivating management and employees;

◼

workplace DE&I initiatives and progress;

◼

employee relations; and

◼

workplace safety and culture.

The Board is updated on our human capital management strategy on an annual basis with interim updates as appropriate.

Talent Management and Succession Planning

The Compensation Committee and the Board are actively engaged in our talent management program. The Compensation Committee oversees the process for succession planning for the CEO and other senior executives, and management provides an organizational update at each quarterly Committee meeting. The Compensation Committee is updated quarterly on key talent metrics for the overall workforce, including metrics related to DE&I, recruiting, and talent development.

The full Board holds a formal succession planning and talent review session annually, which includes succession planning for the CEO and other senior executives. These sessions include identification of internal candidates and desired leadership skills and key capabilities and experience. Directors also interact with our leaders through Board presentations and discussions as well as through informal events and planned one-on-one sessions.

As a result of its CEO succession planning process, the Board elected Mr. Hollar as CEO effective September 1, 2022. Mr. Hollar succeeded Mr. Kaufmann, who served as CEO for almost five years. The Board considered Mr. Hollar’s extensive management and financial expertise and his strong performance in the CFO role at the company in selecting him as our next CEO.

◼

Mr. Hollar has led financial activities at Cardinal Health and other large public companies spanning financial strategy, capital deployment, treasury, tax, investor relations, risk management, accounting, and financial reporting.

◼

During his tenure at Cardinal Health, Mr. Hollar has helped prioritize investments in growth businesses, strengthen the balance sheet, and return capital to shareholders.

◼

Mr. Hollar has deep experience leading in dynamic and challenging environments, most recently serving as the CFO of Tenneco Inc., a global automotive products and services company.

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Labor and Retention Updates

During fiscal 2022, the Compensation Committee received regular updates on labor and talent retention initiatives within our distribution and manufacturing operations given the market for talent and the challenges presented by COVID-19 variants.

Diversity, Equity, and Inclusion

The Compensation Committee receives updates twice per year on our DE&I program (including one “deep dive” session) and receives quarterly reporting on DE&I workforce metrics.

Management has worked with the Compensation Committee to formulate a talent strategy to increase representation of diverse employees at the management level by 2030. This commitment is specifically aimed at increasing representation in leadership of women globally and of African American and Black and all other ethnically diverse groups in the United States.

We set the following goals to change our workforce representation by 2030:

◼

globally, increase representation of women at the manager level and above to 48% (up from 40%);

◼

in the United States, increase representation of African American and Black employees at the manager level and above to 11% (up from 5%); and

◼

in the United States, increase representation of all other ethnically diverse groups at the manager level and above to 23% (up from 17%).

To achieve these goals, we will focus on attracting, developing, and retaining diverse talent, from entry-level to senior leadership positions.

Employee Engagement

Each year, management reviews with the Board our employee engagement survey results across multiple categories, such as sustainable engagement, communication, leadership, customer focus, DE&I, and work environment. These questions give insight into the experience of the employee and their supervisor, team, senior leadership, and the enterprise.

The results of our 2021 biennial full employee engagement survey were reviewed with the Board. In addition, the Compensation Committee received the results of a fiscal 2021 enterprise-wide employee survey dedicated solely to ethics and compliance and a fiscal 2022 employee leadership pulse survey.

Our Board Evaluation Process

Each year, our Board conducts a rigorous self-evaluation process, which includes individual director evaluations. This process is overseen by the Governance and Sustainability Committee, led by our Governance and Sustainability Committee Chair, and conducted by an outside facilitator with corporate governance experience. The outside facilitator interviews each director to obtain anonymous feedback regarding Board performance and effectiveness and reviews the feedback during an executive session of the Board. This feedback helps the Board identify follow-up items and provide feedback to management.

The Board evaluation process includes an assessment of both Board process and substance, including:

◼

the Board’s effectiveness, structure, composition, succession, and culture;

◼

the quality of Board discussions;

◼

the Board’s performance in oversight of business performance, strategy, succession planning, risk management, ethics and compliance, and other key areas; and

◼

agenda topics for future meetings.

In most years, the outside facilitator also obtains feedback regarding each individual director, which is provided to the director in an individual discussion. The Board believes that this annual evaluation process supports its effectiveness and continuous improvement.

Actions taken in response to feedback from past Board evaluations and other feedback received throughout the rest of the year include:

◼

we began providing all Board members with access to all committee materials;

◼

we established a new standing Risk Oversight Committee to assist the Board in monitoring ethical, quality, and legal and regulatory compliance risks;

◼

we provided additional director educational opportunities;

◼

we commenced a search last year for two new Board members in areas critical to our business strategy and operations: technology and healthcare;

◼

we refined our meeting structure to allow additional time for discussion, in-depth reviews, and executive sessions; and

◼

we enhanced meeting presentations to complement and add insight beyond written meeting materials.

In addition to the full Board’s evaluation process, each of the Audit, Compensation, Governance and Sustainability, and Risk Oversight Committees annually review their charters and conduct their own committee self-evaluation.

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Director Independence

The Board has established director independence standards based on the New York Stock Exchange (“NYSE”) rules. These standards can be found in our Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Corporate Governance Documents.” These standards address, among other things, employment and compensation relationships, relationships with our auditor and customers, and business relationships.

The Board assesses director independence at least annually, based on the recommendations of the Governance and Sustainability Committee. The Board has determined that each of Messrs. Barg, Downey, Evans, Johri, Kenny, Scarborough, and Weiland, and each of Mses. Brennan, Chandrasekaran, Cox, Edison, Hemingway Hall, Killefer, and Mundkur, is independent.

J. Michael Losh, who retired from the Board when his term expired at last year’s annual meeting of shareholders, was determined to be independent as disclosed in last year’s proxy statement.

Public Policy Engagement

We participate openly and transparently on public policy issues related to our industry and business priorities, employees, customers, shareholders, and the communities we serve.

The Governance and Sustainability Committee provides oversight of our policies and practices regarding political and lobbying activities and expenditures, including an annual review of our political contributions policy, corporate political contributions, lobbying activities, and trade association payments. We comply with applicable laws and regulations with respect to our participation in the political process, and we regularly review our policies and practices to enhance transparency and governance. Additional information about our public policy engagement can be found in our annual Political Activities and Contributions Reports available at www.cardinalhealth.com under “About Us — Corporate Citizenship — Ethics and Governance.”

Standards of Business Conduct

Our Board has adopted written Standards of Business Conduct that outline our corporate values and standards of integrity and behavior. The Standards of Business Conduct are designed to foster a culture of integrity, drive compliance with legal and regulatory requirements, and protect and promote the reputation of our company. The full text of the Standards of Business Conduct is posted on our website at www.cardinalhealth.com under “About Us — Who we are — Ethics and Compliance.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Related Person Transactions Policy and Process

Related Person Transactions Policy

We have a written policy that the Audit Committee must approve or ratify any “related person transactions” (transactions exceeding $120,000 in which we are a participant and any related person has a direct or indirect material interest). “Related persons” include our directors, nominees for election as a director, persons controlling over 5% of our common shares, executive officers, and the immediate family members of each of these individuals.

Once a related person transaction is identified, the Audit Committee will review all relevant facts and circumstances and determine whether to approve the transaction. The Audit Committee will take into account such factors as it considers appropriate, including the material terms of the transaction, the nature of the related person’s interest in the transaction, the significance of the transaction to the related person and to us, the nature of the related person’s relationship with us, and whether the transaction would be likely to impair the judgment of a director or executive officer to act in our best interest.

If advance approval of a transaction is not feasible, the Audit Committee will consider the transaction for ratification at its next regularly scheduled meeting. The Audit Committee Chairman may pre-approve or ratify any related person transactions in which the aggregate amount is expected to be less than $1 million.

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Related Person Transactions

Since July 1, 2021, there have been no transactions, and there are no currently proposed transactions, involving an amount exceeding $120,000 in which we were or are to be a participant and in which any related person had or will have a direct or indirect material interest.

Shareholder Engagement

Our Annual Engagement Process

It has been our long-standing practice to meet with shareholders throughout the year so that management and the Board can better understand shareholder perspectives on governance, executive compensation, and other topics. A general overview of our annual engagement process is below.

Our Fiscal 2022 Engagement Efforts

Our Board Chairman, Compensation Committee Chair, and members of senior management engaged with shareholders during the summer of 2022 to provide updates on Board developments, the national opioid settlement, executive compensation, and DE&I and sustainability topics. We proactively reached out to investors representing 61% of our outstanding shares, ultimately engaging with investors representing 36% of our outstanding shares. The Board Chairman and the Compensation Committee Chair led meetings with shareholders representing approximately 23% of our outstanding shares.

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Another topic that arose in our 2022 shareholder engagement was director commitments. At last year’s annual meeting of shareholders, Ms. Cox received support from 77% of the votes cast. Based on investor feedback we received through the engagement process, we concluded that one of the primary drivers for the vote was some shareholders’ outside board commitment policies that are more restrictive than Cardinal Health’s policy, with which Ms. Cox is in compliance.

In response to investors’ questions regarding Ms. Cox’s vote last year, we discussed Ms. Cox’s commitments as well as amendments to our Corporate Governance Guidelines that formalize an annual review of director capacity and outside public company board commitments. See “Additional Board Service” on page 24 for further discussion.

See pages 44 and 45 in the CD&A for further detail of our shareholder engagement efforts in response to last year’s say-on-pay vote.

Board Responsiveness to Shareholder Feedback

After considering feedback from shareholders and focusing on best practices, we have made a number of improvements to our governance, executive compensation, and sustainability practices and disclosures in recent years.

2022	We returned to setting three-year performance share unit (“PSU”) goals with the fiscal 2023 annual grant.
We amended our governance documents to provide for an annual review of director capacity and commitments.
We formalized the Board’s oversight of ESG activities, policies, strategy, and reporting and disclosure practices in the renamed Governance and Sustainability Committee.
We enhanced our lobbying disclosure in our Political Contributions and Activities Report.
2021	We lowered the share ownership threshold for shareholders to request that the company call a special meeting to 10% from 15%.
We established a significant greenhouse gas emissions reduction goal for the company.
We leveraged the SASB reporting standards in our Corporate Citizenship Report and issued a TCFD report.

We took compensation-related actions to address shareholder feedback and developments in the opioid litigation, including reducing the CEO’s fiscal 2021 annual cash incentive award by 65% and other named executive officers’ awards by 20%.

We established and publicly announced specific goals to significantly increase the representation in management of women, African American and Black, and other ethnically diverse employees and disclosed EEO-1 U.S. employee demographic data and pay equity data.

We enhanced our commitment to Board diversity by amending our Corporate Governance Guidelines to reflect our practice of including women and racially and ethnically diverse candidates in the initial pool of candidates for new director searches.

We amended our Corporate Governance Guidelines to provide that, whenever possible, the Chairman of the Board be an independent director. We have had an independent, non-executive Chairman since 2018.
2020	We expanded the formerly named Nominating and Governance Committee’s oversight responsibilities to include lobbying activities and expenditures.
We limited director service on other public company boards to three boards.
We expanded the Compensation Committee’s responsibilities to oversee and advise the Board about human capital management strategies and policies.

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Director Compensation

Overview

Our non-management director compensation program is approved by our Board based on the recommendation of the Compensation Committee. The Compensation Committee annually reviews comparative market data and receives recommendations from its independent compensation consultant with regard to the structure and amounts of our director compensation. Total director compensation is targeted at the median amount among our Comparator Group, which is discussed beginning on page 54. There were no changes made to director compensation during fiscal 2022.

Compensation Arrangements

The table below shows the elements and amount of compensation that we paid to our non-management directors during fiscal 2022.

Compensation Element	Amount ($)
Annual retainer(1)	115,000
Restricted share units (“RSUs”)(2)	185,000
Committee chair additional annual retainers(1)
Audit Committee	25,000
Compensation Committee	20,000
Governance and Sustainability Committee	20,000
Risk Oversight Committee	20,000
Non-executive Chairman of the Board compensation
Additional annual retainer(1)	125,000
Additional RSUs	125,000
(1)

Retainer amounts are paid in cash in quarterly installments.

(2)

Each new non-management director receives an initial RSU grant and thereafter an annual RSU grant on or about the date of our annual meeting of shareholders. The initial grant is prorated to reflect service between the election date and the one-year anniversary of the prior year’s annual meeting of shareholders. We value the RSUs based on the closing share price on the grant date. RSUs vest one year from the grant date (or, for annual grants, on the date of the next annual meeting of shareholders, if earlier) and settle in common shares. We accrue cash dividend equivalents that are payable upon vesting of the RSUs. All unvested RSUs become fully vested upon a “change of control” (as described under “Potential Payments on Termination of Employment and Change of Control” on page 69) unless the director is asked to continue to serve on the board of directors of the surviving entity or its affiliates and receives a qualifying replacement award.

Directors may receive additional compensation for performing duties assigned by the Board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members. Mr. Kenny and Mses. Cox and Edison receive $10,000 per year for service on the Ad Hoc Committee and Mr. Downey receives $25,000 per year for chairing the Ad Hoc Committee.

Directors may elect to defer payment of their cash retainers into the Cardinal Health Deferred Compensation Plan (“DCP”). For directors, deferred balances under the DCP are paid in cash upon termination from Board service, death, or disability in a single lump sum or annual installment payments over a period of five or ten years, depending upon the director’s election. A director also may defer receipt of common shares that otherwise would be issued on the date that RSUs vest until termination from Board service.

Our directors may participate in our matching gift program. Under this program and subject to certain restrictions, the Cardinal Health Foundation (our philanthropic affiliate) will match contributions for eligible non-profit organizations.

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Director Compensation for Fiscal 2022

The non-management directors received the following compensation during fiscal 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Carrie S. Cox	145,000	185,005	2,000	(3)	332,005
Bruce L. Downey	140,000	185,005	2,000	(3)	327,005
Sheri H. Edison	125,000	185,005	—		310,005
David C. Evans	115,000	185,005	2,000	(3)	302,005
Patricia A. Hemingway Hall	135,000	185,005	2,000	(3)	322,005
Akhil Johri	140,000	185,005	—		325,005
Gregory B. Kenny	250,000	310,004	2,000	(3)	562,004
Nancy Killefer	115,000	185,005	—		300,005
J. Michael Losh(2)	39,688	—	—		39,688
Dean A. Scarborough	115,000	185,005	2,000	(3)	302,005
John H. Weiland	135,000	185,005	—		320,005
(1)

These awards are RSUs granted under the Cardinal Health, Inc. 2021 Long-Term Incentive Plan (the “2021 LTIP”). We valued the RSUs by multiplying the closing price of our common shares on the NYSE on the grant date by the number of RSUs awarded. As of June 30, 2022, the aggregate number of shares underlying unvested RSUs held by each director serving on that date was as follows: Ms. Cox — 3,709 shares; Mr. Downey — 3,709 shares; Ms. Edison — 3,709 shares; Mr. Evans — 3,709 shares; Ms. Hemingway Hall — 3,709 shares; Mr. Johri — 3,709 shares; Mr. Kenny — 6,215 shares; Ms. Killefer — 3,709 shares; Mr. Scarborough — 3,709; and Mr. Weiland — 3,709.

(2)

Mr. Losh served on the Board until he retired when his term expired at last year’s annual meeting of shareholders.

(3)

Represents a company match attributable to a charitable contribution under our matching gift program.

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AUDIT COMMITTEE MATTERS

Proposal 2 —

Ratification of Appointment of Ernst & Young LLP as Independent Auditor

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditor and approves the audit engagement with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2023 and believes that the continued retention of Ernst & Young LLP as our independent auditor is in the best interest of Cardinal Health and its shareholders. Ernst & Young LLP has served as our independent auditor since 2002. In accordance with SEC rules, lead audit partners are subject to rotation requirements, which limit the number of consecutive years an individual partner may serve us. The Audit Committee oversees the rotation of the audit partners. The Audit Committee Chairman interviews candidates for audit partner and the Audit Committee discusses them.

While not required by law, we are asking our shareholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2023 at the Annual Meeting as a matter of good corporate governance. If shareholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of Cardinal Health and its shareholders. Our Audit Committee approved, and our shareholders ratified with 98% support, the appointment of Ernst & Young LLP as our independent auditor for fiscal 2022.

We expect representatives of Ernst & Young LLP to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR FISCAL 2023.

Audit Committee Report

The Audit Committee is responsible for overseeing: the integrity of Cardinal Health’s financial statements; the independent auditor’s qualifications, independence, and performance; Cardinal Health’s internal audit function; Cardinal Health’s compliance with legal and regulatory requirements; and Cardinal Health’s processes for assessing and managing risk. As of the date of this report, the Audit Committee consists of three members of the Board of Directors. The Board of Directors has determined that each of Messrs. Evans and Johri is an “audit committee financial expert” for purposes of the SEC rules and that each Committee member is independent. The Audit Committee’s activities are governed by a written charter, which is available on Cardinal Health’s website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Board Committees and Charters.”

Management has primary responsibility for the financial statements and for establishing and maintaining the system of internal control over financial reporting. Management also is responsible for reporting on the effectiveness of Cardinal Health’s internal control over financial reporting. Cardinal Health’s independent auditor, Ernst & Young LLP, is responsible for performing an independent audit of Cardinal Health’s consolidated financial statements and for issuing a report on the financial statements and a report on the effectiveness of Cardinal Health’s internal control over financial reporting based on its audit.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2022 with management and with Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP the effectiveness of Cardinal Health’s internal control over financial reporting as well as management’s report and Ernst & Young LLP’s report on the subject. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC and matters related to Cardinal Health’s financial statements, including critical accounting estimates and judgments. The Audit Committee received from Ernst & Young LLP the written disclosures and letter required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence.

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The Audit Committee meets regularly with Ernst & Young LLP, with and without management present, to review the overall scope and plans for Ernst & Young LLP’s audit work and to discuss the results of its examinations, the evaluation of Cardinal Health’s internal control over financial reporting, and the overall quality of Cardinal Health’s accounting and financial reporting. In addition, the Audit Committee annually considers the performance of Ernst & Young LLP.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2022 be included in Cardinal Health’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors on August 8, 2022.(1)

Akhil Johri, Chairman
David C. Evans
John H. Weiland

Fees Paid to Ernst & Young LLP

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2022 and 2021.

	Fiscal 2022 ($)	Fiscal 2021 ($)
Audit fees(1)	14,817,561	14,296,741
Audit-related fees(2)	4,272,672	4,758,550
Tax fees(3)	2,037,629	1,735,495
All other fees	—	—
TOTAL FEES	21,127,862	20,790,786
(1)

Audit fees include fees paid to Ernst & Young LLP related to the annual audit of consolidated financial statements, the annual audit of the effectiveness of internal control over financial reporting, the review of financial statements included in Quarterly Reports on Form 10-Q, and statutory audits of various international subsidiaries. Audit fees also include fees for services performed by Ernst & Young LLP that are closely related to the audit and in many cases could only be provided by the independent auditor, such as comfort letters and consents related to SEC registration statements.

(2)

Audit-related fees include fees for services related to acquisitions and divestitures, audit-related research and assistance, service auditor’s examination reports, and employee benefit plan audits.

(3)

Tax fees include fees for tax compliance and other tax-related services. The aggregate fees billed to us by Ernst & Young LLP for tax compliance for fiscal 2022 and 2021 were $162,492 and $191,484, respectively.

Policy on Pre-Approval of Services Provided by Ernst & Young LLP

The Audit Committee must pre-approve the audit and permissible non-audit services performed by our independent accountants in order to help ensure that the accountants remain independent of Cardinal Health. The Audit Committee has adopted a policy governing this pre-approval process.

Under the policy, the Audit Committee annually pre-approves certain services and assigns specific dollar thresholds for these types of services. If a proposed service is not included in the annual pre-approval, the Audit Committee must separately pre-approve the service before the engagement begins.

The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for proposed services up to $500,000. Proposed services exceeding $500,000 require full Audit Committee approval.

All audit and non-audit services provided for us by Ernst & Young LLP for fiscal 2022 and 2021 were pre-approved by the Audit Committee.

(1)

Mses. Brennan, Chandrasekaran, and Edison joined the Audit Committee effective September 6, 2022 after the review, discussions, and recommendations referred to in the Audit Committee Report took place.

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EXECUTIVE COMPENSATION

TABLE OF CONTENTS

EXECUTIVE COMPENSATION	40
PROPOSAL 3 — ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	41
COMPENSATION DISCUSSION AND ANALYSIS	42
Executive Summary	42
Shareholder Engagement and Consideration of 2021 “Say-on-Pay” Vote	44
Executive Compensation Governance Features	45
Compensation Philosophy and Practices	45
Elements of Compensation for Executive Officers	46
Base Salary	47
Annual Incentive Compensation	47
Long-Term Incentive Compensation	49
Other Elements of Compensation	53
Our Policies, Guidelines, and Practices Related to Executive Compensation	54
HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT	57
EXECUTIVE COMPENSATION TABLES	57
Summary Compensation Table	57
All Other Compensation	58
Grants of Plan-Based Awards for Fiscal 2022	59
Incentive Plans	60
Performance Measure Calculations	60
Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)	62
Outstanding Equity Awards at Fiscal Year-End for Fiscal 2022	63
Option Exercises and Stock Vested for Fiscal 2022	64
Deferred Compensation	64
Nonqualified Deferred Compensation in Fiscal 2022	65
Potential Payments upon Termination of Employment or Change of Control	66
PAY RATIO DISCLOSURE	70
EQUITY COMPENSATION PLAN INFORMATION	70

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Proposal 3 —

Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our shareholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in the CD&A, the Summary Compensation Table, and the related compensation tables, notes, and narrative in this proxy statement.

We urge shareholders to read the CD&A beginning on page 42 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosures appearing on pages 57 through 69, which provide detailed information on the compensation of our named executive officers.

The Board and the Compensation Committee believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our long-term success. Additionally, we believe the fiscal 2022 pay outcomes demonstrate alignment between pay and performance.

Although this advisory vote is not binding on the Board, the Board and the Compensation Committee will review and consider the voting results when evaluating our executive compensation program.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Accordingly, the next say-on-pay advisory vote will be held at our 2023 annual meeting of shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE CD&A, THE SUMMARY COMPENSATION TABLE, AND THE RELATED COMPENSATION TABLES, NOTES, AND NARRATIVE IN THIS PROXY STATEMENT.

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Compensation Discussion and Analysis

Executive Summary

This CD&A focuses on the fiscal 2022 compensation of the following current and former executive officers (the “named executive officers” or “named executives”) and describes the executive compensation program and the Compensation Committee’s decisions under it. Following the end of fiscal 2022, the Board elected Mr. Hollar as CEO effective September 1, 2022, and Mr. Kaufmann departed from the company on that date. In addition, Mr. Crawford ceased to serve as Chief Executive Officer, Pharmaceutical Segment effective September 19, 2022, when he was succeeded by Deborah L. Weitzman.

MICHAEL C. KAUFMANN	JASON M. HOLLAR	VICTOR L. CRAWFORD
Former Chief Executive Officer	Chief Executive Officer and Former Chief Financial Officer	Former Chief Executive Officer Pharmaceutical Segment
STEPHEN M. MASON	JESSICA L. MAYER
Chief Executive Officer Medical Segment	Chief Legal and Compliance Officer

Fiscal 2022 Performance

In fiscal 2022, enterprise performance was significantly impacted by Medical segment under-performance due to inflation and supply chain constraints. Pharmaceutical segment profit grew 5%. We generated strong cash flow, returning $1.6 billion to our shareholders through share repurchases and dividends.

Revenue was $181.4 billion, up 12% from the prior year.

GAAP diluted loss per share was $(3.35) primarily due to $2.1 billion in pre-tax goodwill impairment charges ($1.9 billion after tax or $6.94 per share) in the Medical segment. Non-GAAP EPS was $5.06, a 9% decrease over the prior year primarily due to net inflationary impacts and global supply chain constraints in the Medical segment.

GAAP operating loss was $(596) million primarily due to the goodwill impairment charges in the Medical segment. Non-GAAP operating earnings were $2.0 billion, a 12% decrease over the prior year primarily due to the inflation and supply chain constraints in the Medical segment.

Pharmaceutical segment profit grew 5%, while Medical segment profit decreased 63%.

We continued to streamline our cost structure and surpassed our enterprise cost savings target for the fourth consecutive year.

We generated strong operating cash flow of $3.1 billion, returning nearly $1.6 billion to shareholders in share repurchases ($1.0 billion) and dividends ($559 million) and strengthening our balance sheet by repaying $850 million in long-term debt.

As part of our continued strategic portfolio evaluation, we divested our Cordis business in August 2021.

We amended our Red Oak Sourcing agreement with CVS Health to extend the term of the generic pharmaceutical sourcing venture through June 2029. We also extended our pharmaceutical distribution agreements with CVS Health through June 2027.

After several years of negotiations, we finalized the national opioid settlement agreement, effective April 2, 2022, which settles the vast majority of opioid lawsuits filed by state and local governmental entities.

See Annex A for reconciliations to the comparable financial measures prepared in accordance with U.S. GAAP and the reasons why we use non-GAAP financial measures.

(1)

Total shareholder return over the period from July 1, 2021 through June 30, 2022, expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

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Fiscal 2022 Compensation Highlights

Enterprise funding of 40% for our annual cash incentive award program was based solely on above-target performance for operating cash flow, costs savings, and DE&I measures. Adjusted non-GAAP operating earnings, which was 65% of the program, fell below threshold funding and contributed nothing to the payout.

Mr. Kaufmann received 40% of his annual cash incentive target, in line with the enterprise funding, and the other named executives received between 25% and 44% of their targets based on business and individual performance.

PSUs for the fiscal 2020 through fiscal 2022 performance cycle (the “Fiscal 20-22 PSUs”) paid out at 93% based on under-performance against a three-year cumulative adjusted non-GAAP EPS goal, over-performance on cost savings, and under-performance against a corporate culture goal focused on leadership score improvement from our employee engagement survey.

We granted PSUs for the fiscal 2022 through fiscal 2024 performance cycle (the “Fiscal 22-24 PSUs”) based on annual goals for adjusted non-GAAP EPS and three-year strategic measures for cost savings and DE&I progress. The Compensation Committee returned to setting three-year EPS goals in the PSU program with the fiscal 2023 grant.

CEO Transition-Related Compensation Decisions

On August 11, 2022, we announced that the Board elected Mr. Hollar as CEO effective September 1, 2022. Mr. Hollar also joined the Board effective August 11, 2022. Mr. Kaufmann, previously the CEO, departed from the company and the Board on September 1, 2022.

HOLLAR COMPENSATION ARRANGEMENTS

The Compensation Committee approved compensation changes for Mr. Hollar in conjunction with his role change. Upon his assumption of the CEO role, Mr. Hollar’s annual compensation opportunities were set as follows: his annual base salary is $1,350,000; his annual incentive target is 150% of base salary; and his long-term incentive target is $11.0 million. The Compensation Committee approved a $3.0 million alignment grant to give Mr. Hollar, as a new CEO, an appropriate ownership stake to align with shareholders. This alignment grant was made in August 2022 and was split equally between PSUs and RSUs. The Compensation Committee also approved $350,000 in annual personal plane use for Mr. Hollar.

Consistent with the company’s past practice for an internally promoted CEO, Mr. Hollar’s target total direct compensation (base salary plus annual and long-term incentives) is positioned approximately at the 25th percentile of the competitive CEO market range, as established using the company’s existing Comparator Group. This includes annual vesting of the alignment grant over a three-year period, subject to performance for the performance portion of the award.

KAUFMANN DEPARTURE

When he departed the company, Mr. Kaufmann did not receive any additional compensation, benefits, or vesting of long-term incentive awards beyond what he was otherwise entitled to under the standard terms of the company’s existing severance and long-term incentive plans.

Severance benefits. The Board determined that Mr. Kaufmann’s departure from the company entitled him to severance benefits as an involuntary termination without cause under the Board-adopted Cardinal Health, Inc. Senior Executive Severance Plan (“Severance Plan”). Under the Severance Plan, he receives cash severance equal to 2.0 times the sum of annual base salary and target bonus, a prorated fiscal 2023 annual bonus (based on actual performance), and up to 18 months of health insurance premiums.

Retirement benefits. Upon his departure, Mr. Kaufmann satisfied the standard age and service requirements to qualify for retirement treatment under the Amended Cardinal Health, Inc. 2011 Long-Term Incentive Plan (“2011 LTIP”) in the event of either a voluntary termination or an involuntary termination without cause. Under the 2011 LTIP, like all other retirement-eligible participants, he received prorated vesting of outstanding long-term incentive awards and continued exercisability of stock options. Any payout of prorated PSUs will be based on actual performance.

The table below shows the payments and benefits that Mr. Kaufmann became eligible to receive in an involuntary termination without cause on September 1, 2022, using the same assumptions as the table under “Table of Potential Payments Upon Termination of Employment or Change of Control” beginning on page 67 and a September 1, 2022 stock price.

Involuntary Termination Without Cause ($)
Severance benefits
Cash severance	6,750,000
Prorated fiscal 2023 annual cash incentive award(1)	349,520
Medical benefits	22,822
Total severance benefits	7,122,342
Retirement benefits
Prorated vesting of long-term incentive awards	12,253,347
Total departing benefits	19,375,689
(1)

Mr. Kaufmann would also have been eligible to receive this prorated fiscal 2023 annual cash incentive award as a retirement benefit under the Cardinal Health, Inc. Management Incentive Plan (“MIP”).

We further discuss severance benefits under “Severance and Change of Control Benefits” beginning on page 53 and potential payments and benefits in the event of an involuntary termination without cause under “Potential Payments on Termination of Employment or Change of Control” beginning on page 66.

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Other Named Executive Departure

On September 8, 2022, we announced that Mr. Crawford would cease to serve as Chief Executive Officer, Pharmaceutical Segment effective September 19, 2022. He will remain with the company through November 13, 2022 to help transition the role to his successor, Deborah L. Weitzman, the former President of Pharmaceutical Distribution.

The Board determined that Mr. Crawford’s departure from the company will entitle him to severance benefits as an involuntary termination without cause under the Severance Plan. In addition, at his departure, Mr. Crawford will satisfy the standard age and service requirements to qualify for retirement treatment under the 2011 LTIP in the event of an involuntary termination without cause.

Shareholder Engagement and Consideration of 2021 “Say-on-Pay” Vote

Our annual say-on-pay vote is one of our opportunities to receive feedback from shareholders regarding our executive compensation program, and the Compensation Committee takes the result of this vote into consideration when it determines the compensation of our executive officers. Following the significant actions the Compensation Committee took last year in response to feedback, shareholders demonstrated strong support for our executive compensation program in 2021, as evidenced by the 86% of votes cast in favor of our say-on-pay proposal.

It has been our long-standing practice to meet with shareholders throughout the year so that the Board and management can discuss and obtain shareholder feedback regarding our governance, executive compensation, and sustainability practices. A general overview of our annual engagement process is below.

Our Board Chairman, Compensation Committee Chair, and members of senior management engaged with shareholders during the summer of 2022 to discuss executive compensation as well as to provide updates on the opioid litigation and settlement developments and other governance and sustainability topics. We proactively reached out to investors representing 61% of our outstanding shares, ultimately engaging with investors representing 36% of our outstanding shares. The Board Chairman and Compensation Committee Chair led meetings with shareholders representing approximately 23% of our outstanding shares.

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In our meetings, shareholders continued to express support for the structure of our executive compensation program and its alignment of pay with performance. Shareholders also provided positive feedback on the changes implemented last year in response to their input, particularly our commitment to return to three-year PSU goals in fiscal 2023. Compensation-related topics discussed with shareholders included changes to our annual incentive and PSU awards, including the expansion of DE&I metrics in both programs.

Our Compensation Committee has a strong record of responding to shareholder feedback as illustrated by structural design actions taken in recent years, including:

returning to setting three-year PSU goals beginning with the fiscal 2023 annual grant;

eliminating any upward benefit from the relative TSR modifier in our PSUs if absolute TSR is negative;

adding new cost savings and culture goals (including DE&I metrics, as described below) to our annual and long-term incentive programs that align with key strategic initiatives;

increasing the proportion of PSUs to 60% (from 33%) of long-term incentive awards and eliminating stock options; and

enhancing our executive clawback provision.

The Compensation Committee also has exercised discretion where appropriate to respond to investor feedback. Last year, the Compensation Committee took significant actions in recognition of the impact of the opioid litigation on the company and its shareholders, including reducing the CEO’s fiscal 2021 annual cash incentive award by 65% and other named executives’ awards by 20%.

See pages 34 and 35 of this proxy statement for additional information about shareholder engagement.

Executive Compensation Governance Features

WHAT WE HAVE	WHAT WE DO NOT HAVE
Significant portion of executive pay consists of performance-based “at risk” elements	No employment agreements with executive team
Performance goals for cost savings and DE&I	No dividend equivalents on unvested PSUs or RSUs
Caps on annual cash incentive and PSU payouts	No executive pensions
Minimum vesting period for long-term incentive awards	No repricing of underwater options without shareholder approval
Stock ownership guidelines for directors and executive officers	No hedging or pledging of company stock
Compensation recoupment (“clawback”) provision	No “single trigger” change of control arrangements
Long-standing, proactive shareholder engagement program and history of responsiveness	No excise tax gross-ups upon change of control

Compensation Philosophy and Practices

Our compensation program is designed to support our long-term growth, with accountability for key annual results. It has the following key objectives:

Reward performance. We tie our executive pay to financial, operational, and individual performance as well as to performance against key strategic initiatives, such as achieving cost savings and DE&I goals.

Emphasize long-term, stock-based incentive compensation. We emphasize performance and retention using long-term, stock-based incentive compensation, which supports sustainable long-term shareholder return. Combined with stock ownership guidelines, it provides executives with meaningful ownership stakes and aligns their interests with shareholders.

Maintain a competitive program that will attract and retain critical talent. We have designed our compensation program to be competitive in the marketplace and to invest in and reward talent, driving our long-term growth while holding employees accountable to our strategy and our values.

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Elements of Compensation for Executive Officers

Our executive officers’ total direct compensation has three primary elements: base salary; annual incentive; and long-term incentive. In fiscal 2022, long-term incentive awards were granted 60% in PSUs and 40% in RSUs. A significant portion of executive compensation is based on company performance and is at-risk (annual incentive and PSUs). At the beginning of each performance period, the Compensation Committee sets performance goals under our annual incentive program and PSUs. After the performance period ends, the Compensation Committee evaluates the performance and determines payouts.

The charts below show the components of fiscal 2022 target total direct compensation and the elements of pay for our Chief Executive Officer and other named executives.

Pay Element	Description and Purpose	Links to Business and Talent Strategies
Base salary	◼ Fixed cash compensation, which is reviewed annually and adjusted when appropriate ◼ Based on qualifications, experience, role, performance, career progression, market data, and internal pay equity	◼ Competitive base salaries support our ability to attract and retain executive talent
Annual incentive
◼

Variable cash compensation based on achieving goals for annual adjusted non-GAAP operating earnings, operating cash flow, cost savings, and DE&I, and individual performance

◼

Target as a percentage of base salary reflects market data and internal pay equity

◼

Primary financial measure reflects our focus on operating earnings and liquidity-focused measure aligns with our focus on capital deployment

◼

Cost savings and DE&I goals align with key strategic initiatives

◼

Executives are assessed on their individual performance, including their alignment with our Standards of Business Conduct, values, and behaviors

Long-term incentive
◼

Weighted 60% in PSUs and 40% in RSUs

◼

PSUs vest based on achieving goals for adjusted non-GAAP EPS, cost savings, and DE&I goals over three years, with a relative TSR modifier

◼

RSUs vest ratably over three years

◼

Target annual grant value reflects market data and internal pay equity

◼

Supports sustainable long-term shareholder return and closely aligns management’s interests with shareholders’ interests

◼

Non-GAAP EPS is a primary measure for evaluating our performance and is closely followed by the investment community

◼

Cost savings and DE&I goals align with key strategic initiatives

◼

Long-term incentives help to retain executive talent

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Fiscal 2022 Target Total Direct Compensation

The Compensation Committee established fiscal 2022 target total direct compensation for our named executives as shown below. The Compensation Committee takes a number of factors into consideration when setting target total direct compensation and each of the individual elements, including job responsibilities, time in role, and competitive market data derived from our Comparator Group discussed on pages 54 and 55. Further information on the primary elements of compensation can be found in the following pages, where each pay element is described more fully.

Name	Base Salary (Annualized Rate) ($)	Annual Incentive Target (% of Base Salary)	Annual Incentive Target ($)	Long-Term Incentive Target ($)	Target Total Direct Compensation ($)
Kaufmann	1,350,000	150	2,025,000	11,000,000	14,375,000
Hollar	735,000	100	735,000	2,750,000	4,220,000
Crawford	744,500	100	744,500	2,750,000	4,239,000
Mason	675,000	100	675,000	2,750,000	4,100,000
Mayer	625,000	90	562,500	2,500,000	3,687,500

Base Salary

The Compensation Committee annually reviews our named executives’ base salaries. After holding named executives’ base salaries flat for fiscal 2021, the Compensation Committee approved salary adjustments at the beginning of fiscal 2022 (effective August 30, 2021) to move the named executives’ target total direct compensation closer to the median of the Comparator Group market data for their respective roles as well as for internal pay equity considerations.

Name	Base Salary (Annualized Rate)
	Fiscal 2022 ($)	Fiscal 2021 ($)
Kaufmann	1,350,000	1,300,000
Hollar	735,000	700,000
Crawford	744,500	725,000
Mason	675,000	625,000
Mayer	625,000	575,000

Annual Incentive Compensation

The Compensation Committee based the goals for the fiscal 2022 annual cash incentive award program on adjusted non-GAAP operating earnings, operating cash flow, and strategic measures for cost savings and culture objectives.

For the fiscal 2022 program, the Compensation Committee added operating cash flow, expanded metrics in furtherance of the company’s commitment to DE&I, and eliminated the tangible capital modifier.

Fiscal 2022 Operating Earnings Goal

The earnings goal continues to be based on non-GAAP operating earnings because it is one of our primary measures of operating performance.

The Compensation Committee set the adjusted non-GAAP operating earnings target at the beginning of fiscal 2022. The $2,395 million target was based on the Board-approved budget and excluded the results of the Cordis business that we divested in August 2021. The target represented approximately 5% growth over the prior year’s actual adjusted non-GAAP operating earnings of $2,272 million.

In our August 5, 2021 earnings call, we explained that our key assumptions for fiscal 2022 non-GAAP operating earnings outlook included growth driven primarily by contributions from strategic growth areas and cost savings initiatives, a COVID-19 tailwind split evenly across both segments, incremental Investments in technology enhancements across the enterprise to drive growth and efficiencies, and an unfavorable impact due to the Cordis divestiture.

Fiscal 2022 Operating Cash Flow Goal

The operating cash flow goal is based on GAAP net cash provided by operating activities. The Compensation Committee set the

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operating cash flow target at the beginning of fiscal 2022 based on the Board-approved budget.

The Compensation Committee added this new liquidity-focused measure for fiscal 2022 to align with our focus on capital deployment. Our ability to generate cash is critical to our growth and funding of operating activities and meeting our capital deployment priorities.

Fiscal 2022 Strategic Goals

Three years ago, we added strategic goals to our annual incentive program based on cost savings and Our Path Forward culture initiatives.

COST SAVINGS

The Compensation Committee set the target for new cost savings projects during fiscal 2022 to align with our internal projections and a publicly announced cost savings goal of more than $750 million over five years against a fiscal 2018 base year. This initiative is designed to streamline our cost structure and position us for sustainable future growth.

OUR PATH FORWARD

Our Path Forward, which is discussed on pages 30 and 31, is a comprehensive, enterprise-wide strategy clarifying our mission, where we are going, how we will grow, what we believe, and how we act. The initiative reflects our vision and strategy to position the company for the future.

For fiscal 2022, the Our Path Forward goal focused on both process and progress regarding DE&I. Incentive-eligible employees were required to timely complete trainings focused on building DE&I and general manager capabilities. A 90% completion rate for these trainings was required to earn a 100% payout. If a payout was earned, the Compensation Committee applied a modifier to adjust the payout either up or down by up to five percentage points, taking into account progress against our long-term DE&I management representation goals (see page 32 for more information about these long-term goals), the use of diverse interview slates and diverse interview panels, completion of unconscious bias training by people leaders below the manager level, and governance leader input.

We describe how we calculate these measures under “Performance Measure Calculations” beginning on page 60.

The table below shows goals for the fiscal 2022 annual incentive program, actual performance, and enterprise funding.

(dollars in millions)	Weight	Threshold	Target	Max	Percent of Target	Impact on Enterprise Funding
Adjusted non-GAAP operating earnings(1)					78%	0 pp
Operating cash flow(1)					120%	16 pp
Cost savings(2)					103%	10 pp
Our Path Forward(3)		Achieved only if DE&I training goal is achieved. 5 pp +/- based on DE&I progress modifier			140%	14 pp
Enterprise funding percentage						40%
(1)

A payout level between 20% and 200% is earned for achieving the adjusted non-GAAP operating earnings and operating cash flow goals.

(2)

A payout level between 50% and 200% is earned for achieving the cost savings goal.

(3)

A payout is earned only if a 90% completion rate for DE&I manager capabilities trainings is achieved. If a payout is earned, a progress modifier is then applied to adjust the payout either up or down by up to five percentage points. The DE&I manager capabilities training goal was achieved and a 4-percentage point positive modifier was applied based on the company meeting or exceeding two out of three one-year diverse representation goals and exceeding goals for diverse interview slates, diverse interview panels, and completion of unconscious bias training by people leaders below the manager level.

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Fiscal 2022 Annual Incentive Targets and Payouts

The Compensation Committee annually reviews our named executives’ annual incentive targets as a percentage of base salary. After the review at the beginning of fiscal 2022, the Committee did not change any of the named executives’ targets.

The Compensation Committee awarded each named executive his or her fiscal 2022 annual incentive award based on the 40% enterprise funding percentage and an individual performance factor.

Name	Target (% of Base Salary)	Target Amount ($)	Actual Amount ($)	Actual (% of Target)
Kaufmann	150	2,012,671	805,068	40
Hollar	100	729,247	320,869	44
Crawford	100	741,295	296,518	40
Mason	100	666,781	166,695	25
Mayer	90	555,103	244,245	44

Mr. Kaufmann’s annual incentive was based on enterprise performance.

Mr. Hollar’s annual incentive was based on enterprise performance as well as his strong individual performance, including his continued strong leadership of execution against our capital deployment plan and our efforts to position the company for the future.

Mr. Crawford’s annual incentive was based on enterprise and Pharmaceutical segment performance.

Mr. Mason’s annual incentive was based on enterprise and Medical segment performance.

Ms. Mayer’s annual incentive was based on enterprise performance and her strong individual performance in finalizing the national opioid settlement and managing leadership transitions and transformation within the quality function that she oversees.

Long-Term Incentive Compensation

Fiscal 2020-2022 PSU Payouts

In August 2022, the Compensation Committee certified the payout level of the PSUs for Fiscal 20-22 PSUs at 93%. The Fiscal 20-22 PSUs were earned based on achievement versus a three-year cumulative adjusted non-GAAP EPS goal, a three-year cost savings goal, and an Our Path Forward measure focused on leadership score improvement from our employee engagement survey.

In addition, operating cash flow must have exceeded net earnings for the first two years of the performance period for any of the Fiscal 20-22 PSUs to vest, regardless of whether the other goals are achieved. The final payout was also subject to adjustment based on a relative TSR modifier, which decreases the payout by 20% if relative TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if relative TSR is above the 80th percentile of the index.

The three-year cumulative EPS goal was the sum of annual targets set by the Compensation Committee which aligned with the Board-approved budget in each fiscal year and were consistent with our public EPS guidance range issued at the beginning of each fiscal year. EPS performance was well above target for fiscal 2020, slightly below target in fiscal 2021, and well below target in fiscal 2022.

The Compensation Committee set the three-year cost savings target to align with our internal projections and our publicly announced cost savings goal at the time of more than $500 million over five years against a fiscal 2018 base year.

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(dollars in millions, except for per share amounts)	Weighting	Fiscal Year	Threshold (50%)	Target (100%)	Maximum (200%)	Percent of Target	Impact on Payout Level
Adjusted non-GAAP EPS(1)		2020
		2021
		2022
	3-Year Cumulative					98%	49 pp
Cost savings						194%	39 pp
Our Path Forward						50%	5 pp
Payout level before relative TSR modifier applied						93%
Relative TSR modifier(2)						39th percentile
Final payout level						93%
(1)

The adjusted non-GAAP EPS goal is a three-year cumulative goal, which is the sum of annual targets set by the Compensation Committee. Achieving threshold performance of 95% of the cumulative EPS goal results in a 50% payout level, achieving target performance of 100% of the cumulative EPS goal results in a 100% payout level, and achieving maximum performance of 110% of the cumulative EPS goal results in a 200% payout level.

(2)

The relative TSR modifier decreases the payout by 20% if relative TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if relative TSR is above the 80th percentile of the index.

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The chart below shows our PSU payouts (after application of the relative TSR modifier) over the last five performance cycles, illustrating pay for performance. The relative TSR modifier was introduced beginning with the PSUs for fiscal 2018 through fiscal 2020 performance cycle. Three-year TSR is calculated as TSR over the three fiscal year period expressed as a percentage, calculated based on changes in stock price assuming reinvestment of dividends.

3-year TSR	(37.1)%	(33.7)%	(25.3)%	31.1%	24.2%
Application of relative TSR modifier	NA	NA	20% reduction in payout	20% reduction in payout	No modification

The table below shows the target and earned Fiscal 20-22 PSUs for each named executive.

Name	Target Number of Shares (#)	Number of Shares Earned (#)
Kaufmann	142,857	132,857
Hollar	20,429	18,999
Crawford	39,286	36,536
Mason	32,143	29,893
Mayer	25,000	23,250

Fiscal 2022 Long-Term Incentive Targets and Grants

The Compensation Committee annually reviews our named executives’ long-term incentive targets. At the beginning of fiscal 2022, the Compensation Committee approved adjustments to move named executives’ target total direct compensation closer to the median of the Comparator Group market data for their respective roles as well as for internal pay equity considerations.

Name	Long-Term Incentive Targets
	Fiscal 2022 ($)	Fiscal 2021 ($)
Kaufmann	11,000,000	10,000,000
Hollar	2,750,000	2,500,000
Crawford	2,750,000	2,750,000
Mason	2,750,000	2,500,000
Mayer	2,500,000	1,850,000

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The following table shows the long-term incentive awards made in the fiscal 2022 annual grant (made in August 2021) to the named executives. Awards were delivered 60% in PSUs and 40% in RSUs.

Name	Fiscal 2022 Annual Grant Awards
	RSUs ($)		Target PSUs ($)		Total ($)
Kaufmann	4,400,000	(1)	6,600,000	(1)	11,000,000
Hollar	1,100,000		1,650,000		2,750,000
Crawford	1,100,000	(1)	1,650,000	(1)	2,750,000
Mason	1,100,000		1,650,000		2,750,000
Mayer	1,000,000		1,500,000		2,500,000
(1)

Under the standard terms of our 2011 LTIP applicable to all retirement-eligible participants, the unvested portions of these awards vest on a prorated basis when the named executive leaves the company, and the remaining portions are forfeited. Vested PSUs pay out based on actual performance.

In addition to Ms. Mayer’s annual grant, in November 2021, the Compensation Committee approved an RSU grant of $1.75 million to Ms. Mayer to move her total direct compensation closer to the median of the Comparator Group market data for chief legal officer roles.

Fiscal 2022-2024 PSU Grants

When granting PSUs for the Fiscal 22-24 PSUs, consistent with the prior year’s grant, the Compensation Committee based the goals on adjusted non-GAAP EPS and strategic measures for cost savings and culture. The Compensation Committee shifted the focus of the Our Path Forward metric to progress against our long-term DE&I management representation goals.

(dollars in millions)	Weighting	Threshold	Target	Maximum
Adjusted non-GAAP EPS(1)
Cost savings(1)
Our Path Forward(2)
Female Representation at Manager and Above (Global)
African American and Black Representation at Manager and Above (U.S.)
All Other Ethnically Diverse Representation at Manager and Above (U.S.)
Relative TSR modifier(3)
(1)

A payout level between 50% and 200% is earned for achieving the adjusted non-GAAP EPS and cost savings goals.

(2)

A payout level between 50% and 150% is earned for achieving the Our Path Forward goal.

(3)

The relative TSR modifier decreases the payout by 20% if relative TSR is below the 20th percentile of the S&P 500 Health Care Index and increases it by 20% if relative TSR is above the 80th percentile of the index (unless absolute TSR is negative).

EPS GOAL

Adjusted non-GAAP EPS remains the primary PSU performance measure because non-GAAP EPS is one of our primary measures of operating performance and is an important measure used by the investment community to evaluate our performance. The EPS goal is a three-year cumulative goal, which is the sum of annual targets set by the Compensation Committee.

The Compensation Committee set the adjusted non-GAAP EPS target for fiscal 2022 at $5.84 to align with the Board-approved budget, which was 5% higher than the prior year’s actual results ($5.57). The target was consistent with our public EPS guidance range issued at the beginning of fiscal 2022.

The Compensation Committee continued the same EPS goal-setting approach used for the fiscal 2021 PSU grant, which the Committee had adopted to address significant healthcare industry uncertainties that the company had been facing before the COVID-19 pandemic. These uncertainties heightened during the pandemic and have made setting appropriate three-year goals very challenging.

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The Committee returned to setting a three-year EPS goal with the PSUs for the fiscal 2023 through fiscal 2025 performance cycle (the “Fiscal 23-25 PSUs”) granted in August 2022. The Fiscal 23-25 PSUs will be earned based on the sum of non-GAAP diluted EPS compound annual growth rate and average annual dividend yield over the performance cycle as well as on cost savings and DE&I progress goals. The financial goal aligns with our public long-term target to average double-digit combined non-GAAP EPS growth and dividend yield.

STRATEGIC GOALS

Cost savings. Consistent with last year’s PSU grant, the Fiscal 22-24 PSUs included a three-year cost savings measure. The Compensation Committee set the three-year cost savings target to align with our internal projections and our publicly announced cost savings goal of more than $750 million over five years against a fiscal 2018 base year.

Our Path Forward. The Fiscal 22-24 PSUs included an Our Path Forward measure (see pages 30 and 31 for a discussion of Our Path Forward) focused on progress against long-term DE&I management representation goals that we established last year for three under-represented groups (see page 32 for more information about these long-term goals). Each group (female, African American and Black, and all other ethnically diverse) comprises one-third of the overall weighting for the metric and each group has a separate payout level based on its specific representation goal. The overall payout level for the metric is based on an average of the achievement in the three groups. Targets are aligned with three-year increases needed to be on pace for the 2030 goals and maximums are aligned with five-year increases needed to be on pace for the 2030 goals.

RELATIVE TSR MODIFIER

A relative TSR modifier measured over a three-year period continues to link this long-term incentive compensation directly to our relative shareholder returns and provide further alignment with shareholder interests while also recognizing factors that impact our industry and peers. We use the S&P 500 Health Care Index as the peer group because it is an objective, widely available index with broad representation in the healthcare sector.

As previously disclosed, beginning with the Fiscal 22-24 PSUs, we eliminated any upward benefit from the relative TSR modifier if absolute TSR is negative to align company performance and shareholder experience.

OPERATING CASH FLOW THRESHOLD

Operating cash flow must exceed net earnings for the first two years of the performance period for any of the Fiscal 22-24 PSUs to vest, regardless of whether the other goals are achieved.

We describe how we calculate these measures under “Performance Measure Calculations” beginning on page 60.

DEFERRED PAYOUT

The Fiscal 22-24 PSUs provide that 50% of Mr. Kaufmann’s payout is deferred over a two-year period after vesting and 33% of other executives’ payouts will be deferred for a year after vesting.

Other Elements of Compensation

401(k) Savings and Deferred Compensation Plans

Our 401(k) Savings Plan and DCP allow most of our U.S.-based employees to accumulate value on a tax-deferred basis and allow us to be competitive in recruiting and retaining talent. Our DCP permits certain management employees, including the named executives, to defer payment and taxation of a portion of their salary and annual incentive compensation into a variety of different investment alternatives. We make matching contributions subject to limits discussed under “Deferred Compensation” on page 64. We also may make additional contributions to the 401(k) Savings Plan and DCP on the same basis for all employees. Named executives also may elect to defer payment and taxation of PSUs and RSUs.

Other Benefits and Perquisites

The Compensation Committee encourages use of our corporate aircraft for the personal travel of our CEO because it increases his time available for business purposes and enhances his safety and security. Mr. Kaufmann’s fiscal 2022 personal travel allowance was $250,000. He did not receive tax reimbursement for any imputed income associated with personal travel. Mr. Kaufmann had an aircraft time-sharing agreement, under which he could reimburse us for incremental costs when he used the aircraft for personal travel. Reimbursed travel does not count against the personal travel allowance.

During part of fiscal 2022, Mr. Hollar was authorized to commute by corporate aircraft between his out-of-state residence and our corporate headquarters to increase his time available for business purposes. Mr. Hollar did not receive tax reimbursement for any imputed income associated with personal travel.

Severance and Change of Control Benefits

Under our Board-adopted Severance Plan, our named executives are eligible for severance benefits under certain circumstances. Specifically, if we terminate a named executive without cause, or

a named executive resigns for good reason during the two-year period commencing upon a change of control (the “change of control period”)

then, the named executive will receive:

in the case of the CEO, cash severance equal to 2.0 times (or 2.5 times if the termination occurs during the change of control period) the sum of annual base salary and target bonus;

in the case of other named executives, cash severance equal to 1.5 times (or 2.0 times if the termination occurs during the change of control period) the sum of annual base salary and target bonus;

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a prorated annual bonus for the year of termination based on actual performance (or the greater of target performance and actual performance if the termination occurs during the change of control period); and

up to 18 months of health insurance premiums.

Receipt of severance benefits is subject to the terms of the Severance Plan, including the required execution of a general release and compliance with certain restrictive covenants.

We believe that the Severance Plan is competitive with market practices and provides appropriate levels of compensation under standard terms and conditions related to executive separations. These benefits are an important component of our compensation packages designed to attract and retain top caliber talent in senior leadership roles and define terms and conditions of separation events. We do not have any agreements to provide change-of-control excise tax gross-ups.

As noted earlier in the CD&A on pages 43 and 44, the Board determined that Messrs. Kaufmann’s and Crawford’s departures from the company entitle them to severance benefits as involuntary terminations without cause under the Severance Plan.

We discuss our severance benefits in detail under “Potential Payments on Termination of Employment or Change of Control” beginning on page 66.

Our Policies, Guidelines, and Practices Related to Executive Compensation

Role of Compensation Committee’s Compensation Consultant

The Compensation Committee has utilized Korn Ferry as its independent executive compensation consultant since 2018. In its role as the Compensation Committee’s independent consultant, during fiscal 2022, Korn Ferry:

reviewed materials prepared for the Compensation Committee by management;

assisted the Compensation Committee in the design and implementation of our executive compensation program, including the selection of the key elements of the program, setting of targeted payments for each element, and establishment of performance targets;

made recommendations regarding the compensation of our CEO and other named executives;

conducted an annual review of the composition of our Comparator Group, advised the Compensation Committee with respect to the competitiveness of our executive and director compensation programs and pay levels in comparison to those of Comparator Group companies, and identified trends in executive and director compensation; and

attended Compensation Committee meetings.

Fees paid to Korn Ferry in fiscal 2022 for executive and director compensation consulting services provided to the Compensation Committee were $290,680. Korn Ferry also provided leadership development services to management during the fiscal year. Fees paid to Korn Ferry in fiscal 2022 for these other services were $395,654.

The Compensation Committee has determined that Korn Ferry is independent and its work for the company does not raise any conflicts of interest. The Compensation Committee reached this determination by reviewing the fees paid to Korn Ferry and evaluating its work under applicable SEC and NYSE rules on conflicts of interest and independence. This evaluation included considering all the services provided to the company, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest and maintain independence, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers, and any ownership of our stock by Korn Ferry’s team that provided any executive and director compensation consulting services. The Compensation Committee pre-approves the engagement of Korn Ferry for any non-compensation consulting.

Role of Executive Officers

Our CEO and Chief Human Resources Officer participate in Compensation Committee meetings to make recommendations regarding program design and compensation amounts, present performance assessments of the named executives (other than our CEO), and discuss company performance. The Compensation Committee delegates authority to our executive officers to administer compensation plans for participants who are not officers subject to Section 16 of the Exchange Act.

Our CEO reviews performance objectives with the Compensation Committee at the beginning of the fiscal year. At the end of the fiscal year, the Committee reviews and discusses the performance and compensation of the CEO in executive session and with the Chairman of the Board. The CEO does not participate in discussions regarding his own compensation.

Comparator Group

Each year, the Compensation Committee, in consultation with Korn Ferry, evaluates a “Comparator Group” of similarly situated public companies that serves as a reference for comparing our named executives’ pay to the market. Our Comparator Group reflects the industry in which we primarily compete for executive talent and includes direct competitors and other companies in the healthcare field. Our Comparator Group also includes air/freight and logistics companies and retailers because of their similar sizes and business models. The following companies comprised the Comparator Group for fiscal 2022 executive pay decisions, which did not change from the prior fiscal year:

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Abbott Laboratories	The Kroger Co.
AmerisourceBergen Corporation	Laboratory Corp. of America
Anthem, Inc.	McKesson Corporation
Baxter International Inc.	Medtronic plc
Becton, Dickinson and Company	Owens & Minor, Inc.
Boston Scientific Corporation	Stryker Corporation
CIGNA Corporation	Sysco Corporation
CVS Health Corporation	Target Corporation
Danaher Corporation	Thermo Fisher Scientific Inc.
FedEx Corporation	United Parcel Service, Inc.
Henry Schein, Inc.	UnitedHealth Group Inc.
Johnson & Johnson	Walgreens Boots Alliance, Inc.

The Compensation Committee uses the following key guidelines when it reviews the Comparator Group’s composition to ensure that the companies remain relevant for comparison purposes:

firm size (firms generally falling in the range of 0.2 to 2.0 times our revenue and 0.2 to 5.0 times our market capitalization);

industry;

business model; and

other secondary considerations, such as talent market, customer base, and market presence.

Our revenue is in the top quintile of the Comparator Group and our market capitalization is in the bottom quintile.

HOW WE USE COMPARATOR GROUP DATA

Each spring, Korn Ferry presents to the Compensation Committee an annual review of the market competitiveness of our named executives’ target total direct compensation using Comparator Group proxy statement data. The review assesses the market positioning of each named executive by position and, for the named executives other than the CEO and CFO, pay rank, and indicates where target total pay falls within a competitive range (generally within 20%) of the median of the Comparator Group. The review also indicates the competitive positioning of each named executive’s base salary, target annual incentives, target total cash compensation, long-term incentives, target pay mix, and long-term incentive vehicles.

At the beginning of the fiscal year, the Compensation Committee determines target total direct compensation for each named executive using the market competitiveness assessment from the prior spring as a reference point. In addition, the Compensation Committee also takes into consideration internal pay equity and an executive’s experience, scope of responsibility, individual performance, potential, and unique or hard-to-replace skills, as well as retention and other considerations.

Risk Assessment of Compensation Programs

Management has assessed our compensation programs and concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Cardinal Health. This risk assessment included reviewing the design and operation of our compensation programs, identifying and evaluating situations or compensation elements that could raise more significant risks, and evaluating other controls and processes designed to identify and manage risk. The Compensation Committee along with Korn Ferry reviewed the risk assessment and concurred with management’s conclusion.

Compliance Review with Risk Oversight Committee

At the beginning of fiscal 2022, the Compensation Committee adopted a formal process which provides that when it assesses executives’ individual performance for annual incentive awards, it considers executives’ alignment with our Standards of Business Conduct, values, and behaviors. The Risk Oversight Committee began to provide input in this process beginning with the fiscal 2022 annual incentive award determinations.

Stock Ownership Guidelines

We have stock ownership guidelines to align the interests of executive officers and directors with the interests of our shareholders. The guidelines specify a dollar value (expressed as a multiple of salary or cash retainer) of shares that executive officers and directors must accumulate and hold while serving in these positions. In August 2022, in consultation with Korn Ferry, the Board adjusted the CEO’s stock ownership guideline to six times base salary from 10 times base salary effective when Mr. Hollar assumed the CEO role. This change was made to align with market practice and in recognition that Mr. Hollar is a newer executive who has had less of an opportunity to acquire shares than Mr. Kaufmann.

Multiple of Base Salary/Annual Cash Retainer
Chief Executive Officer	6x
Chief Financial Officer and Segment Chief Executive Officers	4x
Other executive officers	3x
Non-management directors	5x

We count common shares, RSUs, and phantom shares held through the DCP under the stock ownership guidelines. Executive officers and directors must retain 100% of the net after-tax shares received under any equity awards until they satisfy the required ownership levels.

Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

We may require repayment of cash incentives and gains realized under equity awards and cancel outstanding equity awards in specified instances of executive misconduct, including misconduct causing a financial statement restatement or a material violation of law or of our Standards of Business Conduct that causes material financial harm to us.

We will disclose publicly the incentive compensation forfeitures or repayments from our executive officers if required by law or if we have already disclosed publicly the underlying event triggering the forfeiture or repayment and the disclosure would

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not violate any individual’s privacy rights, is not likely to result in or exacerbate any existing or threatened employee, shareholder, or other litigation, arbitration, investigation, or proceeding against us, and is not otherwise prohibited.

These clawback provisions support our compliance and risk management programs. We discuss the provisions in more detail under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” on page 62.

Hedging and Pledging Shares

Our Board has adopted a policy prohibiting all employees and directors from entering into short sales, publicly traded options, puts and calls, forward sale contracts, and other swap, hedging, or derivative transactions relating to our securities. The Board also has adopted a policy prohibiting our executive officers and directors from holding our securities in margin accounts or pledging our securities as collateral for a loan.

Excluding Litigation Charges from Compensation Metrics

WHY WE EXCLUDE LITIGATION CHARGES

A core objective of our executive compensation program is to design and implement performance metrics that challenge our executives to meet and exceed business goals that deliver sustained performance. Our performance metrics use the same non-GAAP financial measures that we use internally for planning and evaluating our performance and present externally in our earnings materials and SEC reports.

Historically, we have excluded litigation recoveries and charges from our non-GAAP earnings measures, which is common in our industry. This practice ensures that executives have incentives to efficiently resolve litigation when it is in the best interest of the company, helps focus our incentives on underlying business performance, and aligns our incentives with performance during the performance period.

We provide thorough disclosure of the adjustments made under our compensation programs for litigation recoveries and charges and other items, including a reconciliation between GAAP and non-GAAP measures. If the Compensation Committee, in its discretion, makes any additional adjustments, those adjustments also are clearly disclosed. Shareholders are therefore able to see the exact adjustments we make.

Considering these factors, the Compensation Committee continues to believe that our performance plan metrics should exclude litigation recoveries and charges with Committee discretion to adjust payouts as appropriate.

CONSIDERATION OF FISCAL 2022 OPIOID LITIGATION CHARGES

The Compensation Committee considered whether the opioid litigation charges excluded from fiscal 2022 non-GAAP financial measures for the purpose of measuring results warranted consideration in the determination of incentive payouts.

For fiscal 2022, the “litigation (recoveries)/charges, net” line item of our consolidated statements of earnings/(loss) included $23 million of net opioid litigation charges (or $0.08 per share).

Since, as noted on page 48, we did not achieve threshold performance for adjusted non-GAAP operating earnings under our annual incentive program, the opioid litigation charges had no effect on fiscal 2022 annual incentive payouts.

When certifying the Fiscal 20-22 PSU payout, the Compensation Committee took into consideration the impact of the opioid litigation charges in fiscal 2022 and did not make any adjustments to the payout.

See Annex A for additional details regarding adjustments to our non-GAAP financial measures for fiscal 2022.

Equity Grant Practices

The Compensation Committee typically approves the annual equity grant in August of each year and sets August 15 as the grant date. The Compensation Committee expects the annual grant date to follow the release of earnings for the prior fiscal year in early August, without regard to whether we are aware of material nonpublic information.

Equity Dilution Practices

Our fiscal 2022 annual equity run rate was 0.80%. We calculate our equity run rate as the total number of shares subject to equity awards granted in the fiscal year divided by the weighted average number of our common shares outstanding during the fiscal year.

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Human Resources and Compensation Committee Report

We have reviewed and discussed the foregoing CD&A with management. Based on that review and discussion, we have recommended to the Board of Directors that the CD&A be included in this proxy statement and in Cardinal Health’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022.

Submitted by the Human Resources and Compensation Committee of the Board.*

Carrie S. Cox, Chairman
Patricia A. Hemingway Hall
Nancy Killefer
Dean A. Scarborough

Executive Compensation Tables

The table below summarizes fiscal 2022 compensation for:

our CEO;

our CFO; and

our three other most highly compensated executive officers as of June 30, 2022, the end of our fiscal 2022.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael C. Kaufmann(2) Chief Executive Officer	2022	1,341,781	0	11,051,066	(4)	0	805,068	265,642	13,463,557
	2021	1,300,000	0	10,197,832		0	780,000	204,546	12,482,378
	2020	1,286,612	0	10,239,990		0	2,547,492	143,033	14,217,127
Jason M. Hollar(2) Chief Financial Officer	2022	729,247	0	2,762,792		0	320,869	69,791	3,882,699
	2021	700,000	0	2,549,444		0	630,000	71,416	3,950,860
	2020	124,317	1,550,000	2,067,619		0	149,180	213,137	4,104,253
Victor L. Crawford(3) Chief Executive Officer — Pharmaceutical Segment	2022	741,295	0	2,762,792	(4)	0	296,518	12,200	3,812,805
	2021	725,000	0	2,804,433		0	652,500	35,894	4,217,827
	2020	721,653	0	2,815,992		0	909,283	14,250	4,461,178
Stephen M. Mason Chief Executive Officer — Medical Segment	2022	666,781	0	2,762,792		0	166,695	15,403	3,611,671
	2021	625,000	0	2,549,444		0	562,500	17,256	3,754,200
	2020	511,749	0	2,304,024		0	586,348	21,350	3,423,471
Jessica L. Mayer Chief Legal and Compliance Officer	2022	616,781	0	4,261,614	(5)	0	244,245	12,426	5,135,066
	2021	575,000	0	1,886,574		0	465,750	11,810	2,939,134
	2020	547,268	0	1,792,014		0	559,061	15,859	2,914,202
(1)

The amounts reported represent the aggregate accounting value of PSUs and RSUs granted during each fiscal year. The amounts reported in each fiscal year do not represent amounts paid to or realized by the named executives. See the Grants of Plan-Based Awards for Fiscal 2022 table on page 59 and the accompanying footnotes for information on the accounting value of each award granted in fiscal 2022. The accounting values of the PSUs granted during fiscal 2022 assuming that the highest level of performance conditions will be achieved are: Mr. Kaufmann — $15,563,620; Mr. Hollar — $3,890,880; Mr. Crawford — $3,890,880; Mr. Mason — $3,890,880; and Ms. Mayer — $3,537,225.

(2)

Mr. Hollar was elected Chief Executive Officer and Mr. Kaufmann departed from the company, each effective September 1, 2022.

(3)

Mr. Crawford ceased to serve as Chief Executive Officer, Pharmaceutical Segment effective September 19, 2022, and he will depart from the company on November 13, 2022.

(4)

Under the standard terms of our 2011 LTIP applicable to all retirement-eligible participants, the unvested portions of these awards vest on a prorated basis when the named executive leaves the company, and the remaining portions are forfeited. Vested PSUs pay out based on actual performance.

(5)

The amount shown in this column for 2022 includes RSUs with an accounting value of $1,750,003 granted to Ms. Mayer in November 2021 to move her total direct compensation closer to the median of the Comparator Group market data for chief legal officer roles.

*

Mses. Brennan and Mundkur joined the Compensation Committee effective September 6, 2022 after the review, discussions, and recommendations referred to in the Human Resources and Compensation Committee Report took place.

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All Other Compensation

The amounts shown for “All Other Compensation” for fiscal 2022 include: company contributions to the named executive’s account under our 401(k) plan; company contributions to the named executive’s account under our DCP; and perquisites, in the following amounts:

Name	Company 401(k) Savings Plan Contributions ($)	Company Deferred Compensation Plan Contributions ($)	Perquisites ($)(1)		Total ($)
Kaufmann	12,200	4,000	249,442	(2)	265,642
Hollar	12,200	4,092	53,499	(3)	69,791
Crawford	12,200	—	—		12,200
Mason	12,200	3,203	—		15,403
Mayer	12,426	—	—		12,426
(1)

The amounts shown include the value of perquisites and other personal benefits if the aggregate value exceeded $10,000. We quantify each reported perquisite or personal benefit if it exceeds the greater of $25,000 or 10% of the total amount of perquisites for each named executive.

(2)

The amount reported for Mr. Kaufmann includes the incremental cost to us of his personal use of corporate aircraft ($247,038), home security system monitoring fees, and personal liability insurance coverage. We calculate the incremental cost of personal use of corporate aircraft based on the average cost of fuel, average trip-related maintenance costs, crew travel expenses, per flight landing fees, hangar and parking costs, and smaller variable costs. Since we use our aircraft primarily for business travel, we do not include fixed costs, such as depreciation, pilot salaries, and certain maintenance costs. For fiscal 2022, Mr. Kaufmann received up to $250,000 in personal use of corporate aircraft. He did not receive tax reimbursement for any imputed income associated with personal travel. He had an aircraft time-sharing agreement, under which he could reimburse us for incremental costs when he used the aircraft for additional personal travel consistent with Federal Aviation Administration regulations. Reimbursed travel did not count against his personal travel allowance.

(3)

The amount reported for Mr. Hollar includes the incremental cost to us of his personal use of corporate aircraft ($51,739) and personal liability insurance coverage. During part of fiscal 2022, Mr. Hollar was authorized to commute by corporate aircraft between his out-of-state residence and our corporate headquarters to increase his time available for business purposes. He did not receive tax reimbursement for any imputed income associated with personal travel.

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Grants of Plan-Based Awards for Fiscal 2022

The table below supplements our Summary Compensation Table by providing additional information about our plan-based compensation for fiscal 2022.

Name/Award Type	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kaufmann
Annual Incentive			402,534	2,012,672	3,924,709
PSUs(5)	8/15/2021	8/3/2021				63,830	127,660	298,724		6,651,086
RSUs(5)	8/15/2021	8/3/2021							85,106	4,399,980
Hollar
Annual Incentive			145,849	729,247	1,422,032
PSUs	8/15/2021	8/3/2021				15,958	31,915	74,681		1,662,772
RSUs	8/15/2021	8/3/2021							21,277	1,100,021
Crawford
Annual Incentive			148,259	741,295	1,445,525
PSUs(5)	8/15/2021	8/3/2021				15,958	31,915	74,681		1,662,772
RSUs(5)	8/15/2021	8/3/2021							21,277	1,100,021
Mason
Annual Incentive			133,356	666,781	1,300,223
PSUs	8/15/2021	8/3/2021				15,958	31,915	74,681		1,662,772
RSUs	8/15/2021	8/3/2021							21,277	1,100,021
Mayer
Annual Incentive			111,021	555,103	1,082,451
PSUs	8/15/2021	8/3/2021				14,507	29,014	67,893		1,511,629
RSUs	8/15/2021	8/3/2021							19,342	999,981
RSUs(6)	11/15/2021	11/2/2021							34,681	1,750,003
(1)

This information relates to annual cash incentive award opportunities with respect to fiscal 2022 performance. Amounts actually earned under the annual cash incentive awards are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)

“Equity Incentive Plan Awards” are PSUs granted during the fiscal year under our 2011 LTIP. PSUs are eligible to vest based on achieving goals for cumulative adjusted non-GAAP EPS over three annual periods, three-year cost savings, and an Our Path Forward measure over the performance period, with a modifier based on TSR relative to the S&P 500 Health Care Index. A cash flow threshold must be achieved to receive any payout under the PSUs. Twenty-five percent of Mr. Kaufmann’s payout will be deferred for one year after vesting and another 25% will be deferred for two years after vesting. Thirty-three percent of the other named executives’ payouts will be deferred for one year after vesting.

(3)

“All Other Stock Awards” are RSUs granted during the fiscal year under our 2011 LTIP (or under the 2021 LTIP in the case of Ms. Mayer’s November award) that vest ratably over three years and accrue cash dividend equivalents that are payable when, and only to the extent that, the RSUs vest.

(4)

We valued PSUs using a Monte Carlo simulation valuation model, which applies a risk-free interest rate and expected volatility assumptions. The risk-free interest rate is assumed to equal the yield on U.S. Treasury bonds on the grant date with remaining terms consistent with the remaining performance measurement period. Expected volatility is based on the average of historical volatility over a look-back period commensurate with the remaining performance measurement period ending on the grant date and the implied volatility from exchange-traded options as of the grant date. The assumed per-share value was $52.10 using a risk-free rate of 0.41% and expected volatility of 32.14%. These accounting values differ from the compensation values of PSU awards discussed in the CD&A.

(5)

Under the standard terms of our 2011 LTIP applicable to all retirement-eligible participants, the unvested portions of these awards vest on a prorated basis when the named executive leaves the company, and the remaining portions are forfeited. Vested PSUs pay out based on actual performance.

(6)

These RSUs were granted to Ms. Mayer to move her total direct compensation closer to the median of the Comparator Group market data for chief legal officer roles.

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Incentive Plans

Annual Cash Incentive Awards

Our key executive employees, including our named executives, were eligible to receive fiscal 2022 annual cash incentive awards under our 2011 LTIP. As discussed in the CD&A, the Compensation Committee set performance goals of adjusted non-GAAP operating earnings for 65% of the payout and operating cash flow for 15% of the payout. The Compensation Committee set additional strategic goals for cost savings and Our Path Forward for the remaining 20%. Based on performance against these goals, an aggregate funding percentage determined the named executives’ annual incentive awards before applying an individual performance factor. The performance goals established by the Compensation Committee may vary from year to year.

The 2011 LTIP provides that the timing of payment of any cash award will occur on or before the 15th day of the third month after the end of the applicable performance period, unless the Compensation Committee exercises its discretion to specify another payment date or to defer payments. The 2011 LTIP also grants the Compensation Committee broad discretion to assess and determine the amounts payable, including how performance was achieved and whether there were inappropriate risks undertaken or conduct by individual participants. In practice, the Compensation Committee has deferred decisions on payment of awards under the annual cash incentive program until fiscal year-end audited financial statements are substantially complete to support its assessment of the company’s and the named executives’ performance. The Compensation Committee retains discretion to adjust upward or downward the amount payable under a cash award, including, if appropriate, to support the company’s clawback policy. It may make annual incentive awards to named executives even if we do not achieve the threshold performance goals.

As we previously disclosed, in November 2021, the Compensation Committee adopted the MIP, which is a cash incentive plan in which employees of the company and its subsidiaries may participate (including executive officers of the company). The MIP is administered by the Compensation Committee (or its delegate), which has the authority to determine participants and award amounts, set performance goals, and determine the level of achievement of performance goals. The MIP also permits the Compensation Committee to require deferral of payment of awards and provides that MIP awards will be subject to the company’s recoupment (or “clawback”) policy. Beginning in fiscal 2023, we will administer our annual cash incentive program under the MIP.

Long-Term Incentive Plans

Under both our 2011 LTIP and 2021 LTIP (which shareholders approved in November 2021), we may grant stock options, stock appreciation rights, stock awards, other stock-based awards, and cash awards to employees. During fiscal 2022, we granted PSUs and RSUs under the 2011 LTIP and RSUs under the 2021 LTIP to our named executives, as shown in the Grants of Plan-Based Awards for Fiscal 2022 table on page 59 and discussed in the CD&A. The plans provide for “double-trigger” vesting in connection with a change of control, under which the vesting of awards will accelerate only if there is a qualifying termination within two years after the change of control or if the surviving entity does not provide qualifying replacement awards.

We have one-year minimum vesting provisions in both the 2011 LTIP and 2021 LTIP. Under these provisions, stock options and stock awards are subject to a one-year vesting condition, except upon a change of control or the death or disability of the grantee or for up to an aggregate not to exceed 5% of the total number of shares provided for in the plans.

PSUs granted under the plans settle after a performance period by the issuance of shares, which may be a fraction or multiple of the target number of PSUs subject to an award. Issuance of the shares is subject to both continued employment and the achievement of performance goals established by the Compensation Committee (which may vary from award to award).

As discussed in the CD&A, the Compensation Committee established performance goals for the Fiscal 22-24 PSUs based on cumulative adjusted non-GAAP EPS over three annual periods for 70% of the payout and cost savings and Our Path Forward strategic goals for the remaining 30%. A modifier based on TSR relative to the S&P 500 Health Care Index is then applied to determine the final payout. A cash flow threshold must be achieved to receive any payout.

We describe how we calculate the measures referred to in this section under “Performance Measure Calculations” below.

Performance Measure Calculations

Our primary annual incentive and PSU performance measures are based on the same non-GAAP financial measures that we use internally for planning and evaluating our performance and present externally in our earnings materials and SEC reports. We generally adjust these non-GAAP financial measures to exclude some items that are included in our GAAP measures, such as restructuring and employee severance costs, amortization and other acquisition-related costs, impairments and gain or loss on disposal of assets, and net litigation recoveries or charges. We make these adjustments primarily because they are not part of our ongoing operations or included in our financial planning, or they relate to events that may have occurred in prior or multiple periods or their timing or amount is inherently unpredictable. We explain the adjustments to our non-GAAP financial measures and provide a reconciliation to GAAP measures in Annex A.

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Award	Performance Measure	Calculation
Annual Cash Incentive	Adjusted non-GAAP operating earnings

Non-GAAP operating earnings(1) adjusted to exclude annual cash incentive expense to the extent below or above target performance, PSU expense to the extent below or above budgeted performance, and income or expense related to the performance of our DCP assets that is included within distribution, selling, general, and administrative expenses in our consolidated statements of earnings.(2)

	Operating cash flow	Net cash provided by operating activities as shown in our consolidated statements of cash flows.(3)
	Cost savings	Annual cost savings achieved through cost optimization initiatives.
Our Path Forward

Focuses on both process and progress regarding DE&I. Incentive-eligible employees were required to timely complete trainings focused on building DE&I and general manager capabilities. A 90% completion rate for these trainings was required to earn a 100% payout. If a payout was earned, the Compensation Committee applied a modifier to adjust the payout either up or down by up to five percentage points, taking into account progress against our long-term DE&I management representation goals (see page 32 for more information about these long-term goals), the use of diverse interview slates and diverse interview panels, completion of unconscious bias training by people leaders below the manager level, and governance leader input.

Fiscal 20-22 PSUs	Adjusted non-GAAP EPS payout level

Level of achievement of cumulative adjusted non-GAAP EPS(4) goal, which is the sum of the annual adjusted non-GAAP EPS goals established at the beginning of each of the three fiscal years during the performance period.

	Cost savings	Attaining realized cost savings during the performance period incremental to the cost savings realized prior to the beginning of the performance period.
	Our Path Forward	Maintaining or increasing a cultural insight and leadership score in the final employee engagement pulse survey completed during the performance period from the current baseline score.
Relative TSR modifier

Cumulative TSR for the performance period assuming dividend reinvestment and determined based on the average daily closing stock prices for the 20 trading days ending immediately prior to the first day and last day of the three-year performance period, respectively. TSR percentile rank references companies in the S&P 500 Health Care Index on both the first and the last day of the performance period and any company that filed for bankruptcy during the performance period is assigned a -100% TSR.

	Cash flow threshold	Operating cash flow(5) exceeding net earnings(6) for the first two years of the performance period.
Fiscal 22-24 PSUs	Adjusted non-GAAP EPS payout level	Same calculation as used for Fiscal 20-22 PSUs.
	Cost savings	Same calculation as used for Fiscal 20-22 PSUs.
Our Path Forward

Measures progress against long-term DE&I management representation goals that we established for three under-represented groups (see page 32 for more information about these long-term goals). Each group (female, African American and Black, and all other ethnically diverse) comprises one-third of the overall weighting for the metric and each group has a separate payout level based on their specific representation goal. The overall payout level for the metric is based on an average of the achievement in the three groups. Target is aligned with the three-year increase needed to be on pace for the 2030 goal and maximum is aligned with a five-year increase needed to be on pace for the 2030 goal.

	Relative TSR modifier	Same calculation as used for Fiscal 20-22 PSUs, except that no upward adjustment will occur if absolute TSR is negative regardless of the TSR percentile rank.
	Cash flow threshold	Same calculation as used for Fiscal 20-22 PSUs.

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(1)

Non-GAAP operating earnings is operating earnings/(loss) excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, and litigation (recoveries)/charges, net.

(2)

Historically, we have excluded the results of acquired or divested businesses from the adjusted non-GAAP operating earnings if they were not included in our Board-approved annual budget. The results of the Cordis business, which was divested in August 2021, were excluded from adjusted non-GAAP operating earnings for purposes of the fiscal 2022 annual incentive award program. The Compensation Committee also may make other adjustments for purposes of determining whether we achieved our performance goals.

(3)

For purposes of the annual incentive awards, the operating cash flow calculation may be adjusted at the Compensation Committee’s discretion for significant, unforeseen differences due to the timing of customer payments (exceeding $100 million and within two business days of the start or end of the fiscal year) and the timing of litigation and tax settlements payments.

(4)

Adjusted non-GAAP EPS is adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding. Adjusted non-GAAP net earnings attributable to Cardinal Health, Inc. is net earnings/(loss) attributable to Cardinal Health, Inc. excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, loss on early extinguishment of debt, (gain)/loss on sale of equity interest in naviHealth, any federal, state or other assessments or taxes on the distribution or sale of opioids and any unbudgeted taxes, tariffs, assessments or other items, whether benefit or expense, that individually exceed $20 million, tax benefits and expenses associated with each of the foregoing items, transitional tax benefit, net, and such other adjustments that the Compensation Committee may approve to reflect a change by us to the definition of that measure as presented to shareholders, exceptional acquisitions or divestitures, changes in accounting principles, or other exceptional items that are not reflective of our operating performance.

(5)

For purposes of the PSUs, operating cash flow is net cash provided by operating activities as shown on the consolidated statements of cash flows for the relevant fiscal year, with adjustments that the Compensation Committee may approve to address the comparability of items within operating cash flow and net earnings.

(6)

Net earnings/(loss) attributable to Cardinal Health, Inc.

Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)

We may seek repayment of incentive awards if a named executive engages in misconduct that causes or contributes to the need to restate previously filed financial statements and the payment was based on financial results that we subsequently restate. In addition, cash awards may be subject to repayment if a named executive engaged in a material violation of law or of our Standards of Business Conduct and this conduct caused material financial harm to us.

In addition, unpaid annual cash incentive awards, unexercised stock options, unvested PSUs and RSUs, and certain vested PSUs and RSUs are forfeited if a named executive breaches our Standards of Business Conduct, discloses confidential information, commits fraud, gross negligence, or willful misconduct, solicits business or our employees, disparages us, or engages in competitive actions while employed by Cardinal Health or during a set time period after termination of employment. We also may require a named executive to repay the gross gain realized from any stock option exercises or the value of annual cash incentive awards paid or PSUs and RSUs settled within a set time period prior to such conduct.

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Outstanding Equity Awards at Fiscal Year-End for Fiscal 2022

The table below shows the number of shares underlying exercisable and unexercisable stock options and unvested PSUs and RSUs held by our named executives on June 30, 2022.

Name	Option Awards					Stock Awards
	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Kaufmann	8/15/2012	96,291	0	39.81	8/15/2022
	8/15/2013	68,316	0	51.49	8/15/2023
	8/15/2014	53,698	0	71.43	8/15/2024
	8/15/2015	47,067	0	84.27	8/15/2025
	8/15/2016	59,655	0	83.19	8/15/2026
	8/15/2017	70,102	0	66.43	8/15/2027
						162,664	(3)	8,502,447	372,290	(4)	19,459,598
Hollar						40,507	(5)	2,117,301	78,857	(6)	4,121,855
Crawford						43,669	(7)	2,282,579	99,189	(8)	5,184,609
Mason	8/15/2014	4,688	0	71.43	8/15/2024
	8/15/2015	5,990	0	84.27	8/15/2025
	8/15/2016	8,971	0	83.19	8/15/2026
	8/15/2017	12,176	0	66.43	8/15/2027
						40,840	(9)	2,134,707	89,751	(10)	4,691,285
Mayer	8/15/2012	442	0	39.81	8/15/2022
	8/15/2013	813	0	51.49	8/15/2023
	8/15/2014	1,142	0	71.43	8/15/2024
	8/15/2015	973	0	84.27	8/15/2025
	8/15/2016	3,139	0	83.19	8/15/2026
	8/15/2017	5,534	0	66.43	8/15/2027
						71,753	(11)	3,750,529	72,942	(12)	3,812,678
(1)

The market value is the product of $52.27, the closing price of our common shares on the NYSE on June 30, 2022, and the number of shares subject to unvested awards.

(2)

Fiscal 20-22 PSUs are actual amounts that vested based on our performance over the performance period. Based on current performance in accordance with the SEC rules, PSUs for the fiscal 2021 through fiscal 2023 performance cycle (“Fiscal 21-23 PSUs”) and Fiscal 22-24 PSUs assume payout at the target payout level (without giving effect to the relative TSR modifier).

(3)

Reflects RSUs that vest as follows: 81,922 shares on August 15, 2022; 52,373 shares on August 15, 2023; and 28,369 shares on August 15, 2024. Under the standard terms of our 2011 LTIP applicable to all retirement-eligible participants, a prorated portion of these RSUs vested when Mr. Kaufmann departed the company on September 1, 2022, and he forfeited the remainder.

(4)

Reflects 132,857 Fiscal 20-22 PSUs, 111,773 Fiscal 21-23 PSUs, and 127,660 Fiscal 22-24 PSUs. Under the standard terms of our 2011 LTIP applicable to all retirement-eligible participants, Mr. Kaufmann will receive a prorated portion of Fiscal 21-23 PSUs and Fiscal 22-24 PSUs if and when they pay out based on actual performance and will forfeit the remainder.

(5)

Reflects RSUs that vest as follows: 13,302 shares on August 15, 2022; 6,810 shares on May 15, 2023; 13,302 shares on August 15, 2023; and 7,093 shares on August 15, 2024.

(6)

Reflects 18,999 Fiscal 20-22 PSUs, 27,943 Fiscal 21-23 PSUs, and 31,915 Fiscal 22-24 PSUs.

CardinalHealth / 2022 PROXY STATEMENT	63

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(7)

Reflects RSUs that vest as follows: 22,653 shares on August 15, 2022; 13,923 shares on August 15, 2023; and 7,093 shares on August 15, 2024. Under the standard terms of our 2011 LTIP applicable to all retirement-eligible participants, a prorated portion of these RSUs will vest when Mr. Crawford departs the company on November 13, 2022, and he will forfeit the remainder.

(8)

Reflects 36,536 Fiscal 20-22 PSUs, 30,738 Fiscal 21-23 PSUs, and 31,915 Fiscal 22-24 PSUs. Under the standard terms of our 2011 LTIP applicable to all retirement-eligible participants, Mr. Crawford will receive a prorated portion of Fiscal 21-23 PSUs and Fiscal 22-24 PSUs if and when they pay out based on actual performance and will forfeit the remainder.

(9)

Reflects RSUs that vest as follows: 20,445 shares on August 15, 2022; 13,302 shares on August 15, 2023; and 7,093 shares on August 15, 2024.

(10)

Reflects 29,893 Fiscal 20-22 PSUs, 27,943 Fiscal 21-23 PSUs, and 31,915 Fiscal 22-24 PSUs.

(11)

Reflects RSUs that vest as follows: 16,598 shares on August 15, 2022; 11,560 shares on November 15, 2022; 2,984 shares on March 15, 2023; 11,042 shares on August 15, 2023; 11,560 shares on November 15, 2023; 6,448 shares on August 15, 2024; and 11,561 shares on November 15, 2024.

(12)

Reflects 23,250 Fiscal 20-22 PSUs, 20,678 Fiscal 21-23 PSUs, and 29,014 Fiscal 22-24 PSUs.

Option Exercises and Stock Vested for Fiscal 2022

The table below shows stock options that were exercised, and PSUs and RSUs that vested, during fiscal 2022 for each of our named executives.

Name	Option Awards				Stock Awards
	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Kaufmann	76,909	(2)	776,012	(2)	200,421	10,390,465
Hollar	—		—		13,019	699,709
Crawford	—		—		48,182	2,480,251
Mason	—		—		23,173	1,198,044
Mayer	—		—		33,937	1,761,197
(1)

This column represents the vesting during fiscal 2022 of PSUs granted during fiscal 2019 for the fiscal 2019-2021 performance period and RSUs granted during fiscal 2019, 2020, and 2021.

(2)

Mr. Kaufmann surrendered already-owned shares to satisfy the exercise price and tax withholding obligations due upon exercise of a stock option that was to expire on August 15, 2021.

Deferred Compensation

Our DCP permits certain management employees, including the named executives, to defer between 1% and 50% of base salary and between 1% and 80% of incentive compensation. In addition, we may make additional matching and non-matching contributions to the deferred balances of participants. We make matching contributions on amounts deferred under the DCP from compensation in excess of $305,000, but not in excess of $405,000 (subject to future annual adjustments based on certain U.S. Internal Revenue Service limits), at the same rate as contributions are matched under the 401(k) Savings Plan. We also may credit participants’ accounts with additional company contributions in the same amount as company contributions made to the 401(k) Savings Plan based on a percentage of fiscal year compensation in excess of $305,000, but not in excess of $405,000.

Each participant may direct the investment of his or her DCP account by selecting among certain notional investment options that generally track publicly available mutual funds and investments and by periodically changing investment elections as the participant deems appropriate. We pay participants’ deferred balances in cash upon retirement, termination from employment, death, or total disability in a single lump sum or annual installment payments over a period of five or ten years. The DCP does not qualify under Section 401(a) of the U.S. Internal Revenue Code (the “Code”) and is exempt from many of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a “top hat” plan for a select group of management or highly compensated employees.

Apart from the DCP, a named executive also may defer receipt of shares that otherwise would be issued on the date that PSUs and RSUs vest until after the named executive is no longer employed by Cardinal Health or until a fixed future date.

CardinalHealth / 2022 PROXY STATEMENT	64

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Nonqualified Deferred Compensation in Fiscal 2022

The table below provides information regarding the named executives’ accounts under our DCP and deferred share arrangements.

Name/Award Type	Executive Contributions in Last FY ($)(1)(2)	Cardinal Health Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Kaufmann
DCP	122,175	4,000	(659,820)	—	4,282,214
Deferred shares	—	—	(108,117)	—	1,172,468
Hollar
DCP	117,452	4,100	(31,901)	—	129,020
Deferred shares	—	—	—	—	—
Crawford
DCP	—	—	(590)	—	3,280
Deferred shares	—	—	—	—	—
Mason
DCP	16,394	3,100	(88,203)	—	359,958
Deferred shares	—	—	—	—	—
Mayer
DCP	—	—	(676)	—	237,466
Deferred shares	—	—	—	—	—
(1)

The DCP amounts shown include salary and fiscal 2021 cash incentive awards deferred during fiscal 2022.

(2)

DCP amounts included as contributions in the table and also reported as fiscal 2022 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Kaufmann — $71,019; Mr. Hollar — $58,552; and Mr. Mason — $19,494.

(3)

We calculate the aggregate DCP earnings based upon the change in value of the investment options selected by the named executive during the year. Aggregate deferred share earnings are calculated based upon the change in their total value from the first day of the fiscal year (or the vesting date, if later) to the last day of the fiscal year.

(4)

DCP amounts included in the aggregate balance at June 30, 2022 in the table and also reported as fiscal 2021 and 2020 compensation in the Summary Compensation Table of this proxy statement are as follows: Mr. Kaufmann — $147,904; Mr. Hollar — $37,400 and Mr. Mason — $79,982.

CardinalHealth / 2022 PROXY STATEMENT	65

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Potential Payments upon Termination of Employment or Change of Control

CEO Transition and Kaufmann Departure

As was noted on page 43 of the CD&A, on August 11, 2022, we announced that the Board elected Mr. Hollar as CEO effective September 1, 2022. Mr. Kaufmann, previously the CEO, departed from the company on September 1, 2022.

When he departed, Mr. Kaufmann did not receive any additional compensation, benefits, or vesting of long-term incentive awards beyond what he was otherwise entitled to under the standard terms of the company’s existing severance and long-term incentive plans.

Severance benefits. The Board determined that Mr. Kaufmann’s departure from the company entitled him to severance benefits as an involuntary termination without cause under the Severance Plan. Under the Severance Plan, he receives cash severance equal to 2.0 times the sum of annual base salary and target bonus, a prorated fiscal 2023 annual bonus (based on actual performance), and up to 18 months of health insurance premiums.

Retirement benefits. Upon his departure, Mr. Kaufmann satisfied the standard age and service requirements to qualify for retirement treatment under the 2011 LTIP in the event of either a voluntary termination or an involuntary termination without cause. Under the 2011 LTIP, like all other retirement-eligible participants, he received prorated vesting of outstanding long-term incentive awards and continued exercisability of stock options. Any payout of prorated PSUs will be based on actual performance.

The table below shows the payments and benefits that Mr. Kaufmann became eligible to receive in an involuntary termination without cause on September 1, 2022, using the same assumptions as the table below under “Table of Potential Payments Upon Termination of Employment or Change of Control” and a September 1, 2022 stock price. Mr. Kaufmann had less unvested long-term incentive awards on September 1, 2022 than on June 30, 2022 due to the vesting of annual grants between June 30 and September 1.

Involuntary Termination Without Cause ($)
Severance benefits
Cash severance	6,750,000
Prorated fiscal 2023 annual cash incentive award(1)	349,520
Medical benefits	22,822
Total severance benefits	7,122,342
Retirement benefits
Prorated vesting of long-term incentive awards	12,253,347
Total departing benefits	19,375,689
(1) Mr. Kaufmann would also have been eligible to receive this prorated fiscal 2023 annual cash incentive award as a retirement benefit under the MIP.

We further discuss severance benefits in the CD&A beginning on page 53 and potential payments and benefits due in this termination scenario below.

Other Named Executive Departure

On September 8, 2022, we announced that Mr. Crawford would cease to serve as Chief Executive Officer, Pharmaceutical Segment effective September 19, 2022. He will depart from the company on November 13, 2022 after helping assist with the transition of the role to his successor. The Board determined that Mr. Crawford’s departure from the company will entitle him to severance benefits as an involuntary termination without cause under the Severance Plan. In addition, at his departure, Mr. Crawford will satisfy the standard age and service requirements to qualify for retirement treatment under the 2011 LTIP in the event of an involuntary termination without cause.

CardinalHealth / 2022 PROXY STATEMENT	66

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Table of Potential Payments Upon Termination of Employment or Change of Control

In accordance with the SEC rules, the table below presents the potential payments and benefits in the event of termination of employment or a change of control for each named executive (including Mr. Kaufmann) calculated as if the named executive’s employment had terminated under the indicated circumstances as of June 30, 2022, the last day of fiscal 2022. The table uses the closing market price of our common shares on June 30, 2022 ($52.27).

The table does not include certain other benefits that are available to all of our salaried employees upon retirement, death, or disability, including 401(k) Savings Plan distributions, group and supplemental life insurance benefits, and short-term and long-term disability benefits. The amounts reported in the table below are hypothetical amounts. Actual payments will depend on the circumstances and timing of any termination of employment or change of control. The paragraphs following the table explain the general provisions applicable to each termination or change of control situation.

	Voluntary Termination ($)(1)		Involuntary Termination Without Cause ($)(1)		Death or Disability ($)		Termination Following Change of Control ($)
Kaufmann
Cash severance	0		6,750,000		0		8,437,500
Annual cash incentive award(2)	2,012,671		2,012,671		2,012,671		2,012,671
Long-term incentive awards(3)	18,870,829	(4)	18,870,829	(4)	39,587,991	(5)	39,587,991	(5)
Medical benefits	0		22,822		0		22,822
TOTAL	20,883,500		27,656,322		41,600,662		50,060,984
Hollar
Cash severance	0		2,205,000		0		2,940,000
Annual cash incentive(2)	0		729,247		729,247		729,247
Long-term incentive awards(3)	0		0		10,361,012	(5)	10,361,012	(5)
Medical benefits	0		22,837		0		22,837
TOTAL	0		2,957,084		11,090,259		14,053,096
Crawford
Cash severance	0		2,233,500		0		2,978,000
Annual cash incentive(2)	0		741,295		741,295		741,295
Long-term incentive awards(3)	0		0		10,505,852	(5)	10,505,852	(5)
Medical benefits	0		22,133		0		22,133
TOTAL	0		2,996,928		11,247,147		14,247,280
Mason
Cash severance	0		2,025,000		0		2,700,000
Annual cash incentive(2)	0		666,781		666,781		666,781
Long-term incentive awards(3)	0		0		9,746,369	(5)	9,746,369	(5)
Medical benefits	0		22,835		0		22,835
TOTAL	0		2,714,616		10,413,150		13,135,985
Mayer
Cash severance	0		1,781,250		0		2,375,000
Annual cash incentive(2)	0		555,103		555,103		555,103
Long-term incentive awards(3)	0		0		8,559,108	(5)	8,559,108	(5)
Medical benefits	0		15,743		0		15,743
TOTAL	0		2,352,096		9,114,211		11,504,954

CardinalHealth / 2022 PROXY STATEMENT	67

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(1)

Mr. Kaufmann satisfied the standard age and service requirements to qualify for retirement under our 2011 LTIP in the event of either a voluntary termination or an involuntary termination without cause.

(2)

Assumes that the annual cash incentive payouts were at the following fiscal 2022 target amounts: Mr. Kaufmann — $2,012,671 (actual payout was $805,068); Mr. Hollar — $729,247 (actual payout was $320,869); Mr. Crawford — $741,295 (actual payout was $296,518); Mr. Mason — $666,781 (actual payout was $166,695); and Ms. Mayer — $555,103 (actual payout was $244,245).

(3)

We valued the vesting of PSUs and RSUs by multiplying the closing price of our common shares on June 30, 2022 by the number of PSUs and RSUs. PSUs are presented in the table using the same payout assumptions as noted in footnote 2 to the Outstanding Equity Awards at Fiscal Year-End for Fiscal 2022 table on page 63.

(4)

Assumes the prorated vesting of Mr. Kaufmann’s long-term incentive awards, as follows: 249,775 PSUs and 111,251 RSUs.

(5)

Assumes the full vesting of long-term incentive awards, as follows: Mr. Kaufmann — 372,290 PSUs and 162,664 RSUs; Mr. Hollar — 78,857 PSUs and 40,507 RSUs; Mr. Crawford — 99,189 PSUs and 43,669 RSUs; Mr. Mason — 89,751 PSUs and 40,840 RSUs; and Ms. Mayer — 72,942 PSUs and 65,306 RSUs.

Voluntary Termination

If a named executive voluntarily terminates, and they qualify for retirement under our MIP, 2011 LTIP, and 2021 LTIP, they generally receive:

a prorated annual cash incentive award based on actual performance;

prorated vesting of stock options and RSUs held for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and

a prorated number of PSUs held for at least six months that vest on the original vesting date based on actual performance.

The named executives qualify for retirement upon a voluntary termination if they are age 55 or greater and have at least 10 years of service, or they are age 60 or greater and have at least five years of service. If the named executives voluntarily terminate and do not qualify for retirement, they are not eligible for any of the post-termination benefits described in this section.

Involuntary Termination Without Cause

If a named executive is involuntarily terminated without cause prior to a change of control or following the second anniversary of a change of control, they generally receive under our Severance Plan:

cash severance equal to 2.0 times in the case of the CEO, and 1.5 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 18 to 24 months;

a prorated annual cash incentive award based on actual performance; and

up to 18 months of health insurance premiums.

In addition, if the named executive qualifies for retirement under our MIP, 2011 LTIP, and 2021 LTIP, they receive the same post-termination benefits with respect to equity awards as in a voluntary termination. Retirement qualification is the same as in a voluntary termination, except that the named executives can also qualify for retirement upon an involuntary termination without cause if they are age 53 or greater and have at least eight years of service or age 59 or greater and have at least four years of service.

If a named executive is involuntarily terminated without cause and does not qualify for retirement, a named executive will only receive equity awards that vest before termination; otherwise unvested equity awards are forfeited, and the named executive must exercise vested stock options within 90 days.

Involuntary Termination for Cause

If a named executive is involuntarily terminated for cause, the named executive is not eligible for any of the post-termination benefits described in this section. In addition, we may require repayment of an annual cash incentive award if the named executive commits misconduct, including a breach of our Standards of Business Conduct, and we may cancel unexercised stock options and unvested stock awards and require repayment of proceeds realized from vested awards for a specified period.

“Cause” under the MIP, 2011 LTIP, and 2021 LTIP generally means termination of employment for fraud or intentional misrepresentation, embezzlement, misappropriation, conversion of assets, or the intentional violation of our written policies or procedures. “Cause” under the Severance Plan generally means termination of employment for the following: willful failure to perform substantially the named executive’s duties; the willful engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to us; conviction of, or plea of guilty or nolo contendere to, a felony or any crime involving dishonesty or moral turpitude; committing or engaging in fraud, embezzlement or theft against us; the material breach of any restrictive covenant in favor of the company; or willfully and materially violating our Standards of Business Conduct or any other written company policy.

Death

If a named executive dies while employed, the post-termination benefits generally consist of:

a prorated annual cash incentive award based on actual performance;

for stock options and RSUs granted under the 2011 LTIP, vesting of awards held for at least six months and outstanding stock options remain exercisable until the expiration of the option term;

for stock options and RSUs granted under the 2021 LTIP, vesting of all awards and outstanding stock options remain exercisable until the expiration of the option term;

for PSUs granted under the 2011 LTIP, awards held for at least six months vest on the original vesting date based on actual performance; and

for PSUs granted under the 2021 LTIP, all awards vest on the original vesting date based on actual performance.

CardinalHealth / 2022 PROXY STATEMENT	68

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Disability

If a named executive is disabled while employed, the post-termination benefits generally consist of:

a prorated annual cash incentive award based on actual performance;

vesting of stock options and RSUs held for at least six months and outstanding stock options remain exercisable until the expiration of the option term; and

PSUs held for at least six months vest on the original vesting date based on actual performance.

“Disability” under the MIP, 2011 LTIP, and 2021 LTIP generally means when a named executive who is under the regular care of a physician is continuously unable to substantially perform his or her job or to be employed in any occupation for which the named executive is qualified by education, training, or experience.

Change of Control

The following discussion describes the benefits that are triggered by the occurrence of a change of control that is followed, within two years after a change of control, by the named executive’s employment terminating involuntarily without cause or voluntarily with good reason. The discussion assumes that the surviving entity provides qualifying replacement equity awards. If it does not, the named executives would receive vesting of equity awards immediately upon a change of control.

In general terms, we will experience a “change of control,” as defined in our compensation plans, if any of the following events occur:

a person or group acquires 30% or more of Cardinal Health’s outstanding common shares or voting securities, subject to limited exceptions;

during any two-year period, individuals who as of the beginning of such two-year period constituted the Board cease for any reason to constitute at least a majority of the Board, unless the replacement directors are approved as described in the compensation plans;

there is a consummation of a reorganization, merger, consolidation, or sale or other disposition of all or substantially all of Cardinal Health’s assets or another business combination unless: after the transaction all or substantially all the owners of Cardinal Health’s outstanding common shares or voting securities prior to the transaction own more than 50% of such securities after the transaction in substantially the same proportions; no person, subject to certain exclusions, owns 30% or more of the outstanding common shares or voting securities of the resulting entity (unless such ownership level existed before the transaction); and a majority of the directors of the resulting entity were members of Cardinal Health’s Board (including applicable replacements as described above) when the transaction was approved or the transaction agreement was executed; or

our shareholders approve a complete liquidation or dissolution of Cardinal Health.

A termination is for “good reason” if we materially reduce the named executive’s total compensation, annual or long-term incentive opportunities, or duties, responsibilities, or authority, or we require the named executive to relocate more than 50 miles from his or her office or location.

If a named executive is involuntarily terminated without cause, or he or she voluntarily terminates employment with good reason within two years after a change of control, he or she receives under our Severance Plan:

cash severance equal to 2.5 times in the case of the CEO, and 2.0 times in the case of the other named executives, the sum of annual base salary and target annual cash incentive payable in equal installments over 24 to 30 months;

a prorated annual cash incentive award based on the greater of target performance and actual performance; and

up to 18 months of health insurance premiums.

The actual payments made under the Severance Plan will be reduced to the extent necessary to eliminate any “golden parachute” excise tax under the Code provided that the value of the adjusted payments and benefits is not less than the amount the named executive otherwise would have received on an after-tax basis.

Under our 2011 LTIP and 2021 LTIP, a named executive receives vesting of equity awards and stock options remain exercisable until the earlier of three years from termination or expiration of the option term. The number of PSUs received is based on the actual performance before the change of control and expected performance for the remainder of the performance period.

Our plans do not provide for any tax gross-ups for taxes due on any payments described in this section.

Conditions Applicable to Receipt of Payments

Our named executives are subject to certain conditions and obligations applicable to the receipt of payments or benefits upon a termination of employment. Our Severance Plan conditions the payment of severance benefits upon continued compliance with restrictive covenants that, among other things, prohibit the named executives for a period of two years after termination of employment from being employed by certain entities that compete with us and from soliciting on behalf of a competitor the business of any customer or any known potential customer of Cardinal Health. These covenants also prohibit disclosure of confidential information, disparagement, and recruitment or employment of our employees. The named executives are also subject to certain restrictive covenants in long-term incentive plans and agreements discussed under “Potential Impact on Compensation from Executive Misconduct (“Clawbacks”)” at page 62.

CardinalHealth / 2022 PROXY STATEMENT	69

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Pay Ratio Disclosure

The Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules require us to provide the ratio of the annual total compensation of Mr. Kaufmann, our CEO during fiscal 2022, to the annual total compensation of our median employee.

For fiscal 2022, the median annual total compensation of all our employees (other than the CEO) was $63,906. Mr. Kaufmann’s annual total compensation for fiscal 2022 for purposes of the pay ratio disclosure was $13,478,493. Based on this information, for fiscal 2022, the ratio of the compensation of the CEO to the median annual total compensation of all other employees was estimated to be 211 to 1. The median employee was a non-exempt, full-time employee located in the United States.

The annual total compensation was calculated for both Mr. Kaufmann and the median employee in accordance with the SEC rules applicable to the Summary Compensation Table, except that it also includes the company-paid portion of health insurance premiums, which is not required to be included in the Summary Compensation Table.

The pay ratio disclosure presented above is a reasonable estimate calculated in a manner consistent with SEC rules. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exclusions, estimates, and assumptions that reflect their employee populations and compensation practices, the pay ratio disclosure of other companies may not be comparable to the pay ratio reported by us.

Equity Compensation Plan Information

The table below summarizes information relating to our equity compensation plans at June 30, 2022.

Plan Category	Common Shares to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)		Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (#)
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	9,005,742	(1)	$70.43	(1)	24,298,066	(2)
Equity compensation plans not approved by shareholders	1,398	(3)	—	(3)	—
TOTAL AT JUNE 30, 2022	9,007,140				24,298,066
(1)

In addition to stock options outstanding under the 2021 LTIP and 2011 LTIP, also includes 263,536 RSUs outstanding under the 2021 LTIP, 2,266,088 PSUs and 2,560,187 RSUs outstanding under the 2011 LTIP, 22,431 RSUs outstanding under the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, and 81,573 RSUs outstanding under the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan that are payable solely in common shares. PSUs and RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price. PSUs granted in fiscal 2020 are reported in this table at the actual amount that vested (93% of target). PSUs granted in fiscal 2021 and 2022 are reported in this table at the maximum payout level (234% of target) in accordance with SEC rules.

(2)

Reflects common shares remaining available for future issuance under the 2021 LTIP in the form of stock options and other stock-based awards. Under the 2021 LTIP’s fungible share counting provisions, stock options are counted against the plan as one share for every common share issued; awards other than stock options are counted against the plan as two and one-half shares for every common share issued. This means that only 9,719,226 shares could be issued under awards other than stock options while 24,298,066 shares could be issued under stock options.

(3)

RSUs outstanding under the Cardinal Health, Inc. Amended and Restated Outside Directors Equity Incentive Plan that are payable solely in common shares. RSUs do not have an exercise price, and therefore were not included for purposes of computing the weighted-average exercise price.

CardinalHealth / 2022 PROXY STATEMENT	70

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SHARE OWNERSHIP INFORMATION

Beneficial Ownership

The table below sets forth certain information regarding the beneficial ownership of our common shares by, and the percentage of our outstanding common shares represented by such ownership for:

each person known by us to own beneficially more than 5% of our outstanding common shares;

our directors;

our named executive officers; and

all current executive officers and directors as a group.

A person has beneficial ownership of shares if the person has direct or indirect voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the footnotes below the table, information on the number of shares beneficially owned is as of September 20, 2022 and the listed beneficial owners have sole voting and investment power.

Name of Beneficial Owner	Common Shares		Additional RSUs and PSUs(10)
	Number Beneficially Owned	Percent of Class
The Vanguard Group(1)	35,841,618	13.7	—
BlackRock, Inc.(2)	28,946,151	11.0	—
State Street Corporation(3)	21,384,169	8.2	—
T. Rowe Price Associates, Inc.(4)	15,028,767	5.7	—
Steven K. Barg(5)	0	*	466
Michelle M. Brennan(5)	0	*	466
Sujatha Chandrasekaran(5)	0	*	466
Carrie S. Cox(6)	23,017	*	16,306
Victor L. Crawford	67,533	*	38,166
Bruce L. Downey(6)	33,234	*	18,387
Sheri H. Edison(6)	7,778	*	0
David C. Evans(6)	8,303	*	0
Patricia A. Hemingway Hall(6)	22,582	*	2,612
Jason M. Hollar	18,241	*	128,999
Akhil Johri(6)	15,798	*	0
Michael C. Kaufmann(7)(8)	837,666	*	62,247
Gregory B. Kenny(6)	38,455	*	19,584
Nancy Killefer(6)	20,554	*	0
Stephen M. Mason(8)	87,632	*	37,545
Jessica L. Mayer(8)	78,739	*	59,316
Christine A. Mundkur(5)	0	*	466
Dean A. Scarborough(6)	17,247	*	0
John H. Weiland(6)	11,138	*	0
All Executive Officers and Directors as a Group (21 Persons)(9)	448,431	*	352,529
*

Indicates beneficial ownership of less than 1% of the outstanding shares.

(1)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”). The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard reported that, as of December 31, 2021, it had shared voting power with respect to 471,099 shares, sole dispositive power with respect to 34,651,854 shares and shared dispositive power with respect to 1,189,764 shares. The number and percentage of shares held by Vanguard may have changed since the filing of the Schedule 13G/A.

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(2)

Based on information obtained from a Schedule 13G filed with the SEC on September 8, 2022 by BlackRock, Inc. (“BlackRock”). The address of BlackRock is 55 East 52nd Street, New York, New York 10055. BlackRock reported that, as of August 31, 2022, it had sole voting power with respect to 26,074,960 shares and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by BlackRock may have changed since the filing of the Schedule 13G.

(3)

Based on information obtained from a Schedule 13G/A filed with the SEC on February 10, 2022 by State Street Corporation (“State Street”). The address of State Street is State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. State Street reported that, as of December 31, 2021, it had shared voting power with respect to 19,457,400 shares and shared dispositive power with respect to 21,345,022 shares. The number and percentage of shares held by State Street may have changed since the filing of the Schedule 13G/A.

(4)

Based on information obtained from a Schedule 13G filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price reported that, as of December 31, 2021, it had sole voting power with respect to 5,978,916 shares and sole dispositive power with respect to all shares shown in the table. The number and percentage of shares held by T. Rowe Price may have changed since the filing of the Schedule 13G.

(5)

Mr. Barg and Mses. Brennan, Chandrasekaran, and Mundkur joined the Board on September 6, 2022.

(6)

Common shares listed as being beneficially owned by our non-management directors include: outstanding RSUs that may be settled within 60 days, as follows: Ms. Cox — 22,582 shares; Mr. Downey — 22,582 shares; Ms. Edison — 3,709 shares; Mr. Evans — 8,303 shares; Ms. Hemingway Hall — 11,699 shares; Mr. Johri — 15,798 shares; Mr. Kenny — 33,036 shares; Ms. Killefer — 20,554 shares; Mr. Scarborough — 11,138 shares; and Mr. Weiland — 7,048 shares; and phantom stock over which the participants have sole voting rights under our DCP, as follows: Mr. Kenny — 5,419 shares; and Mr. Scarborough — 6,109 shares.

(7)

Mr. Kaufmann left the company on September 1, 2022. Information on the number of shares beneficially owned by him is as of his departure date, except for outstanding equity awards. Mr. Kaufmann’s number of shares beneficially owned includes 10 common shares held by his spouse.

(8)

Common shares listed as being beneficially owned by our named executives include outstanding stock options that are currently exercisable, as follows: Mr. Kaufmann — 298,838 shares; Mr. Mason — 31,825 shares; and Ms. Mayer — 12,043 shares; and outstanding RSUs that will be settled within 60 days, as follows: Ms. Mayer — 11,560 shares.

(9)

Common shares listed as being beneficially owned by all executive officers and directors as a group include: 103,132 outstanding stock options that are currently exercisable; 169,627 RSUs that may or will be settled in common shares within 60 days; and 11,656 shares of phantom stock over which the participants have sole voting rights under our DCP.

(10)

“Additional RSUs and PSUs” include vested and unvested RSUs and vested PSUs that will not be settled in common shares within 60 days. RSUs and PSUs do not confer voting rights and generally are not considered “beneficially owned” shares under the SEC rules.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding common shares, to file reports regarding their initial share ownership and subsequent changes to their ownership with the SEC.

Based solely on a review of the reports filed for fiscal 2022 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis except for two Form 4s reporting a single acquisition of phantom stock under the DCP by each of Messrs. Losh and Scarborough that were filed late due to an inadvertent administrative error.

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OTHER MATTERS

General Information About the Annual Meeting

Date, Time, and Place of Meeting

Date: Wednesday, November 9, 2022

Time: 8:00 a.m. Eastern Time

Virtual Meeting Access: www.virtualshareholdermeeting.com/CAH2022

This proxy statement was first mailed to shareholders on September 28, 2022. It is furnished in connection with the solicitation of proxies by the Board of Directors of Cardinal Health, Inc. to be voted during the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy during the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, or mail, another proxy dated as of a later date.

Proxy Materials are Available on the Internet

We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On September 28, 2022, we mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.

Participating in the Annual Meeting

The Annual Meeting will be conducted exclusively online without an option for physical attendance. We aim to offer shareholders rights and participation opportunities during our virtual meeting that are comparable to those at an in-person annual meetings of shareholders.

Shareholders of record as of the record date will be able to participate in the virtual meeting online, vote shares electronically, and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/CAH2022 and entering the 16-digit control number included in the Notice or proxy card. Only shareholders and proxy holders who enter a valid control number will be able to participate in the virtual Annual Meeting to submit questions and vote.

The live webcast of the Annual Meeting will begin promptly at 8:00 a.m., Eastern Time. We encourage you to access the webcast early, starting at approximately 7:45 a.m., Eastern Time, to allow yourself time to log in and test your computer. If you encounter technical difficulties accessing the virtual Annual Meeting, please call the technical support telephone number posted on www.virtualshareholdermeeting.com/CAH2022. Consistent with our historical practice of taking questions from shareholders who attend the annual meeting of shareholders in person, shareholders will be able to ask questions during the virtual Annual Meeting. We will post Annual Meeting rules on www.virtualshareholdermeeting.com/CAH2022.

We will make an audio replay of the Annual Meeting available and post questions and answers received at the Annual Meeting that were not addressed (if applicable to Cardinal Health’s business and otherwise appropriate under the Annual Meeting rules) on the Cardinal Health Investor Relations website after the meeting.

Even if you plan to attend the Annual Meeting online, we encourage you to vote in advance of the Annual Meeting as described in this proxy statement, so that your vote will be counted if you later decide not to attend the Annual Meeting or if you encounter technical difficulties. If you wish to submit your vote before the virtual Annual Meeting, then you do not have to vote at the Annual Meeting unless you wish to change your vote.

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Attending the Annual Meeting as a Guest

If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please visit www.virtualshareholdermeeting.com/CAH2022 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to vote or ask questions during the meeting if you participate as a guest.

Soliciting Proxies

The Board is soliciting the proxy accompanying this proxy statement. Proxies may be solicited by officers, directors, and employees of Cardinal Health, none of whom will receive any additional compensation for their services. Alliance Advisors may solicit proxies at a cost we anticipate will not exceed $18,000. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. Cardinal Health will pay persons holding common shares in their names or in the names of nominees, but not owning shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Cardinal Health will pay all proxy solicitation costs.

Shareholders of record at the close of business on September 20, 2022, will be entitled to vote during the meeting on the basis of one vote for each share held. On September 20, 2022, there were 262,013,447 common shares outstanding, held of record by 6,802 shareholders.

Householding

Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. In addition, if you currently are a shareholder who shares an address with another shareholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you are a shareholder of record. Shareholders of record may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

Quorum Requirement

We will have a quorum to conduct business at the Annual Meeting if the holders of a majority of our common shares entitled to vote at the Annual Meeting are present or represented by proxy.

Voting Procedures

How to Vote

You may vote either electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CAH2022 or by providing a proxy or voting instructions in advance of the meeting. If you decide to vote prior to the Annual Meeting, you may do so in any one of the following three ways:

By telephone. You may vote your shares 24 hours a day by calling the toll-free number 1-800-690-6903 within the United States, U.S. territories, or Canada, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card, voting instruction form, or the Notice. The telephone voting system allows you to confirm that your votes were properly recorded.

By Internet. You may vote your shares 24 hours a day by logging on to a secure website, www.proxyvote.com, and following the instructions provided. You will need to enter identifying information that appears on your proxy card, voting instruction form, or the Notice. As with the telephone voting system, you will be able to confirm that your votes were properly recorded.

By mail. If you received proxy materials by mail, you may mark, sign, and date your proxy card or voting instruction form and return it by mail in the enclosed postage-paid envelope.

Telephone and Internet voting is available through 11:59 p.m. Eastern Time on Tuesday, November 8, 2022. If you vote by mail, your proxy card or voting instruction form must be received before the Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.

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Voting Shares Held Through Employee Plans

If you hold shares through our 401(k) Savings Plans or DCP, you will receive voting instructions from Broadridge Financial Solutions, Inc. and can vote through one of the three methods described above under “How to Vote.” Please note that employee plan shares have an earlier voting deadline of 11:59 p.m. Eastern Time on Friday, November 4, 2022.

Broker Non-Votes

If you are a beneficial owner whose shares are held by a broker and you do not provide voting instructions prior to the meeting, your broker is not permitted to vote your shares on the election of directors or the advisory vote to approve the compensation of our named executive officers. The inability of the broker to vote your shares on these proposals results in a “broker non-vote.” In the absence of voting instructions, the broker can only register your shares as being present at the Annual Meeting for purposes of determining a quorum and may vote your shares on ratification of the appointment of our auditor.

Majority Vote Standard for Election of Directors

To elect directors under Proposal 1, our governing documents require that a director nominee be elected by a majority of votes cast in an uncontested election. If an incumbent director nominee receives a greater number of votes “against” than votes “for” his or her election, our Corporate Governance Guidelines require the director to promptly tender a resignation to the Chairman of the Board. Within 90 days following the certification of the shareholder vote, the Governance and Sustainability Committee will recommend to the Board whether to accept the resignation. Thereafter, the Board will promptly act and publicly disclose its decision and the rationale behind the decision.

Vote Required; Effect of Abstentions and Broker Non-Votes

You may either vote FOR, AGAINST, or ABSTAIN on each of the proposals. Votes will be tabulated by or under the direction of inspectors of election, who will certify the results following the Annual Meeting.

Each of the proposals requires approval by a majority of votes cast. Abstentions and broker non-votes are not considered as votes cast and will not be counted in determining the outcome of the voting results. Proxies may not be voted for more than 13 director nominees, and shareholders may not cumulate their voting power.

How Shares Will Be Voted

The shares represented by all valid proxies received by telephone, by Internet, or by mail will be voted in the manner specified. For shareholders of record who do not specify a choice for a proposal, proxies that are signed and returned will be voted FOR the election of all 13 director nominees, FOR the ratification of the appointment of Ernst & Young LLP as independent auditor, and FOR approval of the compensation of our named executive officers. If any other matters properly come before the Annual Meeting, the individuals named in your proxy, or their substitutes, will determine how to vote on those matters in their discretion. The Board does not know of any other matters that will be presented for action at the Annual Meeting.

Communicating with the Board

Shareholders and other interested parties may communicate with the Board, any committee of the Board, any individual director or the independent directors as a group, by writing to Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017 or sending an email to bod@cardinalhealth.com. Communications from shareholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The corporate secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations, and advertisements.

Shareholder Recommendations for Director Nominees

The Governance and Sustainability Committee will consider candidates recommended by shareholders for election as director. Shareholder recommendations will be evaluated against the same criteria used to evaluate other director nominees, which criteria are discussed under “Board Membership Criteria: What we look for” on page 14. Shareholders who wish to recommend a candidate may do so by writing to the Governance and Sustainability Committee in care of Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. To be considered by the Governance and Sustainability Committee for consideration at the 2023 annual meeting of shareholders, a shareholder recommendation must be received no later than May 31, 2023.

Recommendations must include, at a minimum, the following information:

the name and address of the shareholder making the recommendation;

the name and address of the person recommended for nomination;

if the shareholder is not a shareholder of record, a representation and satisfactory proof of share ownership;

a statement in support of the shareholder’s recommendation, including sufficient information to permit the Governance and Sustainability Committee to evaluate the candidate’s qualifications, skills, and experience;

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a description of all direct or indirect arrangements or understandings between the shareholder and the candidate recommended by the shareholder;

information regarding the candidate as would be required to be included in a proxy statement filed in accordance with SEC rules; and

the candidate’s written, signed consent to serve if elected.

Shareholders who wish to nominate directors directly for election at an annual meeting of shareholders in accordance with the procedures in our Restated Code of Regulations, including under our proxy access provision, should follow the instructions under “Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders” below and the details contained in our Restated Code of Regulations.

Submitting Proxy Proposals and Director Nominations for the Next Annual Meeting of Shareholders

Shareholder Proposal

If you intend to present a proposal to be included in the proxy statement and form of proxy relating to our 2023 annual meeting of shareholders under Rule 14a-8 under the Exchange Act, we must receive the proposal at our principal executive offices not later than the close of business (5:00 p.m. Eastern Time) on May 31, 2023. The proposal should be addressed to Corporate Secretary, Cardinal Health, Inc., 7000 Cardinal Place, Dublin, Ohio 43017. We will not be required to include in our proxy statement or form of proxy a shareholder proposal that we receive after that date or that otherwise fails to meet the requirements for shareholder proposals established by the SEC rules.

Proxy Access Nominee

Our Restated Code of Regulations includes a proxy access provision, under which a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding common shares continuously for at least three years, may nominate and include in our proxy materials director nominees constituting up to the greater of two nominees or 20% of the Board, if the shareholders and the nominees satisfy the requirements specified in our Restated Code of Regulations.

If you intend to request that director nominees be included in our proxy materials under our proxy access provision, you must comply with the notice and other requirements set forth in our Restated Code of Regulations. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than May 1, 2023 and not later than the close of business on May 31, 2023. If the date of the 2023 annual meeting of shareholders is more than 30 days before, or more than 60 days after, November 9, 2023, written notice must be delivered after the close of business on the 150th day prior to the meeting, but before the close of business on the later of the 120th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Advance Notice Provisions for Item of Business or Director Nominee

If you intend to present a proposal for other business or a nomination for election to the Board at our 2023 annual meeting of shareholders (other than any such proposal included in our proxy statement and form of proxy under Rule 14a-8 under the Exchange Act), you must comply with the notice requirements set forth in our Restated Code of Regulations and such business must be a proper matter for shareholder action. Among other requirements, you must deliver proper written notice to our corporate secretary at our principal executive offices no earlier than July 12, 2023 and no later than the close of business on August 11, 2023. If the date of the 2023 annual meeting of shareholders is more than 30 days before, or more than 60 days after, November 9, 2023, written notice must be delivered after the close of business on the 120th day prior to the meeting, but before the close of business on the later of the 90th day prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

Universal Proxy Rules

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Cardinal Health’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 10, 2023. If the date of the 2023 annual meeting of shareholders is more than 30 days before or after November 9, 2023, shareholders who intend to solicit proxies in support of director nominees other than Cardinal Health’s nominees must provide such notice by the later of 60 days prior to the meeting or the 10th day after we first publicly announce the date of the meeting.

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Corporate Governance Documents

You can find the full text of our Amended and Restated Articles of Incorporation, Restated Code of Regulations, and Corporate Governance Guidelines on our website at www.cardinalhealth.com under “About Us — Corporate — Investor Relations — Corporate Governance — Corporate Governance Documents.” This information also is available in print (free of charge) to any shareholder who requests it from our Investor Relations department.

Transfer Agent

Shareholders of record should direct communications regarding change of address, transfer of share ownership, lost share certificates, and other matters regarding their share ownership to Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be contacted via the Internet at www.computershare.com/investor or by telephone at (877) 498-8861 or (781) 575-2879.

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ANNEX A:
USE OF NON-GAAP FINANCIAL MEASURES

This proxy statement contains financial measures that are not calculated in accordance with GAAP. In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.

Exclusions from Non-GAAP Financial Measures

Management believes it is useful to exclude the following items from the non-GAAP financial measures presented in this proxy statement for its own and for investors’ assessment of the business for the reasons identified below:

LIFO charges and credits are excluded because the factors that influence last-in, first-out (“LIFO”) inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP financial measures facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.

Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation (“AAMI”) Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.

State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states’ laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a court or reimbursed by manufacturers.

Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.

Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current, and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition, but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity, and size of acquisitions.

Impairments and gain or loss on disposal of assets are excluded because they do not occur in, or reflect the ordinary course of, our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current, and forecasted financial results.

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Litigation recoveries or charges, net, which include loss contingencies for certain litigation and regulatory matters and income from the favorable resolution of litigation, are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2022, we incurred a one-time contingent attorneys’ fee of $18 million related to the finalization of the settlement agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the settlement agreement, and the one-time, contingent nature of the fee, this fee was included in litigation recoveries or charges, net. Additionally, during fiscal 2022, our Pharmaceutical segment profit was positively impacted by a $16 million judgment for lost profits. This judgment was the result of an ordinary course intellectual property rights claim and, therefore, is not adjusted in calculating the litigation recoveries or charges, net adjustment.

Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.

Gain or loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP financial measures.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax, and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Fiscal 2022 GAAP to Non-GAAP Reconciliations

(in millions, except for per share amounts)	Operating Earnings/(Loss) ($)	Operating Earnings/(Loss) Growth Rate (%)	Earnings/(Loss) Before Income Taxes ($)	Provision For/ (Benefit From) Income Taxes ($)	Net Earnings/(Loss) Attributable to Cardinal Health, Inc. ($)	Diluted Earnings/(Loss) Per Share Attributable to Cardinal Health, Inc. ($)(1)	Diluted Earnings/(Loss) Per Share Attributable to Cardinal Health, Inc. Growth Rate (%)
GAAP	(596)	N.M.	(769)	163	(933)	(3.35)	N.M.
Surgical gown recall costs/(income)	1		1	—	1	—
Restructuring and employee severance	101		101	26	75	0.27
Amortization and other acquisition-related costs	324		324	84	240	0.87
Impairments and (gain)/loss on disposal of assets, net(2)	2,050		2,050	107	1,943	6.93
Litigation (recoveries)/ charges, net(3)(4)	109		109	21	88	0.31
Loss on early extinguishment of debt	—		10	3	7	0.03
Loss on sale of equity interest in naviHealth investment	—		(2)	—	(2)	—
NON-GAAP	1,990	(12)	1,824	404	1,419	5.06	(9)
The sum of the components and certain computations may reflect rounding adjustments.
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(1)

GAAP diluted loss per share attributable to Cardinal Health, Inc. and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 279 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss. Non-GAAP diluted EPS is calculated using a weighted average of 280 million common shares, which includes potentially dilutive shares.

(2)

Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $2.1 billion ($1.9 billion after tax or $6.94 per share) related to the Medical segment.

(3)

Litigation (recoveries)/charges, net includes $23 million ($0.08 per share) in net charges recorded in fiscal 2022 related to the opioid litigation. This amount includes a one-time contingent attorneys’ fee of $18 million related to the finalization of the settlement agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the settlement agreement, and the one-time, contingent nature of the fee, this fee was included in litigation (recoveries)/charges, net. Information regarding how charges related to opioid litigation were considered in executive compensation decisions is included in the CD&A on page 56.

We did not adjust our non-GAAP financial measures to exclude ordinary, recurring opioid-related litigation defense costs, which adversely impacted our fiscal 2022 non-GAAP operating earnings by approximately $97 million. We also did not adjust for opioid-related compliance costs.

(4)

Litigation (recoveries)/charges, net does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit.

Definitions

Non-GAAP operating earnings/(loss) is operating earnings/(loss) excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, and litigation (recoveries)/charges, net.

Non-GAAP net earnings/(loss) attributable to Cardinal Health, Inc. is net earnings/(loss) attributable to Cardinal Health, Inc. excluding LIFO charges/(credits), surgical gown recall costs/(income), state opioid assessment related to prior fiscal years, restructuring and employee severance, amortization and other acquisition-related costs, impairments and (gain)/loss on disposal of assets, litigation (recoveries)/charges, net, loss on early extinguishment of debt, and (gain)/loss on sale of equity interest in naviHealth, each net of tax.

Non-GAAP diluted earnings/(loss) per share attributable to Cardinal Health, Inc. is non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted average shares outstanding.

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CardinalHealth

Corporate Offices
Cardinal Health
7000 Cardinal Place
Dublin, Ohio 43017

614.757.5000
cardinalhealth.com

© 2021 Cardinal Health. All Rights Reserved. CARDINAL HEALTH and the Cardinal Health LOGO are trademarks of Cardinal Health and may be registered in the US and/or in other countries. All other marks are the property of their respective owners. Lit. No. 5PR21-1610268 (08/2021)

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CARDINAL HEALTH, INC.
7000 CARDINAL PLACE
DUBLIN, OH 43017

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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on November 8, 2022 for shares held directly and by 11:59 p.m. Eastern Time on November 4, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CAH2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on November 8, 2022 for shares held directly and by 11:59 p.m. Eastern Time on November 4, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D91006-P79590-Z83340 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARDINAL HEALTH, INC.

Company Proposals - The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Steven K. Barg	☐	☐	☐
1b.	Michelle M. Brennan	☐	☐	☐
1c.	Sujatha Chandrasekaran	☐	☐	☐
1d.	Carrie S. Cox	☐	☐	☐
1e.	Bruce L. Downey	☐	☐	☐
1f.	Sheri H. Edison	☐	☐	☐
1g.	David C. Evans	☐	☐	☐
1h.	Patricia A. Hemingway Hall	☐	☐	☐
1i.	Jason M. Hollar	☐	☐	☐
1j.	Akhil Johri	☐	☐	☐
1k.	Gregory B. Kenny	☐	☐	☐
1l.	Nancy Killefer	☐	☐	☐
1m.	Christine A. Mundkur	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Back to Contents

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D91007-P79590-Z83340

CARDINAL HEALTH, INC.
Annual Meeting of Shareholders
November 9, 2022 8:00 AM Eastern Time
This proxy is solicited by the Board of Directors

Jason M. Hollar, Jessica L. Mayer, and Patrick C. Pope (the "Proxies"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Cardinal Health, Inc. to be held at 8:00 AM Eastern Time on November 9, 2022 at www.virtualshareholdermeeting.com/CAH2022, or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted as specified by the shareholder. If no specifications are made, the proxy will be voted FOR each of the nominees listed in Proposal 1, and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side